QuickLinks -- Click here to rapidly navigate through this document

WIND RIVER SYSTEMS, INC.

OFFER TO EXCHANGE CERTAIN
OUTSTANDING OPTIONS FOR NEW OPTIONS

THIS OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., PACIFIC TIME,
ON THURSDAY, APRIL 17, 2003, UNLESS WE EXTEND THEM.

        We are offering our eligible employees the opportunity to exchange all of their outstanding options to acquire shares of our common stock that have exercise prices equal to or greater than $11.00 per share, whether vested or unvested, for new options. You are eligible to participate in this offer if you are an employee who receives pay as a regular employee of Wind River Systems, Inc. or one of our subsidiaries (collectively referred to as "Wind River," the "Company," "we" or "us") in the United States, Austria, Canada, France, Germany, Japan and the United Kingdom and remains employed through the Expiration Date. Employees resident in other countries are not eligible to participate in this offer. You may not participate if you have received an employment termination notice from Wind River or you have delivered an employment termination notice to Wind River before the Expiration Date. Members of our Board of Directors, including our President and Chief Executive Officer and our Chairman of the Board, are not eligible to participate in this offer.

        If you participate in this offer, the number of new option shares you receive will depend on the exercise price of your exchanged options. By "exchanged options," we mean any options that you exchange pursuant to this offer. Your exchanged options will be exchanged for new options as follows:

Exercise Price of Eligible Options	Number of Eligible Option Shares Exchanged	Number of New Option Shares to be Granted
$11.00 - $19.99	4	3
$20.00 - $29.99	2	1
$30.00 and above	3	1

        Fractional shares resulting from the application of the exchange ratios will be rounded up to the nearest whole share.

        If you elect to participate in the offer, you must also tender and exchange all options granted to you on or after September 21, 2002, regardless of the exercise price, as a condition to your participation. We will replace those options with new options to purchase 1 share for every 1 share covered by the exchanged options.

        We will grant the new options on the New Option Grant Date, which will be a date determined by the Board of Directors that is at least six months and one day after the Cancellation Date, but will be no later than November 30, 2003, unless we extend the offer. Because the Cancellation Date is scheduled for April 18, 2003, we expect to grant the new options no earlier than October 20, 2003. However, if we extend the Expiration Date, we will also extend the New Option Grant Date. All new options will be nonstatutory stock options and will be granted under either the Non-Officer Plan (in the case of employees who are not executive officers) or the Equity Plan (in the case of executive officers).

        The exercise price per share of all new options will be equal to the closing price of our common stock on the trading day prior to the New Option Grant Date and the term of the new options will be five years. In France, however, the term of the new options will be six years and the exercise price per share of all new options will be modified in accordance with the provisions of our Non-Officer Plan applicable to France. Each new option that is issued will have the same vesting schedule that the related exchanged option had on the Cancellation Date, but will not reflect vesting during the period between the Cancellation Date and the New Option Grant Date. On the New Option Grant Date all vested shares will be immediately exercisable, except in the case of non-exempt employees in the United States, who may not exercise their new options for a period of six months after the New Option Grant Date.

        Our common stock is quoted on the Nasdaq National Market under the symbol "WIND." On March 20, 2003, the closing price of our common stock was $3.57 per share. You should evaluate current market quotations for our common stock, among other factors, before deciding whether to participate in this offer.

        See "Risks of Participating in the Offer" beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT:    To participate in this offer, you must properly complete and sign an Election Form, and return it before the Expiration Date, which is 5:00 p.m., Pacific time, on Thursday, April 17, 2003, unless extended by us at our discretion, by one of the following methods:

  •
  fax to Pam Sheridan at fax number (510) 749-2944; or

  •
  hand delivery to Pam Sheridan at office number B3081, 500 Wind River Way, Alameda, California 94501.

        You may also deliver your Election Form by United States or international mail to Pam Sheridan at Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, U.S.A.; however, we recommend that you use the fax or hand delivery methods. Delivery by any other means, including email, any form of interoffice mail or any other fax number, will not be accepted. We will only accept responses that are complete, signed and actually RECEIVED by Pam Sheridan by the Expiration Date at 5:00 p.m., Pacific time.

        If you choose not to participate in this offer, you do not need to complete any paperwork and your options will remain outstanding.

        You should direct questions about this offer to optionexchange@windriver.com or the Option Exchange Help Line at (510) 749-2995.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

OFFER TO EXCHANGE, DATED MARCH 21, 2003

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE NEW OPTIONS IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO ELIGIBLE EMPLOYEES IN ANY OF THESE JURISDICTIONS. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE INDICATED, OR IF NO DATE IS OTHERWISE INDICATED, THE DATE OF THIS OFFER TO EXCHANGE.

THIS OFFER TO EXCHANGE SUMMARIZES VARIOUS DOCUMENTS AND OTHER INFORMATION. THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THOSE DOCUMENTS AND OTHER INFORMATION.

TABLE OF CONTENTS

GLOSSARY OF TERMS		ii
FREQUENTLY ASKED QUESTIONS		1
RISKS OF PARTICIPATING IN THE OFFER		14
THE OFFER TO EXCHANGE		25
1.	The Offer	25
2.	Eligible Employees	25
3.	Eligible Options; New Options	25
4.	Purpose of the Offer	26
5.	Procedures for Tendering Eligible Options	27
6.	Withdrawal Rights and Change of Election	29
7.	Acceptance of Eligible Options for Exchange and Issuance of New Options	30
8.	Conditions of the Offer	30
9.	Price Range of Common Stock Underlying the Eligible Options	32
10.	Source and Amount of Consideration; Terms of New Options	33
11.	Information Concerning Wind River	41
12.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options and Our Common Stock	42
13.	Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer	43
14.	Legal Matters; Regulatory Approvals	44
15.	Material United States Federal Income Tax Consequences	45
16.	Terms of the Offer Specific to Participants Residing in Foreign Jurisdictions	46
17.	Extension of Offer; Termination; Amendment	47
18.	Fees and Expenses	48
19.	Additional Information	48
20.	Forward Looking Statements	49
21.	Financial Statements	49
22.	Miscellaneous	50

i

GLOSSARY OF TERMS

1998 Plans	The Equity Plan and the Non-Officer Plan under which we will issue new options on the New Option Grant Date.
Cancellation Date
The first business day after the Expiration Date. This is the date on which we will cancel Eligible Options you exchange in this offer. We expect that the Cancellation Date will be April 18, 2003. If the Expiration Date is extended, the Cancellation Date will be similarly extended.
Code	Internal Revenue Code of 1986, as amended.
Election Form	The form to be completed by all eligible employees identifying which Eligible Options, if any, the employee chooses to exchange for new options pursuant to this offer.
Eligible Option Plans	Our stock incentive plans listed in Section 3 of this Offer to Exchange.
Eligible Options	Outstanding options to purchase our common stock granted under Eligible Option Plans that have an exercise price per share of $11.00 or greater and are held by eligible employees.
Equity Plan	Wind River Systems, Inc. 1998 Equity Incentive Plan.
Exchange Act	Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Expiration Date	Thursday, April 17, 2003 at 5:00 p.m., Pacific time, or a later date if we, in our discretion, extend the offer.
New Option Grant Date
The date that will be at least six months and one day after the Cancellation Date, on which we will grant you new options for the Eligible Options you exchange and we cancel in this offer. This date will be determined by our Board of Directors, but will be no later than November 30, 2003, unless we extend the offer, in which case such outside date may be similarly extended. Notwithstanding the foregoing, in the case of an employee who is on an authorized leave of absence on the New Option Grant Date, the grant date will be the actual date on which such employee receives the new option so long as the employee returns to active employment within 12 months of the New Option Grant Date, except as otherwise required by applicable law.
Non-Officer Plan	Wind River Systems, Inc. 1998 Non-Officer Stock Option Plan.
SEC	United States Securities and Exchange Commission.
Securities Act	The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Withdrawal Form	The form to be completed by eligible employees who choose to withdraw their tendered Eligible Options, so long as such withdrawal occurs on or before the Expiration Date.

ii

FREQUENTLY ASKED QUESTIONS

        This section contains a summary of the terms and conditions of the offer to exchange in a question and answer format. The information in this section may not be complete and additional important information is contained in the remainder of this offer to exchange and the other offer documents listed below. We have made references to relevant sections of this offer to exchange to help you find a more complete description of these topics. You should read carefully:

  •
  this entire offer to exchange;

  •
  the accompanying emails from our President and Chief Executive Officer, Thomas St. Dennis, each dated March 21, 2003; and

  •
  the Election Form and Withdrawal Form, together with their associated instructions.

        This offer is made subject to the terms and conditions of these offer documents, as they may be amended during the term of this offer.

Questions About The Structure Of The Offer
Q1	WHAT IS THE OFFER?
A1
This offer is a voluntary opportunity for eligible employees to exchange Eligible Options for new options. The exact number of shares covered by the new options to be granted will depend on the exercise price of your Eligible Options and the applicable exchange ratio. We will grant the new options on the New Option Grant Date, which will be no earlier than six months and one day after the Cancellation Date and no later than November 30, 2003, unless we extend the offer. The new options will have an exercise price equal to the closing price of Wind River's common stock on the trading date prior to the New Option Grant Date, except in France.
Q2	WHY IS WIND RIVER MAKING THIS OFFER?
A2
We believe that this offer will foster retention of our employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our common stock. These options are commonly referred to as being "underwater" or "out-of-the-money." By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value.

This offer is also designed to decrease Wind River's option overhang, which is the number of options outstanding as a percentage of the total number of shares of common stock outstanding. The exchange ratios used in this offer are designed to help accomplish both of these goals. (See Section 4 of this offer to exchange) Employees will benefit by receiving options that may have greater potential to increase in value, while our stockholders will benefit by the retention of employees and the reduction in overhang.
Q3	WHAT OPTIONS ARE ELIGIBLE TO EXCHANGE?
A3	Eligible Options are those outstanding options granted under the Eligible Option Plans to eligible employees with a per share exercise price of $11.00 or greater. The Eligible Option Plans are:
• Amended and Restated Wind River Systems, Inc. 1987 Equity Incentive Plan;
• Integrated Systems, Inc. 1988 Stock Option Plan;

	•	Integrated Systems, Inc. 1998 Equity Incentive Plan;
	•	Wind River Systems, Inc. 1998 Equity Incentive Plan;
	•	Wind River Systems, Inc. 1998 Non-Officer Stock Option Plan; and
	•	Embedded Support Tools Corporation Amended and Restated 1999 Stock Option Plan.

In addition, the Nonstatutory Stock Option Agreement between us and Marla Ann Stark is an Eligible Option Plan for the purpose of this offer. Options assumed by Wind River that were issued under any plan not listed above are not eligible for exchange in this offer.
Q4	HOW MANY NEW OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE SHARES I CHOOSE TO EXCHANGE?
A4	The number of shares covered by the new options depends on the exercise price of your Eligible Options tendered in this offer, as follows:
Exercise Price of Eligible Options	Number of Eligible Option Shares Exchanged	Number of New Option Shares to be Granted
$11.00 - $19.99	4	3
$20.00 - $29.99	2	1
$30.00 and above	3	1

Fractional shares resulting from the application of the exchange ratios will be rounded up to the nearest whole share. The number of shares covered by the new option shares that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the Cancellation Date but before the New Option Grant Date.

If you elect to participate in this offer, you must also tender and exchange all options granted to you on or after September 21, 2002—regardless of the exercise price—as a condition to your participation in this offer. We will replace these options with new options to purchase 1 share for every 1 share covered by the exchanged options.
Q5	IF I HAVE MULTIPLE OPTION GRANTS, WILL THERE BE A DIFFERENT EXCHANGE RATIO FOR EACH GRANT?
A5
Possibly. The exchange ratios apply to each of your option grants separately and will depend on the applicable exercise price as described in question 4 above. This means that the options you have received may be subject to different exchange ratios. (See Section 3 of this offer to exchange) The following examples illustrate the application of the exchange ratios to separate option grants:
Example 1: If you exchange an option to purchase 1,000 shares that had an exercise price of $16.00 per share, you will receive an option to purchase 750 shares (exchange ratio is 4 to 3).
Example 2: If you exchange an option to purchase 1,000 shares that had an exercise price of $24.00 per share, you will receive an option to purchase 500 shares (exchange ratio is 2 to 1).

Example 3: If you exchange an option to purchase 1,000 shares that had an exercise price of $36.00 per share, you will receive an option to purchase 334 shares (exchange ratio is 3 to 1 and the fractional share is rounded up).

Example 4: If you exchange (a) an option to purchase 1,000 shares granted on December 14, 1999 with an exercise price of $42.00 per share, (b) an option to purchase 1,000 shares granted on April 25, 2001 with an exercise price of $25.70 per share and (c) an option to purchase 1,000 shares granted on November 15, 2001 with an exercise price of $17.87 per share, then all of the following will apply:
• In exchange for the option granted on December 14, 1999, you will receive an option to purchase 334 shares (exchange ratio is 3 to 1 and the fractional share is rounded up);
• In exchange for the option granted on April 25, 2001, you will receive an option to purchase 500 shares (exchange ratio is 2 to 1); and
• In exchange for the option granted on November 15, 2001, you will receive an option to purchase 750 shares (exchange ratio is 4 to 3).
Q6	WHY ISN'T THE EXCHANGE RATIO FOR ALL OPTIONS SIMPLY ONE-FOR-ONE?
A6
The exchange ratios have been designed to be fair and reasonable to our employees and stockholders. One of the goals of this offer is to maximize stockholder value by aligning the interests of employees and stockholders. We believe that the exchange ratios selected for this offer will provide a strong incentive for employees while decreasing the total number of options outstanding, which benefits stockholders by decreasing overhang and potential future dilution. (See Section 4 of this offer to exchange)
Q7	DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS TO PARTICIPATE?
A7	No. If you have more than one Eligible Option grant, you may choose to exchange one grant and not the others.
Q8	IF I CHOOSE TO EXCHANGE AN ELIGIBLE OPTION, DO I HAVE TO EXCHANGE ALL OF THE SHARES UNDER THAT OPTION?
A8
Yes. If you choose to tender an Eligible Option, you must tender the full number of unexercised shares subject to that individual option. We are not accepting partial tenders of option grants. For example, if you have an option to purchase 2,000 shares of our common stock at an exercise price of $42.00 per share, you must tender all 2,000 shares; you could not tender only 1,000 shares of that option. (See Section 3 of this offer to exchange)
Q9	IF I ELECT TO PARTICIPATE, WHY DO I HAVE TO TENDER ALL OPTIONS GRANTED TO ME ON OR AFTER SEPTEMBER 21, 2002 EVEN IF THE PRICE IS LESS THAN $11.00?
A9
Under the applicable United States accounting rules, if we allow employees to keep options that were granted within six months before the date of the offer, we would be required to recognize significant charges in our financial statements because the transaction would be deemed a "repricing" of the options. These charges would reduce our reported earnings for each fiscal quarter that the new options remained outstanding, which could have a negative impact on our stock price for several years. Therefore, if you were granted options on or after September 21, 2002, and you wish to tender any options in this offer, you will be required to tender all such options, regardless of the exercise price, as a condition to your participation.

Questions About Eligibility
Q10	WHO IS ELIGIBLE TO PARTICIPATE IN THIS OFFER?
A10
All employees who receive pay as a regular employee of Wind River or one of our subsidiaries in the United States, Austria, Canada, France, Germany, Japan or the United Kingdom (or are on an authorized leave of absence from one of these entities as of March 21, 2003) are eligible to participate so long as they remain employed through the Expiration Date. Employees resident in other countries are not eligible to participate in this offer. In addition, members of our Board of Directors—including Thomas St. Dennis, our President and Chief Executive Officer, and Jerry Fiddler, our Chairman of the Board—are not eligible to participate in this offer. (See Sections 1 and 2 of this offer to exchange) An employee will not be considered an "eligible employee" and cannot participate in this offer if, on or before the Expiration Date, the employee:
• receives a notice of termination (including a lay-off) from Wind River or one of our subsidiaries, regardless of when the actual termination of employment is to occur; or
• resigns, agrees to resign or gives notice of resignation from such employment.

In order to receive a new option, you must remain an employee through the New Option Grant Date. If we do not extend the offer, the New Option Grant Date will be no later than November 30, 2003. (See Section 7 of this offer to exchange)
Q11	WHY ARE EMPLOYEES IN SOME COUNTRIES NOT ELIGIBLE?
A11
We have employees in many countries, but only a few countries have a large number of employees. Due to the complications and cost of managing the offer in all of the countries in which we have employees, we limited participation to those countries in which we have at least 25 employees.
Q12	DO I HAVE TO SATISFY ANY ELIGIBILITY REQUIREMENTS AFTER THE EXPIRATION DATE TO RECEIVE THE NEW OPTIONS?
A12
Yes. To receive the new options, you must be an employee of Wind River or one of our subsidiaries in the United States, Austria, Canada, France, Germany, Japan or the United Kingdom from the date when you tender your options through the New Option Grant Date. This means that if you resign, die or otherwise terminate your employment for any reason or if we terminate your employment for any reason (including a lay-off) before the New Option Grant Date, you will not receive anything for the cancelled options. (See Section 7 of this offer to exchange) Questions 38 and 39 below discuss the date on which new options will be granted to an eligible employee who is on an authorized leave of absence on the New Option Grant Date and returns to active employment within 12 months of the New Option Grant Date.
Questions About the New Options
Q13	WHEN WILL THE NEW OPTIONS BE GRANTED?
A13
We will grant the new options on the New Option Grant Date, which will be a date determined by the Board of Directors that is at least six months and one day after the Cancellation Date, but will be no later than November 30, 2003, except as described below for employees on authorized leaves of absence. Because the Cancellation Date is scheduled for April 18, 2003, we will grant the new options no earlier than October 20, 2003. However, if we extend the Expiration Date, we will also extend the New Option Grant Date and the November 30, 2003 date. (See Section 7 of this offer to exchange)

If a participating employee is on an authorized leave of absence on the New Option Grant Date and returns to active employment with Wind River or one of our subsidiaries within 12 months of the New Option Grant Date, we will grant the new options to this employee on a date within 60 days after his or her return to active employment. (See questions 38 and 39 below and Section 13 of this offer to exchange for more information)
Q14	WILL THE TERMS OF MY NEW OPTIONS BE THE SAME AS THE TERMS OF MY CANCELLED OPTIONS?
A14
The new options will be granted under the 1998 Plans and you will receive a new stock option agreement evidencing the new option grant. Generally, the new options will have the same terms and conditions as the related Eligible Options cancelled in the offer. However, the exercise price, the vesting, the term and, in some cases, the type of the option will differ.

Additionally, some of the Eligible Options were granted under options plans other than the 1998 Plans and there may be some differences between the terms of the 1998 Plan under which your new option will be granted and the plan under which your old option was granted. (See Section 10 of this offer to exchange)
Q15	WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?
A15
The exercise price of the new options will be equal to the closing price of our common stock on the trading day prior to the New Option Grant Date (or as modified in accordance with the provisions of our Non-Officer Plan applicable to France). Because the new options will be granted no earlier than six months and one day following the Cancellation Date (or later in the case of employees on an authorized leave of absence on the New Option Grant Date), we cannot predict the exercise price of the new options. By tendering your Eligible Options in this offer, you face the risk that if Wind River's common stock price increases after the Cancellation Date, your old options could be worth more than the new options you receive in the exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options. (See Section 9 of this offer to exchange)
Q16	WHEN WILL THE NEW OPTIONS VEST?
A16
On the New Option Grant Date, the new options will be vested to the same degree that the cancelled options were vested on the Cancellation Date, which means that the new options will not reflect vesting during the period between the Cancellation Date and the New Option Grant Date. Once we grant the new options, the unvested portion of the new options will continue to vest on the same schedule as the exchanged options. All vested shares on the New Option Grant Date will be immediately exercisable, except in the case of non-exempt employees in the United States who will not be able to exercise the new options for a period of six months following the New Option Grant Date. (See Section 10 of this offer to exchange)

For example, a new option for 4,800 shares that was issued in exchange for an old option that was 50% vested when it was cancelled would be 50% vested (2,400 shares) on the New Option Grant Date. If the old option provided for a vesting schedule of 25% on the first anniversary of grant and then 1/48th thereafter, the unvested portion of the new option will vest at a rate of 1/48th a month from the New Option Grant Date.

Due to United States wage and hour regulations, if you are a non-exempt employee in the United States, none of your new options—whether vested or unvested—will become exercisable until the date that is six months after the grant date of those new options. During that six-month period, each of your new options will continue to vest. If you are a non-exempt employee whose employment with us terminates before your new option becomes exercisable, you will have until the later of three months after your termination date or nine months after the grant date of your new option in which to exercise that option for any shares for which it is vested at the time of your termination, based on the same vesting schedule that applied to the tendered option your new option replaced.
Q17	WHAT WILL BE THE TERM OF THE NEW OPTIONS?
A17
The new options will have a five-year term. For example, if the New Option Grant Date is October 20, 2003, the new options will expire on October 19, 2008. Most of the Eligible Options currently have 10-year terms. In France, however, the term of the new options will be six years.
Q18	WILL THE NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NONSTATUTORY STOCK OPTIONS?
A18
Most of the Eligible Options are non-statutory options ("NSOs"), and all of the new options will be NSOs. Therefore, if you hold an Eligible Option that is an incentive stock option ("ISOs"), your new option will be a NSO. NSOs are treated differently than ISOs under United States federal income tax laws. If you are considering tendering an ISO, you should carefully review the discussion in Section 15 of this offer to exchange regarding the different tax treatment for ISOs and NSOs. As a result of tendering an ISO and receiving in exchange a NSO, you will not be eligible for the favorable tax treatment accorded "incentive stock options" under United States federal income tax laws.
Questions About Participation
Q19	DO I HAVE TO PARTICIPATE IN THIS OPTION EXCHANGE?
A19	No. Participation in this offer is completely voluntary. (See Section 2 of this offer to exchange)
Q20	HOW DO I PARTICIPATE IN THIS OFFER?
A20	If you choose to participate in this offer, you must do the following before the Expiration Date, which is 5:00 p.m., Pacific time, on Thursday, April 17, 2003:
• properly complete and sign an Election Form; and
• deliver the completed and signed Election Form to Pam Sheridan by:
(1) fax to (510) 749-2944; or
(2) hand to office number B3081, 500 Wind River Way, Alameda, California 94501.

You may also deliver your Election Form by United States or international mail to Pam Sheridan at Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, U.S.A. Delivery by any other means, including email, any form of interoffice mail or any other fax number, will not be accepted. We recommend that you submit your Election Form by fax to the number specified above or by hand delivery.

Pam Sheridan must RECEIVE your completed, signed Election Form before 5:00 p.m., Pacific time, on the Expiration Date (or before any extended Expiration Date for this offer). You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Election Form on time.

We will strictly enforce the Expiration Date, including the time. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will cancel all properly tendered options promptly after the Expiration Date. (See Section 7 of this offer to exchange)

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific time, on the business day following the previously scheduled Expiration Date. If we extend the offer, we must receive your signed Election Form before the extended Expiration Date of this offer.

YOU ARE RESPONSIBLE FOR THE SUCCESSFUL DELIVERY OF YOUR ELECTION FORM AND ANY WITHDRAWAL FORM. WE INTEND TO CONFIRM THE RECEIPT OF YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM WITHIN TWO BUSINESS DAYS AFTER WE RECEIVE THEM. IF YOU HAVE NOT RECEIVED A CONFIRMATION, YOU SHOULD SEND AN EMAIL TO OPTIONEXCHANGE@WINDRIVER.COM TO CONFIRM THAT WE HAVE RECEIVED YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM.
Q21	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?
A21
The Expiration Date of the offer is Thursday, April 17, 2003, at 5:00 p.m., Pacific time, unless we extend it. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If we extend the offer, we will make an announcement of the extension no later than 6:00 a.m. Pacific time, on the business day immediately following the previously scheduled Expiration Date for the offer. If the offer is extended, then the Cancellation Date and the New Option Grant Date may be extended if necessary to avoid the possibility that we would have to recognize any charges in our financial statements. In order to avoid certain adverse accounting consequences, the new options must be granted at least six months and one day following the Cancellation Date.
Q22	HOW CAN I FIND OUT THE DETAILS OF MY OUTSTANDING OPTIONS THAT ARE ELIGIBLE FOR THIS OFFER?
A22
You can view your option grant history on the E*Trade Optionslink website at www.optionslink.com. Additionally, we have distributed a Personnel Option Status report to you by interoffice mail. If you do not have access to Optionslink or have not received your Personnel Option Status report, you should send an email to optionexchange@windriver.com or call the Option Exchange Help Line at (510) 749-2995.
Q23	HOW WILL I KNOW IF WIND RIVER HAS RECEIVED MY SIGNED ELECTION FORM?
A23
You are responsible for the delivery of your Election Form and any Withdrawal Forms. However, we intend to confirm the receipt of your Election Form and/or any Withdrawal Form within two business days after we receive them. If you have not received a confirmation, you should send an email to optionexchange@windriver.com to confirm that we have received your Election Form and/or any Withdrawal Form.
Q24	CAN I WITHDRAW PREVIOUSLY TENDERED ELIGIBLE OPTIONS?
A24
Yes, as long as you withdraw your previously tendered Eligible Options before the Expiration Date. You may not withdraw your tendered Eligible Options at any time after the Expiration Date. If we extend this offer beyond the Expiration Date, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date of this offer.

To withdraw tendered Eligible Options, you must deliver a properly completed and signed Withdrawal Form to Pam Sheridan before the Expiration Date (or the extended Expiration Date, if applicable). You may deliver the signed Withdrawal Form to us in the same ways as the Election Form: by fax, hand delivery, or United States or international mail. (See Section 6 of this offer to exchange) Once you have withdrawn tendered Eligible Options, you may re-tender Eligible Options only by again following the delivery procedures described above in question 20.
Q25	WHAT EVIDENCE WILL I HAVE OF WIND RIVER'S PROMISE TO GRANT NEW OPTIONS TO ME ON THE NEW OPTION GRANT DATE?
A25
Promptly after the Cancellation Date, Wind River will deliver to you a letter indicating the number of Eligible Options that we have cancelled, the corresponding number of new options, and the expected New Option Grant Date. This letter will be substantially similar to the Form of Promise to Grant New Option attached as Exhibit (a)(1)(e) to our Tender Offer Statement on Schedule TO that we filed with the SEC on March 21, 2003 in connection with this offer. (See Sections 5 and 7 of this offer to exchange)
Q26	IF I CHOOSE NOT TO PARTICIPATE, WHAT DO I HAVE TO DO?
A26	Nothing. You do not have to file or deliver any forms or letters if you choose to keep your Eligible Options and not participate in this offer.
Questions About Program Administration
Q27	HOW DO YOU DETERMINE WHETHER AN OPTION HAS BEEN TENDERED PROPERLY?
A27
We will determine, in our discretion, all questions as to the validity, form, eligibility, including the time of receipt, and acceptance of any Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options unless they are validly withdrawn before the Expiration Date. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured prior to the Expiration Date or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form and we will not incur any liability for any failure to give notice. (See Section 7 of this offer to exchange)
Q28	WHAT HAPPENS TO ELIGIBLE OPTIONS THAT I TENDER AND ARE ACCEPTED FOR EXCHANGE?
A28
Eligible Options that we accept for exchange will be cancelled on the Cancellation Date. Shares underlying cancelled options that were originally granted under the 1998 Plans will become available for future grants (including the new options) under the 1998 Plans. Shares underlying cancelled options that were granted from option plans other than the 1998 Plans will not be available for future grants.
Q29	WHAT HAPPENS TO MY ELIGIBLE OPTIONS THAT ARE NOT CANCELLED?
A29
If you choose not to tender Eligible Options for exchange or if we do not accept tendered Eligible Options for exchange, your Eligible Options will remain outstanding until they expire by their terms and will retain their current exercise prices and other current terms. However, there may be tax consequences for employees who hold ISOs and choose not to participate in the offer. See "Risk of Participating in the Offer—Tax-Related Risks—Even if you elect not to participate in this offer, your incentive stock options may be affected."

Q30	WHAT HAPPENS TO MY OUTSTANDING OPTIONS THAT ARE NOT ELIGIBLE FOR THE OFFER?
A30
The offer will have no effect on those options that are not Eligible Options. Those options will remain outstanding in accordance with, and subject to, their current terms. For example, if you hold options that were granted to you in January 1995 at a price of $10.50, those options are not eligible for tender and will remain outstanding whether or not you tender your Eligible Options. Please note, however, that if you elect to participate in the offer, you must also tender and exchange all options granted to you on or after September 21, 2002, regardless of the exercise price, as a condition to your participation.
Q31	WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?
A31
Under the applicable United States accounting rules, if we were to grant the new options on a date that is sooner than at least six months and one day after the Cancellation Date, we would be required to recognize significant charges in our financial statements. Those charges would reduce our reported earnings for each fiscal quarter that the new options remained outstanding, which could have a negative impact on our stock price for several years. This could significantly reduce the benefit of the offer to both employees and stockholders.
Q32	WHY DOESN'T WIND RIVER SIMPLY REPRICE THE CURRENT OPTIONS?
A32
Under the applicable United States accounting rules, we would be required to recognize significant charges in our financial statements if we repriced our existing options. These charges would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding, which could have a negative impact on our stock price for several years. This could significantly reduce the benefit of the offer to both employees and stockholders.
Q33	WHY CAN'T WIND RIVER GRANT ME MORE OPTIONS WITHOUT HAVING MY ELIGIBLE OPTIONS CANCELLED?
A33
Because of the number of options currently outstanding, additional grants to all Wind River employees holding out-of-the-money options could result in significant future dilution of our stockholders and could potentially have a negative impact on our stock price and earnings per share. We believe this offer is in the best interests of our employees and stockholders and will provide an incentive to our employees, reduce the outstanding option overhang, and conserve options for future grants.
Q34	WILL WIND RIVER GRANT OPTIONS TO ELIGIBLE EMPLOYEES BETWEEN MARCH 21, 2003, THE DATE THIS OFFER COMMENCES, AND THE CANCELLATION DATE?
A34
To avoid any possible adverse accounting consequences, we do not intend to grant options to eligible employees during the period starting on March 21, 2003, the date the offer commences, and ending on the Cancellation Date, currently scheduled to be April 18, 2003.

Q35	WILL I BE CONSIDERED FOR ADDITIONAL OPTION GRANTS BEFORE THE NEW OPTION GRANT DATE? IF I HAVE ELIGIBLE OPTIONS AND DO NOT PARTICIPATE, WHEN SHOULD I EXPECT TO RECEIVE MY NEXT OPTION GRANT?
A35
The focus of our option program for the remainder of fiscal year 2004, which ends January 31, 2004, is to provide eligible employees with an opportunity to realize potential value with respect to their existing Eligible Options. At this time, we do not intend to grant additional options for the remainder of fiscal year 2004 to employees eligible for the offer, except in extraordinary circumstances. This would apply to both employees who choose to tender their Eligible Options, and those who do not. In addition, if we granted options prior to the New Option Grant Date to eligible employees whose Eligible Options are cancelled in this offer, we would be required under applicable United States accounting rules to recognize significant charges in our financial statements. These charges would reduce our reported earnings for each fiscal quarter that the new options remained outstanding, which could have a negative impact on our stock price for several years.
We do not anticipate making a broad-based grant of stock options before the fall of 2004.
Q36	CAN I CONTINUE TO EXERCISE MY VESTED ELIGIBLE OPTIONS BETWEEN MARCH 21, 2003 AND THE CANCELLATION DATE?
A36
You can exercise vested options, including vested Eligible Options, during this period. However, Eligible Options that you exercise during this period will no longer be outstanding and will not be available for exchange in the offer.
Q37	CAN WIND RIVER CHANGE THE TERMS OF THE OFFER? IF IT DOES, HOW WILL I FIND OUT?
A37
Although we do not anticipate doing so, at any time prior to the Expiration Date, we may change the terms of the offer for any or no reason. If we change the terms of the offer, we will issue a press release or other public announcement disclosing the change no later than 6:00 a.m., Pacific time, on the business day immediately following the day we change the terms of the offer. We will also send an email to all eligible employees. (See Section 17 of this offer to exchange)
Q38	WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I AM ON AN AUTHORIZED LEAVE OF ABSENCE ON THE NEW OPTION GRANT DATE?
A38
If your tendered Eligible Options are cancelled and you are on an "authorized leave of absence" on the New Option Grant Date, you will be entitled to a grant of new options only if you return to active employment with Wind River or one of our subsidiaries within 12 months of the New Option Grant Date. In that event, you will receive a grant of new options within 60 days after the date you return to active employment. The exercise price of the new options will be equal to the closing price of our common stock on the trading day prior to the date we grant you the new options (or as modified in accordance with the provisions of our Non-Officer Plan applicable to France). (See Section 13 of this offer to exchange)
Q39	WHAT IS AN "AUTHORIZED LEAVE OF ABSENCE"?
A39
An authorized leave of absence is a leave of absence that has been approved in writing in accordance with Wind River policy or practice, at the end of which it is expected that you will return to active employment with Wind River. Authorized leaves include approved bereavement leave, family medical leave, personal medical leave, including short-term disability and long-term disability, jury duty leave, personal leave, military leave and sabbatical leaves. (See Section 13 of this offer to exchange)

Questions About Risks Relating To The Offer
Q40	IS THERE A CHANCE WIND RIVER WILL NOT PROCEED WITH THE OPTION EXCHANGE?
A40
The offer is subject to a number of conditions with regard to events that could occur prior to the Expiration Date, which are more fully described in Section 8 of this offer to exchange. If any of these conditions is not satisfied, we may either waive the condition or elect not to proceed with the offer. Once the tendered options have been cancelled, the conditions will no longer apply, even if the specified events occur during the period between the Expiration Date and the New Option Grant Date. Nevertheless, if we are prohibited from issuing the new options by applicable law or Nasdaq National Market requirements, we will not issue the new options.
Q41	IS THERE ANY POSSIBILITY THAT I WOULD NOT BE GRANTED NEW OPTIONS AFTER MY ELIGIBLE OPTIONS ARE CANCELLED?
A41
Yes. If, for any reason, you are no longer an employee of Wind River on the New Option Grant Date, you will not receive any new options. In addition, you will have no rights to the options you tendered and we cancelled in the offer. Unless expressly provided otherwise by the applicable laws of a non-United States jurisdiction, your employment with Wind River will remain "at-will" regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 7 of this offer to exchange)

Moreover, even if we accept your options for exchange and cancellation, we will not grant new options to you if we are prohibited from doing so by applicable law or Nasdaq National Market requirements. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq National Market rules or the laws of a non-United States jurisdiction. Please note that we do not anticipate any such prohibitions at this time. (See Section 14 of this offer to exchange)
Q42	AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF WIND RIVER'S STOCK PRICE GOES BELOW THE EXERCISE PRICE FOR THOSE NEW OPTIONS?
A42
If this were to occur, your new options would be "underwater" as well. We are making this offer due to the unusual stock market conditions that have affected many companies in our industry. This is a unique offer and you should take this into account in deciding whether to participate and tender your Eligible Options. Wind River is not providing, and is not in a position to provide, any assurances or predictions as to our stock price at any time in the future.
Q43	WHAT IF WIND RIVER IS ACQUIRED BY ANOTHER COMPANY?
A43
Although we are not anticipating such a transaction, if we merge or consolidate with or are acquired by another entity between the Expiration Date and the New Option Grant Date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new options will have an exercise price equal to the fair market value of the acquiror's stock on the New Option Grant Date. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares you would have received under a new option if no acquisition had occurred.

Regardless of any such merger, consolidation or acquisition, the New Option Grant Date will be no earlier than the first business day that is at least six months and one day after the Cancellation Date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you tender your options in this offer and the merger, consolidation or acquisition occurs after the Expiration Date but before the New Option Grant Date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition.

You should be aware that these types of transactions could significantly affect our stock price, including potentially increasing the price of our common stock. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Wind River would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Wind River common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or acquisition and sell their Wind River common stock before the effective date.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the New Option Grant Date. Termination of your employment for this or any other reason before the New Option Grant Date means that you will not receive new options or any other compensation for your cancelled options. (See Section 2 of this offer to exchange)
Q44	WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO ELIGIBLE OPTIONS THAT ARE CANCELLED IN THE OFFER?
A44
Yes. Once we have accepted your tendered Eligible Options, they will be cancelled and you will no longer have any rights with respect to those Eligible Options. We intend to cancel all exchanged options on the Cancellation Date, which is the first business day after the Expiration Date and is currently scheduled to be April 18, 2003.
Q45	WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE OFFER?
A45
If you participate in this offer, you should not be required under current United States law to recognize income for United States federal income tax purposes at the time of the exchange. On the New Option Grant Date, you will not be required under current United States law to recognize income for United States federal income tax purposes. (See Section 15 of this offer to exchange)

If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction, your tax consequences with respect to the exchange may vary from those tax consequences described above for United States citizens or permanent residents. Employees in foreign jurisdictions should refer to Schedules C through H to this offer to exchange, as applicable, for a discussion of the tax and legal consequences of electing to participate in the offer. Tax consequences will vary depending on each individual option holder's circumstances.

We strongly recommend that you consult with your own tax advisor to determine the tax consequences of this offer under the laws of the country that applies to you. If you are a resident of, or subject to the tax laws in, more than one country, you should be aware that there might be additional tax and other consequences that may apply to you.

Miscellaneous Questions
Q46	WHAT DOES WIND RIVER AND ITS BOARD OF DIRECTORS THINK OF THIS OFFER?
A46
Although our Board of Directors has approved the making of this offer, neither our management nor our Board of Directors makes any recommendation as to whether you should participate in this offer. You must make your own decision whether to tender Eligible Options.
Members of our Board of Directors, including Thomas St. Dennis, our President and Chief Executive Officer, and Jerry Fiddler, our Chairman of the Board, are not eligible to participate in this offer.
Q47	HOW SHOULD I DECIDE WHETHER TO PARTICIPATE?
A47
We understand that this will be an important decision for all eligible employees. Tendering Eligible Options under this offer involves risk, as there is no guarantee or assurance as to our future stock price. The decision to participate must be your personal decision, and will depend largely on your assessment of your existing stock option holdings, and your assumptions about the future overall economic environment, the performance of our business, the stock market and our current or future stock price. (See "Risks of Participating in the Offer" beginning on page 14)
Q48	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?
A48	For additional information or assistance, you should contact:
By email:	optionexchange@windriver.com
By phone:	Option Exchange Help Line at (510) 749-2995
By fax:	(510) 749-2944
By mail:	Wind River Systems, Inc. Attn: Pam Sheridan 500 Wind River Way Alameda, CA 94501 U.S.A.

RISKS OF PARTICIPATING IN THE OFFER

        Participating in this offer involves a number of risks, including those described below. This list and the risks described under the heading entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended January 31, 2002, and in our quarterly reports on Form 10-Q for the fiscal quarters ended April 30, 2002, July 31, 2002 and October 31, 2002, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with a tax and/or financial advisor as necessary before deciding to participate in this offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences of this offer, as well as the rest of this offer to exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in this offer.

        In addition, this offer to exchange and our SEC filings referred to above include "forward-looking statements." When used in this offer to exchange, the words "could," "may," "anticipate," "believe," "estimate," "expect," "intend" and "plan" and similar expressions as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including the continued weakness in the economy generally, our ability to align costs with decreased revenue levels, the impact of competitive products and pricing, the success of our implementation of our new business model and the rate of its adoption, potential slowdowns in customer sales, the impact of charges for restructuring and other costs, political and economic conditions, intellectual property disputes, litigation and other factors described below and in our SEC filings. Actual results could differ materially from those expressed in the forward-looking statements.

        The following discussion should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements attached as Schedule B to this offer to exchange. We caution you not to place undue reliance on the forward-looking statements contained in this offer to exchange, which speak only as of the date hereof. Wind River disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Economic Risks

If the price of our common stock increases after the Cancellation Date, your cancelled options might be worth more than the new options that you receive in exchange for them.

        The price of our common stock is set by the market and it could increase above the exercise price of your current options. For example, if you cancel options with an exercise price of $15.00 per share, and the price of our common stock increases to $22.00 per share on the trading date prior to the New Option Grant Date, your new option will have a higher exercise price than the cancelled option. Once we accept and cancel your tendered Eligible Options, you will no longer have any rights with respect to those cancelled options.

If you participate in the offer, you will not be eligible to receive any additional option grants until the New Option Grant Date, which will be no earlier than six months and one day from the Cancellation Date.

        Employees generally are eligible to receive option grants at any time that we choose to make such grants. However, if you participate in this offer, you will not be eligible to receive any additional option grants until the date that is six months and one day after the Cancellation Date, at the earliest. Moreover, we do not anticipate making a broad-based grant of stock options before the fall of 2004.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

        A transaction involving us, such as a merger, acquisition or other similar transaction, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Wind River would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Wind River common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or acquisition and sell their Wind River common stock before the effective date.

If your employment terminates before the New Option Grant Date, including as the result of a reduction-in-force or another company's acquisition of us, you will not receive a new option or have any of your cancelled options returned to you.

        Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with Wind River terminates for any reason before the New Option Grant Date, you will have the benefit of neither the cancelled options nor any new options and you will not receive any new options or any other consideration in exchange for your tendered options. This means that if you die, terminate your employment with or without a good reason or we terminate your employment with or without cause (including a lay-off) before the New Option Grant Date, you will not receive anything for the options that you tendered and we cancelled in this offer. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including another reduction-in-force. In addition, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the New Option Grant Date. Participation in the offer does not confer upon you the right to remain in the employment or other service of Wind River or any of our subsidiaries.

Tax-Related Risks

Your new option will be a nonstatutory stock option, commonly referred to as a "NSO," whereas your cancelled option may have been an incentive stock option, commonly referred to as an "ISO."

        The new option that will replace your exchanged option will be a NSO. In general, NSOs are less favorable to you from a United States income tax perspective. For more detailed information, please read this offer to exchange in its entirety, and see the tax disclosure set forth in Section 15 below.

Even if you elect not to participate in this offer, your incentive stock options may be affected.

        We believe that you will not be subject to current United States federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the United States federal income tax treatment of your ISOs (and sales of shares acquired upon exercises of such options) if you do not participate in this offer. However, the Internal Revenue Service ("IRS") may characterize this offer as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the ISOs that could be exchanged.

This does not necessarily mean that our offer will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to a NSO. Also, the assertion by the IRS of this position could cause some of the options to fail to qualify as ISOs, meaning that if the fair market value of the shares subject to your vested ISOs on the date this offer commences exceeds $100,000, the excess could be treated as NSOs.

Tax residents of countries other than the United States may be subject to tax and legal risks of the foreign jurisdiction.

        If you are a tax resident or citizen of a foreign jurisdiction, you should refer to Schedules C through H, as applicable, to this offer to exchange for a discussion of some of the tax and legal consequences that may apply to you.

Tax residents of multiple countries may be subject to tax and legal risks of multiple jurisdictions.

        If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

The economic downturn has adversely impacted and may continue to adversely impact our revenues and earnings. In addition, uncertainties associated with the downturn increase the difficulty of financial planning and forecasting.

        We are currently in the midst of a general economic downturn that commenced in 2001 in the United States and expanded to many other regions of the world during 2002. The economic downturn has been especially pronounced in the high technology sector generally and the telecommunications sector in particular. Beginning in the fiscal year ended January 31, 2002 and continuing through the fiscal year ended January 31, 2003, we have experienced a decline in revenues and a loss of profitability, which we believe is attributable, at least in part, to these downturns, as many of our customers experienced budgeting constraints, causing them to defer or cancel projects. Our total revenues decreased 29% in fiscal 2003 compared to fiscal 2002 and decreased 20% in fiscal 2002 compared to fiscal 2001. Our net loss was $106.9 million, or a net loss of $1.35 per share, for fiscal 2003 compared to a net loss of $375.6 million, or a net loss of $4.84 per share, for fiscal 2002 and a net loss of $76.4 million, or a net loss of $1.05 per share, for fiscal 2001. Our decline in revenues during fiscal years 2002 and 2003, as well as the continuing adverse economic conditions, led us to implement restructuring programs in both fiscal 2002 and 2003 that included headcount reductions and other cost-control measures, and to record charges for restructuring and impairment of acquired goodwill and other intangible assets during fiscal years 2002 and 2003.

        We cannot predict how long or severe this downturn will be or whether any actions taken or proposed by the government will be effective to bolster the economy. As a result of this uncertainty, forecasting and financial and strategic planning are more difficult than usual. If the downturn continues for longer than we expect or becomes more severe, our business will continue to suffer and we may experience additional declines in sales, as well as continued losses, as our customers curtail their spending. In addition, the adverse impact of the downturn on the capital markets could impair our ability to raise capital as needed and impede our ability to expand our business.

We have recently introduced a new business model, including a new type of licensing arrangement, and cannot be sure that the new model will be successful. Additionally, we expect the transition to the new model will impact the timing of our reported revenues.

        In November 2002, we introduced our enterprise licensing model, which includes technology integrated into market specific platforms and subscription-based licenses. While we believe that the introduction of the enterprise licensing model will have significant benefits for our customers, it is possible these benefits may not materialize. There is a risk that customers may delay or defer product ordering decisions, and that we may not be able to engage our customers at appropriate levels of management to make enterprise-wide subscription orders feasible. There is a further risk that we may remain dependent upon large end-of-quarter transactions, that our selling efforts in coming quarters could be disrupted, and that the transition to the enterprise licensing model could cause us to incur unanticipated administrative and other costs. In any such event, our revenue and earnings for a quarter could be below our expectations.

        Although enterprise licenses represent a potential source of renewable license revenue, there is also a risk that customers will not renew their licenses at the end of the term. In addition, there is a risk that customers who purchase enterprise licenses may spend less in the aggregate over the term of the enterprise license than if they had been required to purchase perpetual licenses under our traditional project-based model. Also, because the enterprise license includes limited services, customers may purchase fewer stand-alone services from us, which could negatively impact our services revenues. We expect many of our strategic and major customers to adopt our enterprise licensing model for their current needs, and that they may also transition existing perpetual development seats to enterprise licensing model terms.

        In the transition of our business model from project-based licensing to the enterprise licensing model, we expect the timing of our reported revenue to be impacted because under the enterprise licensing model revenue is recognized ratably over the subscription period. By contrast, our traditional project-based license requires a majority of license revenue to be recognized in the quarter in which the products are purchased with a much smaller amount being deferred and recognized subsequently over the maintenance period. Therefore, an order for an enterprise license will result in lower current-quarter revenue than an equal-sized order for a project-based license. As a result, the impact on near-term and deferred revenue will depend on the rate at which customers transition from our project-based model to our enterprise licensing model. To the extent that the adoption rate is higher than we expect, we may experience a greater decline in near-term revenue, as well as a higher increase to deferred revenue.

Our restructuring plans may not enable us to achieve profitability in a difficult economic environment or achieve our business objectives.

        In response to market conditions and the decline in our revenues, in both fiscal 2002 and 2003, we implemented restructuring plans that were designed to align our anticipated revenues more closely with our cost structure. Our restructuring plans have been based on certain assumptions regarding the cost structure of our business and the nature and severity of the current industry adjustment and general economic trends. We cannot be certain that the assumptions underlying the restructuring plans will prove to be accurate. If they are not, our restructuring plans may not result in the correct alignment of our anticipated revenues and cost structure. Our restructuring plans involved the implementation of a number of initiatives, including headcount reductions, facilities closures, and other cost-control measures such as employing a program of office closure days and reducing discretional spending on items such as consulting and travel. As a result of the headcount reductions, we eliminated an aggregate of 1,067 employee positions in fiscal 2002 and 2003, which represented approximately one-half of our employee base as of the beginning of fiscal 2002. We also recorded restructuring charges of $21.7 million and $32.7 million in fiscal 2002 and 2003, respectively. These measures may adversely affect our ability to realize our current or future business objectives. Specifically, because our headcount reductions have been so significant, they may cause a disruption to our sales operations. If that were to occur, our revenues might be adversely impacted following the restructuring. In addition, the costs actually incurred in connection with restructuring actions may exceed our estimated costs of these actions.

        We may need to refine, expand or extend our plans, which may involve additional restructuring actions, such as further headcount reductions, assessing whether we should consider disposing of businesses or product lines and reviewing the recoverability of remaining tangible and intangible assets. Any decision to further limit investment or to dispose of or otherwise exit additional businesses may result in the recording of additional accrued liabilities for one-time or other charges, such as work force reduction costs, asset write-downs and contractual settlements. Current and additional restructuring actions may result in further cash and/or non-cash charges, which could have a material adverse effect on our business and results of operations. As a result, we cannot be sure that we will return to profitability as a result of our restructuring plans.

Numerous factors may cause our total revenues and operating results to fluctuate significantly from period to period. These fluctuations increase the difficulty of financial planning and forecasting and may result in decreases in our available cash and declines in the market price of our stock.

        A number of factors, many of which are outside our control, may cause or contribute to significant fluctuations in our total revenues and operating results. These fluctuations make financial planning and forecasting more difficult. In addition, these fluctuations may result in unanticipated decreases in our available cash, which could negatively impact our operations. As discussed more fully below, these fluctuations also could increase the volatility of our stock price. Factors that may cause or contribute to fluctuations in our operating results and revenues include:

  •
  our implementation of our enterprise licensing model and use of subscription-based licenses, as discussed above;

  •
  the number and timing of orders we receive, including disproportionately higher receipt and shipment of orders in the last month of the quarter;

  •
  changes in the length of our products' sales cycles, which increase as our customers' purchase decisions become more strategic and are made at higher management levels;

  •
  reductions in the number of engineering projects started by our customers due to their own difficult financial or economic conditions;

  •
  the success of our customers' products from which we derive our royalty revenue;

  •
  the mix of our revenues as between sales of products and lower-margin sales of services;

  •
  our ability to control our operating expenses, and fully realize the impact of the restructuring plans we have implemented;

  •
  our ability to continue to develop, introduce and ship competitive new products and product enhancements quickly;

  •
  possible deferrals of orders by customers in anticipation of new product introductions;

  •
  announcements, product introductions and price reductions by our competitors;

  •
  our ability to manage costs for fixed-price consulting agreements;

  •
  seasonal product purchases by our customers, which historically have been higher in our fourth fiscal quarter;

  •
  changes in business cycles that affect the markets in which we sell our products;

  •
  economic conditions in the United States and international markets; and

  •
  foreign currency exchange rates.

        One or more of the foregoing factors may cause our operating expenses to be disproportionately high or may cause our net revenue and operating results to fluctuate significantly. Results from prior periods are thus not necessarily indicative of the results of future periods.

We have substantial commitments, which could make it difficult for us to obtain financing and deplete our cash reserves. Additionally, these commitments could be accelerated in certain circumstances, which could have a material adverse effect on our financial condition, results of operations and cash flows.

        As of January 31, 2003, we had $150.0 million in outstanding indebtedness under our 3.75% notes and $57.4 million in long-term obligations under the lease financings of our facilities in Alameda, California. As of January 31, 2003, we had cash and cash equivalents of $31.9 million, short-term investments of $31.1 million, investments with maturities of greater than one year of $161.6 million and restricted cash of $60.3 million. The indenture under which our convertible subordinated notes were issued provides that an event of default occurs if we (or one of our significant subsidiaries) fails to pay, at final maturity or upon acceleration, any indebtedness for money borrowed in an outstanding principal amount in excess of $35.0 million, including lease commitments, and the indebtedness is not discharged, or the default is not cured, waived or rescinded within 60 days after written notice is provided in accordance with the terms of the indenture.

        Under the terms of the operating leases for our Alameda headquarters, we must maintain compliance with financial covenants including a minimum EBITDA covenant. As of January 31, 2003, we were not in compliance with the minimum EBITDA covenant. In connection with, and conditioned upon, our exercise of the purchase option under such leases in January 2003, however, the lessor waived application of the covenant at that date.

        We expect to complete the purchase of our Alameda headquarters by April 30, 2003. In connection with the purchase of the buildings, we will be required to pay to the lender an aggregate purchase price of $57.4 million but will release a total of $60.3 million from restricted cash, which amount has been held as collateral relating to the operating leases. Additionally, we may enter into alternative financing arrangements, including indebtedness, in connection with the exercise of the purchase option.

We face intense competition in the embedded software industry, which could decrease demand for our products or cause us to reduce our prices.

        The embedded software industry is characterized by rapid change, new and complex technology and intense competition. Our ability to maintain our current market share depends upon our ability to satisfy customer requirements, enhance existing products and develop and introduce new products. We expect the intensity of competition to increase in the future. Increased competitiveness may result in reductions in the prices of our products, run-time royalties and services, lower-than-expected gross margins or loss of market share, any of which would harm our business.

        Our primary competition comes from internal research and development departments of companies that develop embedded systems in-house. In many cases, companies that develop embedded systems in-house have already made significant investments of time and effort in developing their own internal systems, making acceptance of our products as a replacement more difficult. Additionally, many of these in-house departments may increasingly choose to use open-source software, such as the Linux operating system. We also compete with independent software vendors and, to a limited extent, with open-source vendors. Some of the companies that develop embedded systems in-house and some of these independent software vendors, such as Microsoft Corporation, may have significantly greater financial, technical, marketing, sales and other resources and significantly greater name recognition than we do.

        Demands for rapid change and the increasing complexity of the technology in our industry intensify the competition we face. In addition, our competitors may consolidate or establish strategic alliances to expand product offerings and resources or address new market segments. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, sale and support of their products. These factors favor larger competitors that have the resources to develop new technologies or to respond more quickly with new product offerings or product enhancements. We may be unable to meet the pace of rapid development set by our competitors or may incur additional costs attempting to do so, which may cause declines in our operating results. Our competitors may foresee the course of market developments more accurately than we do and could in the future develop new technologies that compete with our products or even render our products obsolete, any of which could adversely affect our competitive position.

If we do not continue to address new and rapidly changing markets and increasingly complex technologies successfully and deliver our products on a timely basis, our revenues and operating results will decline.

        The market for embedded software is characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements and product offerings in the embedded market. Our success depends upon our ability to adapt and respond to these changes in a timely and cost-effective manner. If we fail to continually update our existing products to keep them current with customer needs or to develop new or enhanced products to take advantage of new technologies, emerging standards and expanding customer requirements, our existing products could become obsolete and our financial performance would suffer. We have from time to time experienced delays in the commercial release of new technologies, new products and enhancements of existing products. These delays are commonplace in the software industry due to the complexity and unpredictability of the development work required. We must effectively market and sell new product offerings to key customers, because once a customer has designed a product with a particular operating system, that customer typically is reluctant to change its supplier due to the significant related costs. If we cannot adapt or respond in a cost-effective and timely manner to new technologies and new customer requirements, sales of our products could decline.

The costs of software development can be high, and we may not realize revenues from our development efforts for a substantial period of time.

        Introducing new products that rapidly address changing market demands requires a continued high level of investment in research and development. Our product development and engineering expenses were $88.7 million, or 25% of total revenues, for the fiscal year ended January 31, 2002 compared to $74.0 million, or 30% of total revenues, for the fiscal year ended January 31, 2003. As we undertake the extensive capital outlays to address the changes in the embedded market, we may be unable to realize revenue as soon as we may expect. These costs associated with software development are increasing, including the costs of acquiring or licensing new technologies. Our investment in new and existing market opportunities prior to our ability to generate revenue from these new opportunities may adversely affect our operating results.

Because a significant portion of our revenue is derived from royalties, we are dependent upon the ability of our customers to develop and penetrate new markets successfully and to pay royalties.

        Our operating systems and middleware products are embedded in end-user products developed and marketed by our customers, and we receive royalty fees for each copy of our operating system and middleware products embedded in those products. Therefore, our royalty revenues depend both upon our ability to successfully negotiate royalty agreements with our customers and, in turn, upon our customers' successful commercialization of their underlying products. In particular, we derive significant revenue from customers that develop products in highly competitive and technologically complex areas such as Internet infrastructure, servers and storage, digital consumer, aerospace and defense, industrial control and automotive. If these customers sell fewer products or otherwise face significant economic difficulties, our revenues will decline. We cannot control our customers' product development or commercialization or predict their success. In addition, we depend on our customers to accurately report the use of their products in order for us to collect our run-time royalties. If our customers are not successful with their products or do not accurately report use of their products, our royalty revenues may decline significantly. Additionally, because Linux is royalty-free, we may be forced to reduce the prices of our run-time royalties, which may cause our revenues and profit margins to decline.

Our significant international business activities subject us to increased costs and economic risks.

        We develop and sell a substantial percentage of our products internationally. The percentage of our revenues derived from sales outside of North America fluctuates, but has ranged from approximately 30% to 40% in recent fiscal years. Additionally, we have investments in, or have made acquisitions of, companies located outside the United States. Over the long term, we expect to continue to make investments to further support and expand our international operations and increase our direct sales force and distribution network in Europe and Asia. Risks inherent in international operations include:

  •
  the imposition of governmental controls and regulatory requirements;

  •
  the costs and risks of localizing products for foreign countries;

  •
  differences in business cultures and sales cycles;

  •
  differences in operation and sales support expenses;

  •
  unexpected changes in tariffs, import and export restrictions and other barriers and restrictions;

  •
  greater difficulty in accounts receivable collection;

  •
  restrictions on repatriation of earnings;

  •
  exposure to adverse movements in foreign currency exchange rates;

  •
  the burdens of complying with a variety of foreign laws;

  •
  difficulties in staffing and managing foreign subsidiaries and branch operations;

  •
  the costs and risks of operating in countries experiencing geopolitical conflict and/or terrorism;

  •
  difficulties in integrating products and operations from foreign acquisitions;

  •
  exposure to local economic slowdowns; and

  •
  the need to guarantee credit instruments extended to support foreign operations.

        Any of these events, regionally and as a whole, could reduce our international sales and increase our costs of doing business internationally and have a material adverse effect on our gross margins and net operating results.

The costs associated with acquisitions and investments could disrupt our business and harm our operating results.

        We anticipate that, as part of our business strategy, we will continue to evaluate acquisition and investment opportunities in businesses, products and technologies that complement ours. These investments and acquisitions can be expensive and often require us to dedicate significant time and resources to the process. We have incurred significant costs in connection with acquisition transactions in recent fiscal years and may incur significant costs in connection with future transactions, whether or not they are consummated. Acquisitions involve additional risks including, among others, difficulties in integrating the operations, technologies, and products of the acquired companies; diverting management's attention from normal daily operations of the business; and potential difficulties in completing projects associated with in-process research and development. If we cannot successfully manage the integration of businesses we may acquire or are unable to realize the benefits of, or anticipated revenues from, any acquisitions, our business, financial condition and operating results could suffer.

        If revenues associated with acquired businesses do not meet our original expectations, acquisitions may result in charges relating to impairment of acquired goodwill and purchased intangibles. During both fiscal 2002 and 2003, we identified indicators of possible impairment of goodwill and other intangible assets relating to acquisitions made in earlier years. As a result of these impairment reviews, in fiscal 2002 we recorded an aggregate charge of $257.4 million for the impairment of goodwill and purchased intangibles relating to our acquisitions of Embedded Support Tools Corporation, AudeSi Technologies Inc., Rapid Logic, Inc., ICESoft AS and Software Development Systems, Inc., and in fiscal 2003 we recorded an aggregate charge of $4.3 million for the impairment of purchased intangibles relating to our acquisitions of Eonic N.V. and the Telenetworks division from Next Level Communications, Inc.

        Similarly, we cannot guarantee that our investments will yield a significant return, if any. For example, we recorded aggregate impairment charges on public and private investments of $11.3 million and $4.5 million in fiscal 2002 and 2003, respectively.

Failure of our current and planned information systems, controls and infrastructure to adequately manage and support our anticipated growth and global operations could disrupt our business.

        We have experienced, and expect to continue to experience in the long term, both through acquisitions and internal expansion, significant growth in our headcount and in the scope, complexity and geographic reach of our operations. To support this expansion, we must standardize, integrate and improve our management controls, reporting systems and procedures and information technology infrastructure. To implement those improvements, we must purchase, develop and maintain complex and expensive information management systems. Our current and planned systems, procedures and controls may not be adequate to support our future operations. Failure of these systems to meet our needs and an inability to efficiently integrate and expand support worldwide could disrupt our operations. Our ability to manage this growth is complicated by the need to implement headcount reductions and cost-control measures in the short term in response to general economic conditions and declining revenues. See "Our restructuring plans may not enable us to achieve profitability in a difficult economic environment or achieve our business objectives" above.

Our common stock price is subject to volatility.

        In recent years, the stock markets in general and the shares of technology companies in particular have experienced extreme price fluctuations. These recent price fluctuations have often been unrelated or disproportionate to the operating performance of the companies affected. Our stock price has similarly experienced significant volatility. As reported on the Nasdaq National Market, during fiscal 2002 our stock had a high sales price of $37.75 and a low sales price of $9.70 and, during fiscal 2003, our stock had a high sales price of $18.35 and a low sales price of $2.03. The last sale price of our common stock as reported on the Nasdaq National Market on March 20, 2003 was $3.57. In recent fiscal quarters, we have experienced shortfalls in revenue and earnings from levels expected by securities analysts and investors, which have had an immediate and significant adverse effect on the trading price of our common stock. These factors relating to the fluctuations in our revenues and operating results may continue to affect our stock price. Comments by or changes in estimates from securities analysts as well as significant developments involving our competitors or our industry could also affect our stock price.

        In addition, the market price of our common stock is affected by the stock performance of other technology companies generally, as well as companies in our industry and our customers in particular. Other broad market and industry factors may negatively affect our operating results or cause our stock price to decline, as may general political or economic conditions in the United States and globally, such as recessions, or interest rate or currency fluctuations. In particular, the stock market may be adversely impacted, or experience unusual volatility, as a result of the outbreak of hostilities involving the United States or incidences of terrorism in, or directed at, the United States or its allies.

The rights we rely upon to protect the intellectual property underlying our products may not be adequate, which could enable third parties to use our technology and reduce our ability to compete.

        Our success depends significantly upon the proprietary technology contained in our products. We currently rely on a combination of patents, copyrights, trademarks, trade secret laws, and contractual provisions to establish and protect our intellectual property rights in our technology and products. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our rights, that others will not independently develop or otherwise acquire equivalent or superior technology, or that we can maintain our technology as trade secrets. In addition, discovery and investigation of unauthorized use of our intellectual property is difficult. We expect software piracy, which is difficult to detect, to be a persistent problem, particularly in those foreign countries where the laws may not protect our intellectual property as fully as in the United States. Employees, consultants, and others who participate in the development of our products may breach their agreements with us regarding our intellectual property. We might not have adequate remedies for infringement or breach of our proprietary rights by third parties, employees or consultants. Further, we have in the past initiated, and in the future may initiate, claims or litigation against third parties for infringement or breach of our proprietary rights or to establish the validity of our proprietary rights. Whether or not such litigation is determined in our favor, such actions could result in significant expense to us, divert the efforts of our technical and management personnel from productive tasks or cause product shipment delays.

Patent, trademark or copyright infringement or product liability claims against us may result in costly litigation, cause product shipment delays or require us to expend significant resources. In addition, patent or copyright claims may require us to enter into royalty or licensing arrangements.

        We occasionally receive communications from third parties alleging patent, trademark or copyright infringement or other intellectual property claims, and there is always the chance that third parties may assert infringement claims against us or against our customers under circumstances that might require us to provide indemnification. Additionally, because our products are increasingly used in applications, such as network infrastructure, transportation, medical and mission-critical business systems, in which the failure of the embedded system could cause property damage, personal injury or economic loss, we may face product liability claims.

        Although our agreements with our customers typically contain provisions intended to limit our exposure to infringement and liability claims, these provisions may not be effective in doing so in all circumstances or in all jurisdictions. Any of these types of claims, with or without merit, could result in claims for indemnification by us or costly litigation, could require us to expend significant resources to develop non-infringing technology or remedy product defects, cause product shipment delays or require us to pay significant damages if the claims are successful. In the case of infringement of another party's intellectual property, we may be required to enter into royalty or licensing agreements; however, we cannot be certain that the necessary licenses will be available or that they can be obtained on commercially reasonable terms. If we are not successful in defending these claims or, with respect to infringement claims, were to fail to obtain royalty or licensing agreements in a timely manner and on reasonable terms, our business, financial condition and results of operations would be materially adversely affected.

Provisions in our charter documents, customer agreements, Delaware law, and our stockholder rights plan could prevent or delay a change in control of Wind River, which could hinder our stockholders' ability to receive a premium for our stock.

        Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

  •
  authorizing the issuance of preferred stock without stockholder approval;

  •
  prohibiting cumulative voting in the election of directors;

  •
  limiting the persons who may call special meetings of stockholders;

  •
  prohibiting stockholder actions by written consent; and

  •
  requiring super-majority voting to effect amendments to the foregoing provisions of our certificate of incorporation and bylaws.

        Certain provisions of Delaware law also may discourage, delay, or prevent someone from acquiring or merging with us. In addition, we currently have in place a stockholder rights plan. Any of these things could prevent or delay a change in control of Wind River, which could hinder stockholders' ability to receive a premium for our stock.

THE OFFER TO EXCHANGE

1. THE OFFER.

        Upon the terms and subject to the conditions described in this offer to exchange, we are offering to grant new options under the 1998 Plans in exchange for Eligible Options that are properly tendered by eligible employees in accordance with Section 5 below (and not validly withdrawn) before the Expiration Date and cancelled in the offer. Participation in this offer is voluntary.

2. ELIGIBLE EMPLOYEES.

        All employees who receive pay as a regular employee of Wind River or one of our subsidiaries in the United States, Austria, Canada, France, Germany, Japan and the United Kingdom or is on an authorized leave of absence from one of these entities as of March 21, 2003 are eligible to participate as long as they remain employed through the Expiration Date. Employees resident in other countries are not eligible to participate in this offer. In addition, members of our Board of Directors, including our President and Chief Executive Officer and our Chairman of the Board, are not eligible to participate in this offer. An employee will not be considered an "eligible employee" and cannot participate in this offer if, on or before the Expiration Date, the employee:

  •
  receives a notice of termination (including a lay-off) from Wind River or one of our subsidiaries; or

  •
  resigns, agrees to resign or gives notice of resignation from such employment.

        In order to receive a new option, you must remain an employee of Wind River or one of our subsidiaries in the United States, Austria, Canada, France, Germany, Japan or the United Kingdom through the New Option Grant Date. If we do not extend the offer, the New Option Grant Date will be no later than November 30, 2003.

3. ELIGIBLE OPTIONS; NEW OPTIONS.

        "Eligible Options" are currently outstanding options granted to eligible employees to purchase common stock that have a per share exercise price of $11.00 or greater and were granted under the following Eligible Options Plans:

  •
  Amended and Restated Wind River Systems, Inc. 1987 Equity Incentive Plan;

  •
  Integrated Systems, Inc. 1988 Stock Option Plan;

  •
  Integrated Systems, Inc. 1998 Equity Incentive Plan;

  •
  Wind River Systems, Inc. 1998 Equity Incentive Plan;

  •
  Wind River Systems, Inc. 1998 Non-Officer Stock Option Plan; and

  •
  Embedded Support Tools Corporation Amended and Restated 1999 Stock Option Plan.

        In addition, the Nonstatutory Option Agreement between us and Marla Ann Stark is an Eligible Option Plan for the purpose of this offer. You may not tender any options granted to you before September 21, 2002 that have a per share exercise price of less than $11.00. Any such options are not Eligible Options and will not be affected by this offer.

        If your Eligible Options are properly tendered and accepted for exchange, you will be entitled to receive new options, subject to the terms and conditions of the offer, on or after the first business day that is at least six months and one day following the Cancellation Date, but no later than November 30, 2003, unless we extend the offer. We will grant all new options under and subject to the Non-Officer

Plan (in the case of employees who are not executive officers) or the Equity Plan (in the case of executive officers). The number of shares subject to the new options will depend on the exercise price of the Eligible Options tendered in this offer, as follows:

Exercise Price of Eligible Options	Number of Eligible Option Shares Exchanged	Number of New Option Shares to be Granted
$11.00 - $19.99	4	3
$20.00 - $29.99	2	1
$30.00 and above	3	1

        Fractional shares resulting from the application of the exchange ratios above will be rounded up to the nearest whole share. The number of new option shares that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the Cancellation Date but before the New Option Grant Date.

        If you elect to participate in the offer, you must also tender and exchange all options granted to you on or after September 21, 2002, regardless of the exercise price, as a condition to your participation. We will replace any such options with new options to purchase 1 share for every 1 share covered by the exchanged options.

        The Expiration Date is 5:00 p.m., Pacific time, on Thursday, April 17, 2003, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the Expiration Date will be the latest time and date at which this offer, as so extended, expires. See Section 17 for a description of our rights to extend, delay, terminate and amend the offer. For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., Pacific time.

4. PURPOSE OF THE OFFER.

        We granted the Eligible Options outstanding under the Eligible Option Plans for the following reasons:

  •
  to attract employees and create a stronger incentive for our employees to expend maximum effort for our growth and success;

  •
  to align employee and stockholder interests; and

  •
  to encourage our employees to continue their employment with us.

        Many of our outstanding options, whether or not they are currently vested and exercisable, are "underwater" or "out-of-the-money," meaning that they have exercise prices that are significantly higher than the current market price of our common stock. We understand that, for our stock option program to provide the intended retention and performance incentives for our employees, employees must feel that the options provide them with an opportunity to realize value. Based on current market conditions, we believe that employees may feel that the opportunity to realize value is limited with their existing options.

        By making this offer to exchange Eligible Options for new options that will (a) have an exercise price equal to the closing price of our common stock on the trading day prior to the New Option Grant Date and (b) vest in accordance with the vesting schedule applicable to the related Eligible Options cancelled in this offer (except for the period between the Cancellation Date and the New Option Grant Date), we hope to restore our employees' confidence in their potential ability to realize value in connection with their employment with us, thereby encouraging our employees to remain with Wind River and ultimately maximizing stockholder value.

        This offer is also designed to decrease our option overhang, which is the number of options outstanding as a percentage of the total number of common shares outstanding. The exchange ratios used in this offer are designed to help accomplish this goal.

        Neither our management nor our Board of Directors makes any recommendation as to whether you should tender your Eligible Options, nor have we authorized any person to make any such recommendation. Please note that the new options may have a higher exercise price than some or all of your Eligible Options. We strongly urge you to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. Your participation in this offer is voluntary and you must make your own decision whether to tender your Eligible Options for exchange.

        Except as otherwise disclosed in this offer to exchange or in our SEC filings, we presently have no plans, proposals or negotiations of a type that are required to be disclosed in this offer to exchange under applicable securities laws, including, but not limited to, any plans or proposals that relate to or would result in:

  •
  any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  •
  any material change in our present dividend rate or policy, or our indebtedness or capitalization, other than indebtedness related to the restructuring or repayment of our operating leases;

  •
  any change in our management, including a change to the material terms of employment of any executive officer;

  •
  any change in our present Board of Directors, including a change in the number or term of directors or to fill any existing Board of Directors vacancies;

  •
  any other material change in our corporate structure or business;

  •
  our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

  •
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

  •
  any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

5. PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

  Proper Tender of Eligible Options.

        To validly tender your Eligible Options pursuant to this offer, you must, in accordance with the terms of the Election Form, properly complete, sign and deliver to Pam Sheridan the Election Form, or a fax thereof. Pam Sheridan must RECEIVE your completed and signed Election Form prior to 5:00 p.m., Pacific time, on the Expiration Date at the following address or fax number:

Wind River Systems, Inc.
Attn: Pam Sheridan
500 Wind River Way
Alameda, CA 94501, U.S.A.
Fax: (510) 749-2944

        The only acceptable methods of delivery are hand delivery, fax to the number above, or United States or international mail. We will not accept delivery by any other means, including email, any form of interoffice mail or any other fax number. If delivery is by external mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Your Eligible Options will not be considered tendered until we receive them.

        To participate in the offer, an option holder's Eligible Options must be properly tendered and not validly withdrawn before the Expiration Date. We will not accept from any option holder a tender for a portion of the shares of common stock subject to any single option grant. Therefore, you must tender an option for all of the unexercised shares of common stock subject to the option grant to participate in the offer. We will not accept a tender of any Eligible Options from any option holder who has been granted options on or after September 21, 2002 if such tender does not include all options granted on or after that date, regardless of the exercise price.

  Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tender of Eligible Options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered Eligible Options that are not validly withdrawn. We may also waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular eligible employee. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

  Our Acceptance Constitutes an Agreement.

        Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 6 below and our acceptance of your tendered Eligible Options in accordance with Section 7 below. Our acceptance for exchange of your Eligible Options tendered by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the Expiration Date all properly tendered Eligible Options that have not been validly withdrawn.

        To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to disclose that information to third parties who are assisting with the offer. By submitting the Election Form or the Withdrawal Form, you agree to such collection, use and transfer of your personal data by us and third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting the Election Form or the Withdrawal Form, you also acknowledge and agree that:

  •
  the parties receiving this data may be located outside of the United States, and the recipient's country may have different data privacy laws and protections than the United States;

  •
  the data will be held only as long as necessary to administer and implement the offer;

  •
  you can request from us a list of the parties that may receive your data;

  •
  you can request additional information about how the data is stored and processed; and

  •
  you can request that the data be amended if it is incorrect.

        You may, at any time, withdraw your consent in writing by contacting us at the address set forth above. You understand that if you withdraw your consent, however, you will not be able to participate in this offer.

6. WITHDRAWAL RIGHTS AND CHANGE OF ELECTION.

        You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 6 and the terms and conditions of the Withdrawal Form. You may withdraw your tendered Eligible Options at any time before the Expiration Date, which is currently scheduled to be 5:00 p.m., Pacific time, on Thursday, April 17, 2003. If we extend the offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date.

        To validly withdraw tendered Eligible Options, Pam Sheridan must receive, at the address set forth in Section 5 above, a properly completed and signed Withdrawal Form or a fax thereof, while you still have the right to withdraw the tendered Eligible Options. Because we are not accepting a portion of shares subject to any single option grant, you must withdraw the option for the full number of shares of common stock subject to it. The Withdrawal Form must be signed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option award document(s) evidencing such option and the Election Form.

        You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender your Eligible Options before the Expiration Date by following the procedures described in Section 5 above. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and completeness of the Withdrawal Form. We reserve the right to reject any or all Withdrawal Forms that we determine not to be in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any of the conditions of the offer and any defect or irregularity in the Withdrawal Form. Our determination of these matters will be final and binding on all interested persons, including you. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form, nor will anyone incur any liability for failure to give any such notice.

        YOU ARE RESPONSIBLE FOR THE SUCCESSFUL DELIVERY OF ALL DOCUMENTS, INCLUDING ANY WITHDRAWAL FORMS AND ANY NEW ELECTION FORM. WE INTEND TO CONFIRM THE RECEIPT OF YOUR WITHDRAWAL FORM AND/OR ANY NEW ELECTION FORM WITHIN TWO BUSINESS DAYS AFTER WE RECEIVE THEM. IF YOU HAVE NOT RECEIVED A CONFIRMATION, YOU SHOULD SEND AN EMAIL TO OPTIONEXCHANGE@WINDRIVER.COM TO CONFIRM THAT WE HAVE RECEIVED YOUR WITHDRAWAL FORM AND/OR ANY ELECTION FORM.

7. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

        Upon the terms and subject to the conditions of this offer, following the Expiration Date we expect to accept for exchange and cancellation all Eligible Options properly tendered and not validly withdrawn before the Expiration Date, and to notify all eligible employees who have tendered their Eligible Options of our acceptance. If we cancel Eligible Options accepted for exchange on April 18, 2003, you will be granted new options on or after the first business day that is six months and one day after the Cancellation Date, but no later than November 30, 2003, unless we extend the offer. If the offer is extended, the New Option Grant Date and the November 30, 2003 date will also be extended if necessary to ensure that such date is at least six months and one day following the Cancellation Date.

        To be entitled to the new options after your tendered Eligible Options have been cancelled in the offer, you must be continuously and actively employed by Wind River or one of our subsidiaries or on an authorized leave of absence from such employment from the date you tender Eligible Options for exchange to the New Option Grant Date. If you are on an authorized leave of absence on the New Option Grant Date, you will be entitled to a grant of new options only if you return to active employment with Wind River or one of our subsidiaries within 12 months of the New Option Grant Date. In that event, you will receive a grant of new options within 60 days after the date you return to active employment.

        If we accept the options that you tender in the offer, you will not be granted any additional options during the period between the Cancellation Date and the New Option Grant Date. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to interim option grants as a result of the offer. Moreover, at this time, we do not anticipate making a broad-based grant of stock options before the fall of 2004.

        For purposes of this offer, we will be deemed to have accepted for exchange and cancellation all Eligible Options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to eligible employees of our acceptance of such Eligible Options, which may be by press release. Promptly after we accept tendered Eligible Options for exchange, we will send each tendering eligible employee a letter indicating the number of Eligible Options that we have accepted for exchange, the corresponding number of new options and the expected New Option Grant Date. This letter will be substantially similar to the Form of Promise to Grant New Option attached as Exhibit (a)(1)(e) to our Tender Offer Statement on Schedule TO that we filed with the SEC on March 21, 2003 in connection with this offer.

8. CONDITIONS OF THE OFFER.

        If at any time on or before the Expiration Date we determine that any event has occurred that, in our reasonable judgment, would likely have a material adverse effect on us or our ability to proceed with the offer or to accept and cancel Eligible Options that you elect to exchange, we will not be required to accept any Eligible Options that you elect to exchange and we may terminate or amend the offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case, including for, but not limited to, the following reasons:

  •
  there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of this offer, the acquisition of some or all of the Eligible Options tendered for exchange pursuant to this offer, the issuance of new options, or otherwise relates in any manner to this offer or that, in our reasonable judgment, could materially and adversely affect our or any of our subsidiaries' business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this offer to us;

  •
  there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would likely:

  (a)
  make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relates to the offer;

  (b)
  delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue new options for some or all of the exchanged Eligible Options;

  (c)
  materially impair the benefits we believe we will receive from the offer; or

  (d)
  materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  •
  there is:

  (a)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

  (b)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  (c)
  the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

  (d)
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment would likely affect, the extension of credit to us by banks or other lending institutions in the United States;

  (e)
  any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad including, but not limited to, terrorist activities after the date hereof, that could, in our reasonable judgment, have a material adverse effect on our or any of our subsidiaries' business, condition (financial or other), operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

  (f)
  in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

  (g)
  any decline in the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on March 21, 2003;

  •
  there has occurred any change, development, clarification or position taken in generally accepted accounting principles that would likely require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

  •
  a tender or exchange offer (other than this offer) with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

  (a)
  any person, entity or "group," within the meaning of Section 12(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before March 21, 2003;

  (b)
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 21, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

  (c)
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

  •
  any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be materially adverse to us.

        The conditions to this offer are for our benefit. We may assert them in our reasonable discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 8 will be final and binding upon all persons.

9. PRICE RANGE OF COMMON STOCK UNDERLYING THE ELIGIBLE OPTIONS.

        The common stock underlying the Eligible Options is quoted on the Nasdaq National Market under the symbol "WIND." The following table shows, for the periods indicated, the low and high sales price per common share as reported by the Nasdaq National Market.

	Low	High
Fiscal 2002
First quarter ended April 30, 2001	$17.50	$37.75
Second quarter ended July 31, 2001	14.05	29.25
Third quarter ended October 31, 2001	9.70	16.23
Fourth quarter ended January 31, 2002	14.23	20.14
Fiscal 2003
First quarter ended April 30, 2002	$9.92	$18.35
Second quarter ended July 31, 2002	4.18	10.90
Third quarter ended October 31, 2002	2.03	5.80
Fourth quarter ended January 31, 2003	3.21	6.44
Fiscal 2004
First quarter (through March 20, 2003)	$2.80	$4.21

        As of March 20, 2003, the last reported sale price of our common stock prior to the commencement of this offer, as reported on the Nasdaq National Market, was $3.57 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options.

10. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

  Consideration.

        We will issue new options to purchase our common stock under the 1998 Plans in exchange for Eligible Options properly tendered and cancelled in the offer, subject to the terms set forth in this offer to exchange. All new options will be NSOs and will be granted under either the Non-Officer Plan (in the case of employees who are not executive officers) or the Equity Plan (in the case of executive officers). All new options will be subject to a new stock option agreement between you and us. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the Cancellation Date and the New Option Grant Date and subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive new options based on the exercise price of your Eligible Options tendered in this offer, as follows:

Exercise Price of Eligible Options	Number of Eligible Option Shares Exchanged	Number of New Option Shares to be Granted
$11.00 - $19.99	4	3
$20.00 - $29.99	2	1
$30.00 and above	3	1

        Fractional shares resulting from the application of the exchange ratios above will be rounded up to the nearest whole share. The number of new option shares that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the Cancellation Date but before the New Option Grant Date.

        If you elect to participate in the offer, you must also tender and exchange all options granted to you on or after September 21, 2002, regardless of the exercise price, as a condition to your participation. We will replace any such options with a new option to purchase 1 share for every 1 share covered by the exchanged options.

  General Terms of New Options.

        The new options will be issued under the 1998 Plans, regardless of which option plan the exchanged option was granted under, and will be NSOs, rather than ISOs. New options granted to employees who are not executive officers will be granted under the Non-Officer Plan, while new options granted to executive officers will be granted under the Equity Plan. We will issue new stock option agreements evidencing all new options granted pursuant to this offer. The stock option agreements evidencing new options granted under the Equity Plan and the Non-Officer Plan will be substantially the same as Exhibits (d)(8) and (d)(9), respectively, to the Tender Offer Statement on Schedule TO that we filed with the SEC on March 21, 2003, except that, with respect to new options granted to eligible employees in France, the form of stock option agreement will be substantially the same as Exhibit (d)(10) to the Tender Offer Statement.

        Generally, the new options will have the same terms and conditions as the related Eligible Options cancelled in the offer. Some of the Eligible Options were granted under option plans other than the 1998 Plans, however, and there may be some differences in the terms of the 1998 Plan under which your new option will be granted and the plan under which your old option was granted.

        The exercise price of the new options will be equal to the closing price of our common stock on the trading day prior to the New Option Grant Date. The exercise price for new options granted to French employees, however, will be determined consistent with the Provisions Applicable to Persons Subject to the Laws of France, which is Exhibit (d)(11) to our Tender Offer Statement on Schedule TO that we filed with the SEC on March 21, 2003. Also, in certain countries other than the United States, the new options may be subject to different tax rules.

        The new options will have a term of five years (except for French employees, whose options will have a term of six years) and the same vesting schedule as the related Eligible Options cancelled in the offer, but will not reflect vesting during the period between the Cancellation Date and the New Option Grant Date. Non-exempt employees in the United States, however, will not be able to exercise new options, even if they are vested, for a period of six months following the New Option Grant Date. During that six month period, however, each of the non-exempt employee's new options will continue to vest.

        Option holders have no stockholder rights with respect to any of our common stock subject to outstanding options until such shares are purchased in accordance with the provisions of the applicable option plan and stock option agreement. In addition, the issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment. All of our common stock issuable upon exercise of options under the 1998 Plans, including the shares that will be issuable upon exercise of all new options to be granted pursuant to this offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your common stock issued upon exercise of new options free of any transfer restrictions under applicable securities laws.

  The 1998 Plans and the New Options.

        The following descriptions of the 1998 Plans and the new options are only summaries, and may not be complete. For complete information please refer to the 1998 Plans and the forms of new option agreements that we have filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. Additionally, each of the plans under which the old options were granted are filed as exhibits to the Tender Offer Statement on Schedule TO. You may also send an email to optionexchange@windriver.com or call the Option Exchange Help Line at (510) 749-2995 to request copies of the 1998 Plans, the forms of the new stock option agreements or the option plan under which your existing options were granted, all of which will be provided at our expense.

Wind River Systems, Inc. 1998 Non-Officer Stock Option Plan

        The Non-Officer Plan provides for the grant of NSOs to employees and consultants who are not executive officers of Wind River or members of our Board of Directors. A total of 14,750,000 shares have been reserved for issuance under the Non-Officer Plan. As of March 20, 2003, options to purchase a total of 10,394,045 shares of common stock were outstanding under the Non-Officer Plan.

        Purpose. The Non-Officer Plan was adopted to provide a means by which employees (excluding executive officers and members of the Board of Directors) and consultants to Wind River and our affiliates may be given an opportunity to purchase Wind River common stock, to secure and retain the services of persons holding or capable of filling such positions and to provide incentives for such persons to exert maximum efforts on our behalf.

        Administration. Under the terms of the Non-Officer Plan, the board administers the Non-Officer Plan. The board has the power to construe and interpret the Non-Officer Plan and, subject to the provisions of the Non-Officer Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The board is authorized to delegate administration of the Non-Officer Plan to a committee or committees composed of one or more members of the board and has delegated such administration to the Non-Officer Stock Option Committee. The Non-Officer Stock Option Committee has the powers to administer the Non-Officer Plan that were originally possessed by the board, subject to such limitations as the board provides. As used in this description of the Non-Officer Plan, the "board" refers to the Non-Officer Stock Option Committee as well as to the Board of Directors.

        Eligibility. NSOs may be granted under the Non-Officer Plan to employees of and consultants to Wind River and any affiliates who are not executive officers or members of the Board of Directors.

        Stock Subject to the Plan. If any option granted under the Non-Officer Plan expires or otherwise terminates in whole or in part without having been exercised in full, the common stock not purchased under such option will, unless the plan is terminated, revert to and again become available for issuance under the Non-Officer Plan.

        Terms of Options. The following is a description of the permissible terms of options issued under the Non-Officer Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

  •
  Exercise Price; Payment. The exercise price of NSOs under the Non-Officer Plan may not be less than 85% of the fair market value of common stock subject to the option on the date of the option grant (unless the option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code). As of March 20, 2003, the closing price of Wind River's common stock, as reported on the Nasdaq National Market, was $3.57 per share.

  The exercise price of options granted under the Non-Officer Plan must be paid either: (a) in cash or by check, (b) in other shares of Wind River common stock having a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option has been exercised, (c) by payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of common stock, results in either the receipt of cash (or check) by Wind River or the receipt of irrevocable instructions to pay the aggregate exercise price to Wind River from the sales proceeds, (d) any combination of the foregoing methods of payment or (e) any other form of legal consideration acceptable to the board.

  •
  Exercise/Vesting. Options granted under the Non-Officer Plan may become exercisable ("vest") in cumulative increments as determined by the board, but vesting is typically time-based or performance-based. The board has the power to accelerate the time during which an option may be exercised. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing Wind River to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned and unencumbered stock of Wind River or by a combination of these means.

  •
  Term. The maximum term of stock options under the Non-Officer Plan is 10 years; however, all new options granted under the Non-Officer Plan in connection with this offer will have a term of five years, except for French employees, whose options will have a term of six years. Options under the Non-Officer Plan generally terminate three months after termination of the optionee's employment or relationship as a consultant to Wind River or any of our affiliates, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within 12 months of such termination, (b) the optionee dies while serving, or within a three-month period of having served, Wind River or any of our affiliates, in which case the option may, but need not, be exercisable (to the extent that the option was exercisable at the time of the optionee's death) within 18 months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the other relationship.

  •
  Restrictions on Transfer. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution, provided that an optionee may designate a beneficiary who may exercise the option following the optionee's death.

        Adjustment Provisions. If there is any change in the stock subject to the Non-Officer Plan or subject to any option granted under the Non-Officer Plan, without the receipt of consideration by Wind River (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Non-Officer Plan and options outstanding thereunder will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to outstanding options.

        Effect of Certain Corporate Events. The Non-Officer Plan provides that, in the event of a dissolution or liquidation of Wind River, specified type of merger or other corporate reorganization, at the sole discretion of the board and to the extent permitted by law, (a) any surviving corporation will be required to either assume options outstanding under the Non-Officer Plan or substitute similar options for those outstanding under the Non-Officer Plan, (b) such outstanding options will continue in full force and effect or (c) the vesting of such options will be accelerated. In the event that any surviving corporation declines to assume or continue options outstanding under the Non-Officer Plan, or to substitute similar options, then the vesting of such options will be accelerated in full and the options shall terminate if not exercised at or prior to such event.

        The Non-Officer Plan also provides for the acceleration of vesting for options which otherwise would vest within the 30-month period following the occurrence of certain hostile changes of control. A hostile change of control would involve, for example, (a) the acquisition by any person or related group of a majority of Wind River's voting securities which has not been approved by the Board of Directors or (b) a change of a majority of the members of the Board of Directors in a 24-month period where the new directors were not approved by a majority of the members of the Board of Directors at the beginning of such period or were seated as the result of a proxy contest or other contest over election of members of the Board of Directors.

        If Wind River or all or substantially all of its business or assets are acquired during the period between the Cancellation Date and the New Option Grant Date, the acquiror will be obligated to honor Wind River's obligation to grant the new options. However, depending on the terms of such an acquisition the options granted could be for an equivalent number of shares of the acquiring company (as adjusted for any exchange ratio between Wind River's and the acquiring company's stock) and the exercise price could accordingly be determined based on the fair market value of such stock.

        Amendment and Termination. The board may amend or terminate the Non-Officer Plan from time to time in such respects as the board may deem advisable.

Wind River Systems, Inc. 1998 Equity Incentive Plan

        The Equity Plan provides for the grant of "Stock Awards," which may be ISOs, NSOs, stock appreciation rights ("SARs"), rights to purchase restricted stock or stock bonuses. A total of 4,100,000 shares have been reserved for issuance under the Equity Plan. As of March 20, 2003, options to purchase a total of 3,176,677 shares of common stock were outstanding under the Equity Plan. ISOs granted under the Equity Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. NSOs granted under the Equity Plan are not intended to qualify as ISOs under the Code. See "United States Federal Income Tax Information" below for a discussion of the tax treatment of the NSOs and ISOs under the Equity Plan. All new options granted under the Equity Plan pursuant to this offer will be NSOs.

        Purpose. The Equity Plan was adopted to provide a means by which employees (including officers) and directors of and consultants to Wind River and our affiliates may be given an opportunity to purchase Wind River stock, to secure and retain the services of persons holding or capable of filling such positions and to provide incentives for such persons to exert maximum efforts on behalf of Wind River.

        Administration. Under the terms of the Equity Plan, the board administers the Equity Plan. The board has the power to construe and interpret the Equity Plan and, subject to the provisions of the Equity Plan, to determine the persons to whom and the dates on which Stock Awards will be granted, what type of Stock Award will be granted, the number of shares to be subject to each Stock Award, the time or times during the term of each Stock Award within which all or a portion of such Stock Award may be exercised, the exercise price, the type of consideration and other terms of the Stock Award. The board is authorized to delegate administration of the Equity Plan to a committee or committees composed of one or more members of the board and has delegated such administration to the Compensation Committee. The Compensation Committee has the powers to administer the Equity Plan that were originally possessed by the board, subject to such limitations as the board provides. As used in this description of the Equity Plan, the "board" refers to the Compensation Committee as well as to the Board of Directors.

        In order to maximize Wind River's ability to recognize a business expense deduction under Section 162(m) of the Code in connection with compensation recognized by "covered employees" (defined in Section 162(m) as the chief executive officer and other four most highly compensated officers), the regulations under Section 162(m) require that the directors who serve as members of the committee responsible for administering the Equity Plan with respect to these covered employees must be "outside directors." The board currently intends to limit the directors who may serve as members of the Compensation Committee to those who are "outside directors" as defined in Section 162(m) of the Code. This limitation excludes from the Compensation Committee (a) current employees of Wind River, (b) former employees of Wind River receiving compensation for past services (other than benefits under a tax-qualified pension plan), (c) current and former officers of Wind River and (d) directors currently receiving direct or indirect remuneration from Wind River in any capacity (other than as a director), unless any such person is otherwise considered an "outside director" for purposes of Section 162(m).

        The board or committee may delegate to a committee of one or more members of the board the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act and/or who are either (a) not then employees covered by Section 162(m) of the Code and are not expected to be covered by Section 162(m) of the Code at the time of recognition of income resulting from such Stock Award, or (b) not persons with respect to whom Wind River wishes to avoid the application of Section 162(m) of the Code. The board may abolish such committee at any time and re-vest in the board the administration of the Equity Plan.

        Eligibility. ISOs and SARs appurtenant thereto may be granted under the Equity Plan to employees (including officers) of Wind River and any of our affiliates. Employees (including officers), directors and consultants are eligible to receive awards other than ISOs and SARs appurtenant thereto under the Equity Plan.

        No ISO may be granted under the Equity Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Wind River or any of our affiliates, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more ISOs for shares having an aggregate fair market value (under all plans of Wind River and our affiliates and determined for each share as of the date the option was granted) in excess of $100,000, any such excess options will be treated as NSOs.

        Wind River has included in the Equity Plan a per-employee limitation of 750,000 shares of common stock subject to stock options and SARs that may be granted during a calendar year. The purpose of including this limitation is to ensure that we generally will be able to deduct for tax purposes the compensation attributable to the exercise of options and SARs granted under the Equity Plan.

        Stock Subject to the Plan. If any Stock Award granted under the Equity Plan expires or otherwise terminates in whole or in part without having been exercised in full (or vested in the case of restricted stock), the common stock not purchased under such Stock Award will, unless the plan is terminated, revert to and again become available for issuance under the Equity Plan. Shares of stock subject to exercised SARs shall not again become available for issuance under the Equity Plan.

        Terms of Options. The following is a description of the permissible terms of options under the Equity Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

  •
  Exercise Price; Payment. The exercise price of ISOs under the Equity Plan may not be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant (110% for optionees deemed to own more than 10% of the outstanding voting power of Wind River), and the exercise price of NSOs under the Equity Plan may not be less than 85% of the fair market value of common stock subject to the option on the date of the option grant. With respect to any options granted with exercise prices below fair market value to covered employees, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). As of March 20, 2003, the closing price of Wind River's common stock, as reported on the Nasdaq National Market, was $3.57 per share.

  The exercise price of options granted under the Equity Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the board, (1) by delivery of other Wind River common stock, (2) pursuant to a deferred payment arrangement or (3) in any other form of legal consideration acceptable to the board.

  •
  Exercise/Vesting. Options granted under the Equity Plan may become exercisable in cumulative increments as determined by the board, but vesting is typically time-based or performance-based. The board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Equity Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows us to repurchase shares not yet vested at their exercise price should the optionee leave the employ of Wind River before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned and unencumbered stock of Wind River or by a combination of these means.

  •
  Term. The maximum term of stock options under the Equity Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. All new options granted under the Equity Plan in connection with this offer will have a term of five years. Options under the Equity Plan generally terminate three months after termination of the optionee's employment or relationship as a consultant or director of Wind River or one of our affiliates, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination, (b) the optionee dies while serving, or within a three-month period of having served, Wind River or one of our affiliates, in which case the option may, but need not, be exercisable (to the extent that the option was exercisable at the time of the optionee's death) within 18 months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the other relationship.

  •
  Restrictions on Transfer. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution; provided, however that the board may grant a NSO that is transferable; and provided further that an optionee may designate a beneficiary who may exercise the option following the optionee's death. In addition, shares subject to repurchase by Wind River under an early exercise stock purchase agreement may be subject to restrictions on transfer that the board deems appropriate.

        Terms of Stock Bonuses, Purchases of Restricted Stock and SARs. The Equity Plan also contains terms regarding stock bonuses, purchases of restricted stock and SARs. Individual stock or SAR grants may be more restrictive as to any or all of the permissible terms set forth in the Equity Plan. We will not be granting stock bonuses, restricted stock or SARs as part of the offer. Please see the Equity Plan filed as Exhibit (d)(4) to our Tender Offer Statement on Schedule TO for more information on stock bonuses, purchases of restricted stock and SARs under the Equity Plan.

        Adjustment Provisions. If there is any change in the stock subject to the Equity Plan or subject to any award granted under the Equity Plan, without the receipt of consideration by Wind River (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Equity Plan and awards outstanding thereunder will be appropriately adjusted as to the type of security and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during any calendar year, and the type of security, number of shares and price per share of stock subject to such outstanding Stock Awards.

        Effect of Certain Corporate Events. The Equity Plan provides that, in the event of a dissolution or liquidation of Wind River, specified type of merger or other corporate reorganization, at the sole discretion of the board and to the extent permitted by law, (a) any surviving corporation will be required to either assume Stock Awards outstanding under the Equity Plan or substitute similar Stock Awards for those outstanding under the Equity Plan, (b) such outstanding Stock Awards will continue in full force and effect or (c) such Stock Awards will be accelerated. In the event that any surviving corporation declines to assume or continue awards outstanding under the Equity Plan, or to substitute similar awards, then the time during which such Stock Awards may be exercised will be accelerated and the Stock Awards terminated if not exercised at or prior to such event.

        The Equity Plan also provides for the acceleration of vesting for Stock Awards which otherwise would vest within the 30-month period following the occurrence of certain hostile changes of control. A hostile change of control would involve, for example, (a) the acquisition by any person or related group of a majority of our voting securities which has not been approved by the Board of Directors or (b) a change of a majority of the members of the Board of Directors in a 24-month period where the new directors were not approved by a majority of the members of the Board of Directors at the beginning of such period or were seated as the result of a proxy contest or other contest over election of members of the Board of Directors.

        If Wind River or all or substantially all of our business or assets are acquired during the period between the Cancellation Date and the New Option Grant Date, the acquiror is obligated to honor Wind River's obligation to grant the new options. However, depending on the terms of such an acquisition the options granted could be for an equivalent number of shares of the acquiring company (as adjusted for any exchange ratio between Wind River's and the acquiring company's stock) and the exercise price could accordingly be determined based on the fair market value of such stock.

        Duration, Amendment and Termination. The board may suspend or terminate the Equity Plan without stockholder approval or ratification at any time or from time to time. Unless terminated sooner, the Equity Plan will terminate on April 22, 2008. The board may also amend the Equity Plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders, to the extent stockholder approval is necessary in order for the Equity Plan to satisfy Section 422 of the Code, if applicable, Rule 16b-3 or Nasdaq National Market or other securities exchange listing requirements. The board may submit any other amendment to the Equity Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

  United States Federal Income Tax Information.

        The following is a summary of the United States federal income tax consequences of ISO and NSO grants made under the Equity Plan and the Non-Officer Plan.

        Incentive Stock Options. ISOs granted under the Equity Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code. There generally are no federal income tax consequences to the optionee or Wind River by reason of the grant or exercise of an ISO. However, the exercise of an ISO may cause an optionee to become subject to alternative minimum tax liability or increase the optionee's alternative minimum tax liability, if any. ISOs cannot be granted under the Non-Officer Plan.

        If an optionee holds stock acquired through exercise of an ISO for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the optionee holds the stock. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes currently is 20% (18% for assets acquired in or after 2001 and held for at least five years), while the maximum ordinary income rate currently is effectively 38.6%. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

        To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

        Nonstatutory Stock Options. There are no tax consequences to the optionee or Wind River by reason of the grant of a NSO. Upon exercise of a NSO, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

11.  INFORMATION CONCERNING WIND RIVER.

  General.

        Our principal executive offices are located at 500 Wind River Way, Alameda, California 94501, and the telephone number is (510) 748-4100. Our Internet address on the worldwide web is www.windriver.com. Information contained on our website does not constitute a part of this offer to exchange. For additional information regarding Wind River, we recommend that you also review the materials we have filed with the SEC listed in Section 19. Questions regarding this offer should be directed to optionexchange@windriver.com or to the Option Exchange Help Line at (510) 749-2995.

        Wind River is a leading supplier of software solutions and development tools for embedded systems. An embedded system consists of a microprocessor, or a series of microprocessors, and related software and is used to control, monitor or assist the operation of electronic devices, equipment and machinery. Embedded systems are used in diverse products such as digital imaging products, auto braking systems, internet routers, jet fighter control panels and factory automation devices. Our products, including our flagship products, the Tornado® development platform and the VxWorks® real-time operating system, help customers to enhance product performance, standardize designs across projects, reduce research and development costs and shorten product development cycles. We sell our products to customers in a variety of markets, including aerospace, automotive, digital imaging, industrial measurement and networking.

  Financial Information.

        The financial information included in our annual report on Form 10-K for the fiscal year ended January 31, 2002 and our quarterly report on Form 10-Q for the quarter ended October 31, 2002 is attached to this offer to exchange as Schedule B. Please see Section 19 of this offer to exchange entitled, "Additional Information," for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        We had a book value per share of $3.57 at October 31, 2002.

        The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges set forth below, earnings consist of pre-tax loss from operations, and fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense. For the periods indicated below, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table below. Our ratio of earnings to fixed charges for each of the periods shown is as follows:

	Fiscal Year Ended January 31,
			Nine Months Ended October 31, 2002
	2001	2002
Ratio of earnings to fixed charges	N/A(1)	N/A(1)	N/A(1)

(1)
Due to our losses in the fiscal years ended January 31, 2001 and 2002 and the nine months ended October 31, 2002, the ratio coverage for those periods was less than 1:1. In order to achieve a coverage ratio of 1:1 for those periods, we would have had to generate additional pre-tax earnings of $373.9 million, $62.6 million and $68.6 million in those periods, respectively.

  Recent Developments.

        On February 25, 2003, we announced our fourth quarter fiscal 2003 and full fiscal 2003 unaudited operating results. Our total revenues for the fourth quarter ended January 31, 2003 were $60.9 million, a 24% decrease compared to revenues of $80.5 million in the fourth quarter of fiscal 2002. Our fourth quarter of fiscal 2003 net loss was $37.5 million, compared to a net loss of $50.0 million for the fourth quarter of fiscal 2002. Our net loss per share was $0.47 for the fourth quarter of fiscal 2003, compared to a net loss of $0.64 per share for the fourth quarter of fiscal 2002.

        Our revenues for fiscal year 2003 were $249.1 million, a 29% decrease from $351.1 million in fiscal year 2002. Our net loss for fiscal year 2003 was $106.9 million, or a net loss of $1.35 per share, compared to net loss of $375.6 million, or a net loss of $4.84 per share, for fiscal year 2002.

        These operating results are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of those results. Our auditors, PricewaterhouseCoopers, currently are in the process of auditing our operating results for fiscal year 2003, and our financial statements, together with the opinion of PricewaterhouseCoopers thereon, will be filed with the SEC on or before April 30, 2003 as part of our annual report on Form 10-K. The audit procedures currently being undertaken by PricewaterhouseCoopers, however, may identify adjustments that need to be made to the following results. Consequently, there can be no assurance that there will not be differences between the following results and our audited financial statements or that the differences will not be material.

12.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS AND OUR COMMON STOCK.

        A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of March 20, 2003, our directors and executive officers as a group (11 persons) beneficially owned options outstanding under the Eligible Option Plans to purchase a total of 4,591,051 shares of our common stock, which represented approximately 24.3% of the shares subject to all options outstanding under the Eligible Option Plans as of that date. Of the options owned by executive officers, 1,553,000 are Eligible Options for the purpose of this offer.

        The table below sets forth the beneficial ownership of each of our executive officers and directors of options under the Eligible Option Plans outstanding as of March 20, 2003. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the Eligible Option Plans, which was 18,903,234 as of March 20, 2003. Executive officers are eligible to participate in this offer. Members of the Board of Directors, including our President and Chief Executive Officer and our Chairman of the Board, are not eligible to participate in this offer.

Name	Position with Wind River	Number of Shares Covered by Outstanding Options Granted Under the Eligible Option Plans	Percentage of Total Outstanding Options Under the Eligible Option Plans
Jerry L. Fiddler*	Chairman of the Board	548,251	2.9%
Narendra K. Gupta*	Vice-Chairman of the Board	99,800	**
Thomas St. Dennis*	President, Chief Executive Officer and Director	1,705,000	9.0%
James W. Bagley*	Director	—	—
John C. Bolger*	Director	—	—
William B. Elmore*	Director	—	—
Grant M. Inman*	Director	—	—
Michael W. Zellner	Vice President of Finance, Chief Financial Officer and Secretary	600,000	3.2%
David G. Fraser	Group Vice President and General Manager Products	633,000	3.3%
Marla Ann Stark	Vice President, General Counsel and Assistant Secretary	555,000	2.9%
Stephen A. Kennedy	Group Vice President Worldwide Sales and Marketing	450,000	2.4%
Total		4,591,051	24.3%

*
Not eligible to participate in the offer.

**
Less than 1%

        Except as otherwise described above and other than ordinary course purchases under our broad based employee stock purchase plans and matching contributions under our 401(k) plan, we have not, and to our knowledge, none of our directors or executive officers or any of our affiliates has, engaged in transactions involving options to purchase our common stock or involving our common stock during the past 60 days. Except as otherwise described above, we are not and, to our knowledge, none of our directors or executive officers is, a party to any agreement, arrangement or understanding with respect to any of our securities (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

13.  STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Eligible Options we accept for exchange and acquire pursuant to this offer will be cancelled. In the case of cancelled options that were originally granted under the 1998 Plans, the shares will be returned to the pool available for future option grants under the 1998 Plans, including the new options to be granted pursuant to the offer. To the extent such shares are not granted in connection with this offer, the shares will be available for future grants to employees and other eligible plan participants without further stockholder action, except as may be required by applicable law or the rules of the Nasdaq National Market or any other stock exchange on which our common stock is then quoted or listed. Shares subject to cancelled options granted under options plans other than the 1998 Plans will not be available for future grants under any option plan.

        Many of our eligible employees hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these eligible employees an opportunity to participate more effectively in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable eligible employees to immediately receive new options with an exercise price equal to the then-current fair market value (or as modified to comply with local tax laws for options granted in certain countries other than the United States), determined under the terms of the option plans. However, if we repriced existing options, we could be required under the applicable United States accounting rules to recognize significant charges in our financial statements relating to the repriced options. Such charges would reduce our reported earnings (or, as applicable, increase our losses) for each fiscal quarter that the repriced options remained outstanding, which could have a negative impact on our stock price for several years.

        We believe that we can accomplish our goals by providing eligible employees the choice of whether they want to receive options that over time may have a greater potential to increase in value, without the accounting consequences described above because:

  •
  we will not grant any new options to eligible employees who tender their Eligible Options in the offer until a day that is at least six months and one day from the Cancellation Date, but no later than November 30, 2003 (unless we extend this offer);

  •
  the exercise price of all new options will be the closing price of our common stock on the trading day prior to the New Option Grant Date (or as modified for French employees in accordance with the terms of our Non-Officer Plan); and

  •
  we will not grant any other options to an eligible employee who tenders Eligible Options in the offer that are cancelled in the exchange until the New Option Grant Date.

        Notwithstanding the foregoing, if an employee participates in the offer and is on an authorized leave of absence on the New Option Grant Date, so long as the employee returns to active employment within 12 months of the New Option Grant Date, we will grant to such employee the new option on a date within 60 days after the employee returns to active employment. The exercise price of such new options will be the closing price on the trading date prior to the date of grant. An authorized leave of absence is a leave of absence that has been approved in writing in accordance with Wind River policy or practice, at the end of which it is expected that you will return to active employment with Wind River or one of our subsidiaries. Authorized leaves include approved bereavement leave, family medical leave, personal medical leave, including short-term disability and long-term disability, jury duty leave, personal leave, military leave and sabbatical leaves.

14.  LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of new options to eligible employees as contemplated by this offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. If any other approval or action should be required, we presently intend to seek such approval or take such action. We are unable to predict whether we would be required to delay our acceptance of Eligible Options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept any Eligible Options for exchange is subject to various conditions, including the conditions described in Section 8 above.

        If we are prohibited by applicable law or regulation from granting new options on the New Option Grant Date, we will not grant any new options and you will not receive any other compensation for the options you tendered. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the new grants.

15.  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material United States federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Code, its legislative history, United States Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of this offer to exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Therefore, we strongly encourage you to consult your own tax advisor with respect to your individual tax consequences by virtue of participating in the offer. Option holders subject to the tax laws of other countries and jurisdictions may be subject to different tax consequences if they exchange their options in the offer.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO COUNTRY, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

        We believe that the exchange of Eligible Options for the commitment to grant new options should be a non-taxable event. Administrative and judicial interpretations of Section 83 of the Code indicate that the exchange of an option without a readily ascertainable fair market value, as defined in the Treasury regulations, for a commitment to grant a new option without a readily ascertainable fair market value is a non-taxable event.

        As the value of neither the tendered options nor the commitment to grant the new options will be readily ascertainable at the time of the exchange, the exchange should be a non-taxable event under United States federal income tax laws. Therefore, we believe the option holders who exchange outstanding options for the commitment to grant new options should not be required to recognize income for United States federal income tax purposes at the time of the exchange.

        We also believe that the grant of new options should not be recognized as taxable income under United States federal income tax laws. The Treasury regulations under Section 83 of the Code generally provide that the grant of an option without a readily ascertainable fair market value is a non-taxable event. Therefore, we believe that at the New Option Grant Date, the option holders should not be required to recognize additional income for United States federal income tax purposes. State and local tax consequences may be different.

        Some of the Eligible Options are ISOs, but all of the new options will be NSOs. United States federal income tax law treats ISOs and NSOs differently. To the extent an option holder tenders an eligible option that was an ISO and receives in exchange a NSO, the option holder will forfeit any potentially favorable tax treatment that would have been achievable with respect to the tendered option. The following describes the tax treatment of each kind of option:

  Incentive Stock Options.

        ISOs are eligible for favorable federal income tax treatment accorded "incentive stock options" under the Code. There generally are no federal income tax consequences to the optionee or Wind River by reason of the grant or exercise of an ISO. However, the exercise of an ISO may cause an optionee to become subject to alternative minimum tax liability or increase the optionee's alternative minimum tax liability, if any.

        If an optionee holds stock acquired through exercise of an ISO for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the optionee holds the stock. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes currently is 20% (18% for assets acquired in or after 2001 and held for at least five years), while the maximum ordinary income rate currently is effectively 38.6%. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

        To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

  Nonstatutory Stock Options.

        There are no tax consequences to the optionee or Wind River by reason of the grant of a NSO. Upon exercise of a NSO, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term, mid-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

16.  TERMS OF THE OFFER SPECIFIC TO PARTICIPANTS RESIDING IN FOREIGN JURISDICTIONS.

        If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability of a foreign jurisdiction, your tax consequences with respect to the exchange will vary from those tax consequences described above for United States citizens or permanent residents. Employees in foreign jurisdictions should refer to Schedules C through H, as applicable, to this offer to exchange for a discussion of the tax and legal consequences of electing to participate in the offer.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX AND OTHER CONSEQUENCES OF THIS OFFER, AS THE TAX CONSEQUENCES TO YOU ARE DEPENDENT ON YOUR INDIVIDUAL TAX SITUATION.

        IN ADDITION, IF YOU ARE A RESIDENT OF MORE THAN ONE COUNTRY, YOU SHOULD BE AWARE THAT THERE MIGHT BE ADDITIONAL TAX AND OTHER CONSEQUENCES THAT MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR OWN ADVISORS TO DISCUSS THE CONSEQUENCES TO YOU OF THIS TRANSACTION.

17.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We may, from time to time, extend the period of time during which this offer is open and delay accepting any Eligible Options tendered to us by announcing the extension and giving oral or written notice of the extension to eligible employees. If we extend this offer, we will also extend the New Option Grant Date (including the November 30, 2003 outside date) if necessary to ensure that the new options are granted at least six months and one day following the Cancellation Date.

        We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend this offer and to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 8, by giving oral or written notice of such termination or postponement to eligible employees and making an announcement thereof. Our reservation of the right to delay our acceptance and cancellation of Eligible Options tendered for exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Eligible Options tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 8 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, but not limited to, by decreasing or increasing the consideration offered in this offer to eligible employees or by decreasing or increasing the number of options being sought in the offer.

        Amendments to this offer may be made at any time and from time to time by an announcement of the amendment. In the case of an extension, the announcement must be issued no later than 6:00 a.m., Pacific time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement made pursuant to this offer will be disseminated promptly to eligible employees in a manner reasonably designated to inform eligible employees of such change. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release through our normal channels.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

18.  FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to this offer.

19.  ADDITIONAL INFORMATION.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to this offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Eligible Options:

  (a)
  Our Annual Report on Form 10-K for the year ended January 31, 2002;

  (b)
  Our Proxy Statement on Schedule 14A, dated May 30, 2002;

  (c)
  Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2002;

  (d)
  Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2002;

  (e)
  Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2002;

  (f)
  The description of our common stock contained in our registration statement on Form 8-A, as amended by Form 8-A/A filed on May 1, 2000, including all amendments or reports updating this description; and

  (g)
  Our Current Report on Form 8-K filed with the SEC on May 2, 2002, as amended by our Current Report on Form 8-K/A filed with the SEC on June 7, 2002.

        We recommend that you review any additional documents that we may file with the SEC between the date of this offer to exchange and the Expiration Date. These include our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

        These filings and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at l-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "WIND," and our SEC filings can also be reviewed at Nasdaq Operations, 1725 K Street, N.W., Washington, D.C. 20006.

        We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Wind River Systems, Inc.
Attn: Pam Sheridan
500 Wind River Way
Alameda, CA 94501, U.S.A.
Telephone: (510) 749-2995
Fax: (510) 749-2944
Email: optionexchange@windriver.com

As you read the documents listed in this Section 19, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about Wind River should be read together with the information contained in the documents to which we have referred you.

20.  FORWARD LOOKING STATEMENTS.

        This offer to exchange and our SEC filings referred to above include "forward-looking statements." When used in this offer to exchange, the words "could," "may," "anticipate," "believe," "estimate," "expect," "intend," "plan" and similar expressions as they relate to us or our management are intended to identify these forward-looking statements. These address our expected business, results of operations, future financial position, business strategy, financing plans and capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters and include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which we operate and our beliefs and assumptions regarding these economies and markets. This information and such statements are subject to important risks, uncertainties and assumptions, which are difficult to predict. The results or events predicted in these statements may differ materially from actual results or events. Factors that could cause or contribute to such differences include, but are not limited to, the continuing weakness in the economy generally, our ability to align our costs with decreased revenue levels, the impact of competitive products and pricing, the success of our implementation of our new business model and the rate of its adoption, potential slow downs in customer sales, the impact of charges for restructuring and other costs, political and economic conditions, intellectual property disputes, litigation and other factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2002, our Quarterly Reports on Form 10-Q and other filings with the SEC. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

21.  FINANCIAL STATEMENTS

        Attached as Schedule B to this offer are our consolidated financial statements and the related notes to the consolidated financial statements that are included in our annual report on Form 10-K for our fiscal year ended January 31, 2002, and our quarterly report on Form 10-Q for our fiscal quarter ended October 31, 2002. See Section 11 of this offer to exchange for information on our fourth quarter fiscal 2003 and full fiscal 2003 unaudited operating results. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 19 above.

22.  MISCELLANEOUS.

        We are not aware of any country where the making of this offer is not in compliance with applicable law. If we become aware of any country where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the eligible employees residing in such country.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this document or in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

WIND RIVER SYSTEMS, INC.

March 21, 2003

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF WIND RIVER SYSTEMS, INC.

        The directors and executive officers of Wind River Systems, Inc. and their positions and offices as of March 21, 2003, are set forth in the following table:

Name	Position with Wind River
Jerry L. Fiddler	Chairman of the Board
Narendra K. Gupta	Vice-Chairman of the Board
Thomas St. Dennis	President, Chief Executive Officer and Director
James W. Bagley	Director
John C. Bolger	Director
William B. Elmore	Director
Grant M. Inman	Director
Michael W. Zellner	Vice President of Finance, Chief Financial Officer and Secretary
David G. Fraser	Group Vice President and General Manager Products
Marla Ann Stark	Vice President, General Counsel and Assistant Secretary
Stephen A. Kennedy	Group Vice President Worldwide Sales and Marketing

        The address of each director and executive officer is: c/o Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 94501.

        Members of our Board of Directors, including our President and Chief Executive Officer and our Chairman of the Board, may not participate in this offer to exchange.

A-1

SCHEDULE B

FINANCIAL STATEMENTS OF WIND RIVER SYSTEMS, INC.

WIND RIVER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2002	2001	2002	2001
Revenues, net:
Products	$37,319	$53,000	$123,345	$181,220
Services	20,962	27,145	64,877	89,347

Total revenues	58,281	80,145	188,222	270,567

Cost of revenues:
Products	4,033	6,140	14,215	19,906
Services	12,514	13,842	39,494	47,160

Total cost of revenues	16,547	19,982	53,709	67,066

Gross profit	41,734	60,163	134,513	203,501

Operating expenses:
Selling and marketing	27,431	35,104	93,993	118,299
Product development and engineering	18,049	21,640	56,463	68,667
General and administrative	8,749	8,802	26,430	28,642
Amortization of goodwill and purchased intangibles	2,259	13,554	6,777	69,361
Impairment of goodwill and purchased intangibles	—	—	—	225,418
Restructuring and other nonrecurring charges	—	—	17,665	28,615

Total operating expenses	56,488	79,100	201,328	539,002

Loss from operations	(14,754)	(18,937)	(66,815)	(335,501)
Other income (expense)
Interest income	2,943	3,364	9,482	12,652
Interest expense	(1,717)	(1,495)	(5,277)	(5,701)
Other expense, net	(815)	(4,576)	(5,950)	(5,492)

Total other income (expense)	411	(2,707)	(1,745)	1,459

Loss before provision for (benefit from) income taxes and extraordinary gain	(14,343)	(21,644)	(68,560)	(334,042)
Provision for (benefit from) income taxes	—	(1,843)	775	(7,841)

Loss before extraordinary gain	(14,343)	(19,801)	(69,335)	(326,201)
Extraordinary gain, net of income taxes	—	568	—	568

Net loss	$(14,343)	$(19,233)	$(69,335)	$(325,633)

Extraordinary gain per share	$—	$0.01	$—	$0.01
Basic and diluted net loss per share	$(0.18)	$(0.25)	$(0.88)	$(4.21)
Shares used in basic and diluted per share calculation	79,089	77,820	78,965	77,320

The accompanying notes are an integral part of these condensed consolidated financial statements.

WIND RIVER SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)
(Unaudited)

	October 31, 2002	January 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$45,462	$131,067
Short-term investments	29,571	22,364
Accounts receivable, net	42,179	61,109
Prepaid and other current assets	12,787	18,404

Total current assets	129,999	232,944
Investments	157,577	123,136
Property and equipment, net	48,303	59,804
Intangibles, net	102,448	108,409
Other assets	15,026	19,644
Restricted cash	63,683	63,683

Total assets	$517,036	$607,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,196	$7,191
Line of credit	—	14,988
Accrued liabilities	22,679	19,346
Accrued restructuring costs	2,983	5,243
Accrued compensation	14,976	17,575
Income taxes payable	4,515	7,485
Deferred revenues	29,429	34,656

Total current liabilities	79,778	106,484
Convertible subordinated debt	150,000	150,000
Other long-term liabilities	4,957	2,995

Total liabilities	234,735	259,479

Stockholders' equity:
Common stock, par value $0.001; 325,000 shares authorized; 81,301 and 79,863 shares issued at October 31, 2002 and January 31, 2002, respectively; 79,066 and 78,586 shares outstanding at October 31, 2002 and January 31, 2002, respectively	81	80
Additional paid-in-capital	745,915	737,595
Loan to stockholder	(1,977)	(1,893)
Treasury stock, 2,235 and 1,277 shares at cost at October 31, 2002 and January 31, 2002, respectively	(34,185)	(29,488)
Accumulated other comprehensive loss	(4,810)	(4,765)
Accumulated deficit	(422,723)	(353,388)

Total stockholders' equity	282,301	348,141

Total liabilities and stockholders' equity	$517,036	$607,620

The accompanying notes are an integral part of these condensed consolidated financial statements.

WIND RIVER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Nine Months Ended October 31,
	2002	2001
Cash flows from operating activities:
Net loss	$(69,335)	$(325,633)
Adjustments to reconcile net loss to net cash (used in) provided by operations:
Depreciation and amortization	22,401	83,676
Non-cash charge for other-than-temporary decline in investments	4,467	11,146
Non-cash restructuring charge	1,545	1,411
Non-cash compensation, including 401(k) match	2,002	2,208
Impairment of capitalized internal use software	—	1,204
Interest on loan to stockholder	(84)	(79)
Impairment of goodwill and purchased intangibles	—	225,418
Loss on asset dispositions	353	—
Realized gain on repurchase of convertible subordinated notes	—	(1,202)
Deferred income taxes	69	(4,919)
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable, net	18,930	40,264
Accounts payable	(1,995)	(8,447)
Accrued restructuring costs	(2,227)	14,969
Accrued liabilities	3,151	(11,878)
Accrued compensation	(2,599)	(4,148)
Income taxes payable	(3,785)	(2,159)
Deferred revenue	(5,227)	(16,496)
Other assets & liabilities	5,308	13,682

Net cash (used in) provided by operating activities	(27,026)	19,017

Cash flows from investing activities:
Acquisition of property and equipment	(4,921)	(14,169)
Capitalized software development costs	(969)	(801)
Purchase of investments	(204,528)	(217,247)
Sales of investments	116,081	223,035
Maturities of investments	48,060	76,995
Acquisition, net of cash	(175)	(43,427)
Restricted cash	—	(1,982)

Net cash (used in) provided by investing activities	(46,452)	22,404

Cash flows from financing activities:
Issuance of common stock	6,346	12,200
Repurchase of convertible subordinated notes	—	(74,458)
Acquisition of treasury stock	(4,697)	—
Borrowings (repayment) of line of credit	(14,988)	1,870

Net cash used in financing activities	(13,339)	(60,388)

Effect of exchange rate changes on cash and cash equivalents	1,212	(1,339)

Net decrease in cash and cash equivalents	(85,605)	(20,306)
Cash and cash equivalents at beginning of period	131,067	92,431

Cash and cash equivalents at end of period	$45,462	$72,125

The accompanying notes are an integral part of these condensed consolidated financial statements.

WIND RIVER SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Basis of Presentation

        The accompanying condensed consolidated financial statements and related notes of Wind River Systems, Inc. ("Wind River") are unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the financial position as of October 31, 2002 and January 31, 2002, the results of operations for the three and nine months ended October 31, 2002 and 2001, and cash flows for the nine months ended October 31, 2002 and 2001 have been included. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Wind River's Annual Report on Form 10-K for the fiscal year ended January 31, 2002 filed with the Securities and Exchange Commission on April 30, 2002 ("2002 Form 10-K"). The results of operations for the three and nine months ended October 31, 2002 are not necessarily indicative of results to be expected for the entire fiscal year, which ends on January 31, 2003, or for any future period.

        In accordance with the rules and regulations of the Securities and Exchange Commission, unaudited condensed consolidated financial statements may omit or condense certain information and disclosures normally required for a complete set of financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The condensed consolidated balance sheet at January 31, 2002 was derived from audited financial statements, but does not include all disclosures required by GAAP. Wind River's management believes that the notes to the condensed consolidated financial statements contain disclosures adequate to make the information presented not misleading.

        The condensed consolidated financial statements include the financial information of Wind River and its subsidiaries. All significant inter-company accounts and transactions have been eliminated. Wind River has a reporting year ending January 31 while, through December 31, 2001, its international subsidiaries (outside of North America) had reporting years ending December 31; thus, the condensed consolidated financial statements for the three and nine months ended October 31, 2001 include such subsidiaries' results for the three and nine months ended September 30, 2001. Effective January 31, 2002, each of Wind River's international subsidiaries (outside of North America) changed its reporting year to end on January 31 rather than December 31; thus, the condensed consolidated financial statements for the three and nine months ended October 31, 2002 include such subsidiaries' results for the three and nine months ended October 31, 2002.

        Certain amounts have been reclassified to conform to the presentation for the current period.

Note 2: Acquisitions

        Wind River has completed a number of acquisitions accounted for as purchase transactions. The condensed consolidated financial statements include the operating results of each business from the date of acquisition. The purchase price for each acquisition is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of the estimated fair values on the effective date of the acquisition.

        On April 18, 2001, Wind River purchased certain identified software products, including an operating system for digital signal processors from Eonic Systems, Inc. ("Eonic"). The total purchase price of $15.5 million consisted of $15.0 million in cash and approximately $542,000 in acquisition-related costs.

        On May 4, 2001, Wind River purchased from Berkeley Software Design, Inc. ("BSDI") certain identified software assets, including the BSDI operating system, a UNIX-based code suitable for various Internet applications, for a total purchase price of $23.4 million, consisting of approximately $22.9 million in cash and $507,000 in acquisition-related costs. Prior to the closing of the transaction, Wind River lent $7.5 million to BSDI to repay BSDI creditors. The loan was repaid in full in connection with the closing of the asset sale.

        On October 10, 2001, Wind River purchased the assets of Telenetworks, a business unit of Next Level Communications, Inc. The assets acquired in the transaction included software stacks that implement the signaling and control mechanisms used in voice-over-IP networks, customer lists and other assets. The total net purchase price of $5.6 million consisted of approximately $5.5 million in net cash and $100,000 in acquisition-related costs.

        Pro forma results of the Eonic, BSDI and Telenetworks purchases have not been presented because the effects were not material to the condensed consolidated financial statements of Wind River.

        Refer to Note 3 of Notes to Consolidated Financial Statements in Wind River's 2002 Form 10-K for further details of acquisitions completed during the fiscal years ended January 31, 2002, 2001 and 2000.

        The table below sets forth the amortization expense, foreign currency translation and other adjustments for the nine months ended October 31, 2002 and the net book value of goodwill and purchased intangibles as of October 31, 2002 for certain acquisitions completed during fiscal years ended January 31, 2002, 2001 and 2000:

	Acquisitions
(In thousands)	Telenetworks	BSDI	Eonic	Rapid	ICESoft	AudeSi	Embedded Support Tools	Software Development Systems	Other	Total
Total at acquisition
Goodwill	$2,354	$20,073	$11,664	$49,028	$23,961	$50,180	$317,393	$23,018	$8,964	$506,635
Purchased intangibles	2,875	3,410	3,870	7,000	750	1,100	15,800	12,100	655	47,560

	5,229	23,483	15,534	56,028	24,711	51,280	333,193	35,118	9,619	554,195
Disposition as of Jan. 31, 2002
Goodwill	—	215	—	—	3,062	—	—	—	—	3,277
Purchased Technology	—	—	—	—	468	—	—	—	—	468

	—	215	—	—	3,530	—	—	—	—	3,745
Impairment as of Jan. 31, 2002
Goodwill	—	—	—	24,024	15,255	35,397	167,481	13,811	—	255,968
Purchased intangibles	—	—	—	—	—	440	—	977	—	1,417

	—	—	—	24,024	15,255	35,837	167,481	14,788	—	257,385
Accumulated amortization, foreign translation and other adjustments as of Jan. 31, 2002
Goodwill	—	3,764	2,187	14,841	5,644	14,632	107,474	7,385	6,151	162,078
Purchased intangibles	220	639	726	2,220	282	466	7,242	10,128	655	22,578

	220	4,403	2,913	17,061	5,926	15,098	114,716	17,513	6,806	184,656
Additions as of Oct. 31, 2002—Goodwill	—	—	—	—	—	—	—	—	175	175
Amortization expense, foreign translation and other adjustments for the nine months ended October 31, 2002—Purchased intangibles	539	640	725	1,313	—	64	2,962	534	(641)	6,136
Net book value at Oct. 31, 2002
Goodwill	2,354	16,094	9,477	10,163	—	151	42,438	1,822	2,988	85,487
Purchased intangibles	2,116	2,131	2,419	3,467	—	130	5,596	461	641	16,961

	$4,470	$18,225	$11,896	$13,630	$—	$281	$48,034	$2,283	$3,629	$102,448

Fiscal year acquired	2002	2002	2002	2001	2001	2001	2001	2000	various

Impairment of Goodwill and Purchased Intangibles

        During the second and fourth quarters of fiscal year 2002,Wind River identified indicators of possible impairment of goodwill and other acquired intangible assets relating to previous acquisitions. These indicators included the deterioration in the business climate, changes in sales and cash flow forecasts, strategic plans for certain of the acquired businesses and significant declines in the market values of companies in the embedded software industry. Accordingly, Wind River compared the undiscounted cash flows associated with the acquired businesses and long-lived assets with the respective carrying amounts and determined that an impairment of certain of these assets existed. As a result, during the second and fourth quarters of fiscal 2002, Wind River recorded an aggregate charge of $225.4 million and $32.0 million, respectively, related to the impairment of goodwill and purchased intangible assets. The impaired amount was measured as the amount by which the carrying amount exceeded the respective present value of the estimated future cash flows for goodwill and purchased intangible assets presented in the table above.

        The impairment charge for those assets held for use was determined based upon the estimated discounted cash flows over the remaining useful life of the goodwill using discount rates ranging from 17% to 23%. The assumptions supporting the cash flows, including the discount rates, were determined using Wind River's best estimates as of the date of the impairment review. The impairment charge for those assets held for disposal was determined based on the expected proceeds of disposition. As of October 31, 2002 and January 31, 2002, Wind River had net book values in goodwill and purchased intangible assets of approximately $102.4 million and $108.4 million, respectively. Accumulated amortization for goodwill and purchased intangibles as of October 31, 2002 and January 31, 2002 was $190.8 million and $183.4 million, respectively. Amortization expense relating to completed technology for the three months ended October 31, 2002 and 2001 was $1.7 million and $1.9 million, respectively, and was $5.1 million and $6.3 million for the nine months ended October 31, 2002 and 2001, respectively. Other than goodwill, all identifiable intangible assets of approximately $17.0 million in net book value as of October 31, 2002 will continue to be amortized in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142").

        Wind River adopted SFAS 142 on February 1, 2002, and accordingly, ceased amortizing goodwill with net book value totaling $85.3 million, including $8.5 million of acquired workforce previously classified as purchased intangibles. The following table presents the impact of SFAS 142 on net loss and net loss per share had SFAS 142 been applicable for the three and nine months ended October 31, 2001:

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands, except per share amounts)	2002	2001	2002	2001
Reported loss	$(14,343)	$(19,233)	$(69,335)	$(325,633)
Adjustments:
Amortization of goodwill	—	10,356	—	59,873
Amortization of acquired workforce previously classified as purchased intangible assets	—	945	—	2,315

Net adjustments	—	11,301	—	62,188

Adjusted net loss	$(14,343)	$(7,932)	$(69,335)	$(263,445)

Reported net loss per share— basic and diluted	$(0.18)	$(0.25)	$(0.88)	$(4.21)
Adjusted net loss per share— basic and diluted	$(0.18)	$(0.10)	$(0.88)	$(3.41)

        The estimated future amortization expense of purchased intangible assets is as follows:

Fiscal Year Ended January 31,	Amount (In thousands)
2003*	$2,260
2004	8,609
2005	4,818
2006	1,274

* Remaining three months

        As of the date of adoption of SFAS 142, Wind River was required to perform an assessment of whether there was an indication that goodwill was impaired. To accomplish this, Wind River was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of February 1, 2002. Wind River currently operates in one reportable segment, which is also the only reporting unit for purposes of SFAS 142. Since Wind River currently only has one reporting unit, all of the goodwill has been assigned to the enterprise as a whole. In July 2002, Wind River completed the transitional goodwill impairment tests required by SFAS 142 with the assistance of a third-party valuation consultant, and determined that the goodwill was not impaired at February 1, 2002. The discounted cash flow method was the primary method used to determine the fair values for SFAS 142 impairment purposes.

        SFAS 142 also requires that Wind River test goodwill for impairment on an annual basis as well as when circumstances indicate a possible impairment. Wind River has determined that it will conduct its annual impairment tests during its second fiscal quarter. The deterioration of the telecommunications industry as well as the decline in Wind River's current product sales in the second quarter of fiscal 2003 were factors that also required Wind River to evaluate the fair value of the goodwill. Therefore, during the quarter ended July 31, 2002, Wind River completed its annual impairment test and its second quarter trigger test with the assistance of a third-party valuation consultant, and concluded that there was no impairment of goodwill. The discounted cash flow method was the primary method used to determine the fair values for SFAS 142 impairment purposes. The assumptions supporting the cash flows, including the discount rate, which was assumed to be 17%, were determined using Wind River's best estimates as of the date of the impairment review.

        See Note 13, "Subsequent Events," for further information about the impairment review Wind River commenced after the quarter ended October 31, 2002.

Note 3: Revenue Recognition

        Wind River derives revenue from two sources: (i) product revenue and (ii) service revenue. Product revenues consist of royalties and fees for operating systems and fees for the use of development tools. Wind River licenses its software products under perpetual as well as time-based arrangements. Service revenues are derived from fees from professional services, which include design and development fees, software maintenance contracts, and customer training and consulting. Maintenance contract renewals are generally sold separately from Wind River's products. Wind River's customers consist of end users, distributors, original equipment manufacturers, system integrators and value-added resellers. Agreements generally do not allow the right of return or sales price adjustments.

        Wind River recognizes revenue in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended, SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" and Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition."

        Wind River recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the vendor's fee is fixed or determinable and (iv) vendor-specific objective evidence ("VSOE") exists to allocate the total fee to all undelivered elements of the arrangement and collection is determined to be probable. These four criteria are further described below:

          Persuasive evidence of an arrangement exists.    Wind River's customary practice is to have written non-cancelable contracts and a customer purchase order prior to recognizing revenue on an arrangement.

          Delivery has occurred.    Product revenues for software and hardware are recognized at the time of shipment or upon the delivery of a product master, with standard title transfer terms of FOB shipping point. If undelivered products or services exist that are essential to the functionality of the delivered product in an arrangement, delivery is not considered to have occurred. If evidence of fair value of all undelivered elements exists, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

          Wind River recognizes revenues from one-year, time-based licenses ratably over the term of the agreement. For multi-year time-based licenses, Wind River defers recognition of the fees associated with the VSOE of the maintenance and support over the term of the license and recognizes the residual contract amount in the period in which the agreement is signed, so long as it has VSOE for undelivered elements, which typically consist of maintenance and support. Where VSOE does not exist for undelivered elements, Wind River recognizes the fees ratably over the term of the multi-year license.

          Sales to distributors, original equipment manufacturers, system integrators and value-added resellers are recognized either at the time the risks of ownership have transferred or upon receipt of royalty reports related to the sale of product to an end-user, depending on Wind River's historical experience with these customers.

          Service revenues from professional services contracts are recognized as the services are performed for time-and-materials contracts and using the percentage-of-completion basis for fixed-price contracts. Service revenues from software maintenance, support and update fees are recognized ratably over the contract period, which in most instances is one year. Service revenues from training and consulting are recognized when the services are provided.

          The vendor's fee is fixed or determinable.    At the time of each transaction, Wind River assesses whether the fee associated with a revenue transaction is fixed or determinable based on the payment terms associated with the transaction. If any portion of a fee is due after Wind River's standard payment terms, which are generally no greater than 90 days from invoice date, Wind River accounts for the fee as not being fixed or determinable. In these cases, revenue is recognized as the fees become due.

          VSOE exists and collection is probable.    Wind River assesses probability of collection based on a number of factors, including its past transaction history with the customer and the credit-worthiness of the customer. New customers and certain existing customers are subject to a credit review process that evaluates the customers' financial position and ultimately their ability to pay according to the original terms of the arrangement. Based on Wind River's review process, if it is determined from the outset of an arrangement that collection of the resulting receivable is not probable, then revenue is recognized on a cash-collected basis.

        Significant management judgments and estimates are made in connection with the revenues recognized in any accounting period. Wind River must assess whether the fee associated with a revenue transaction is fixed or determinable and whether or not collection is probable. In addition, significant estimates are made for professional services arrangements. Material differences could result in the amount and timing of revenues for any period if management were to make different judgments or utilize different estimates.

Note 4: Cash and Cash Equivalents, Investments and Restricted Cash

        Cash equivalents consist of highly liquid investments with remaining maturity at the date of purchase of three months or less. These fixed income securities are readily convertible to cash and are stated at cost, which approximates fair value. Fair value is determined based upon the quoted market prices of the securities as of the balance sheet date.

        Investments with original maturities greater than three months and less than or equal to one year are classified as short-term investments. Investments with original maturities greater than one year are classified as long-term investments. Wind River accounts for its investments, including marketable equity securities, money market funds, municipal bonds, U.S. government and agency obligations, corporate bonds and other debt securities, in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Wind River determines the appropriate classification of its investments at the time of purchase and re-evaluates such classification at each balance sheet date. Wind River has classified all of its investments as available-for-sale and carries such investments at fair value, with unrealized gains and losses reported in the accumulated other comprehensive income (loss) component of stockholders' equity until disposition. The cost of securities sold is based on the specific identification method. Realized gains or losses and declines in value, which are judged to be other-than-temporary, are reported in other income or expense.

        Wind River values its publicly held investments using the closing price of the stock at the end of each month. As a result, Wind River reflects these investments on its balance sheet as of October 31, 2002, as long-term investments, at their aggregate market value of approximately $244,000. During the three and nine months ended October 31, 2002, Wind River recorded an impairment charge on these publicly held investments of $208,000 and $467,000, respectively, which represented the amount of other-than-temporary decline as of the date of impairment.

        Wind River has certain other minority investments in non-publicly traded companies. These investments were included as a component of other long-term assets on Wind River's balance sheet and were carried at cost, subject to adjustment for impairment. Due to the economic downturn and specifically the decline in the telecommunications sector, Wind River recorded impairment losses on its investments in private companies of $3.6 million and $6.9 million during the three and nine-month periods ended October 31, 2001, respectively, and an additional $4.0 million in the quarter ended July 31, 2002. As a result of the write-down in the quarter ended July 31, 2002, Wind River had no remaining book value on its balance sheet relating to private company investments.

        Restricted cash consists of the investments held as collateral under the operating leases for Wind River's headquarters and interest rate swap agreements. See Note 13, "Subsequent Events," for a further discussion of the interest rate swap agreements and the operating leases.

Note 5: Derivative Financial Instruments

        Wind River enters into foreign currency forward exchange contracts to manage foreign currency exposures related to certain foreign currency denominated inter-company balances. Additionally, Wind River may adjust its foreign currency hedging position by taking out additional contracts or by terminating or offsetting existing forward contracts. These adjustments may result from changes in the underlying foreign currency exposures or from fundamental shifts in the economics of particular exchange rates. Gains and losses on terminated forward contracts, or on contracts that are offset, are recognized in income in the period of contract termination or offset. As of October 31, 2002, Wind

River had outstanding forward contracts with notional amounts of $11.6 million. As of January 31, 2002, Wind River had no outstanding forward contracts.

        In March 1998, Wind River entered into an interest rate swap agreement to reduce the impact of changes in interest rates on its first floating rate operating lease for its corporate headquarters. The interest rate swap effectively changes Wind River's interest rate exposure on its operating lease, which based on the one-month London interbank offering rate ("LIBOR"), to a fixed rate of 5.9%. As of both October 31, 2002 and January 31, 2002, the notional amount of this interest rate swap was $28.5 million.

        In January 2001, Wind River entered into a second interest rate swap agreement to mitigate the impact of changes in interest rates on its second floating rate operating lease for additional construction at its headquarters facility. This second interest rate swap changes Wind River's interest rate exposure on its second operating lease, which is based on the one-month LIBOR, to a fixed rate of 5.6%. As of both October 31, 2002 and January 31, 2002, the notional amount of this interest rate swap was $27.9 million. Wind River's potential credit exposure under the interest rate swaps (arising from the inability of the counter parties to meet the terms of their contracts) is limited to the amounts, if any, by which the counter parties' obligations exceed the obligations of Wind River.

        The fair value of these interest rate swap liabilities was approximately $5.0 million and $2.6 million at October 31, 2002 and January 31, 2002, respectively, and has been recorded as an other long-term liability and as a component of comprehensive loss in stockholders' equity. See Note 13, "Subsequent Events," for a further discussion of these interest rate swap liabilities.

Note 6: Restructuring and Other Nonrecurring Costs

        Restructuring and other nonrecurring costs consist of costs associated with restructuring programs implemented by Wind River and costs associated with the settlement of litigation and related remediation efforts.

Restructuring Costs

        In May 2001, Wind River announced initial cost control measures that included a reduction of its worldwide work force, organizational restructuring and certain measures aimed at controlling operational expenses. In May 2002, Wind River announced additional cost control measures that included further reduction of its worldwide work force and measures focused on further reducing operational expenses. In both the May 2001 and May 2002 restructuring programs, Wind River made permanent and temporary adjustments to the business operations in order to optimize operating efficiency.

        As a result of the decisions to restructure its business, Wind River recorded restructuring costs of $13.9 million and $28.6 million in the quarters ended July 31, 2002 and 2001, respectively, in each case classified as operating expenses. In the fourth quarter of fiscal 2002, Wind River recorded a reversal of $6.9 million such that the net restructuring charge for fiscal year 2002 was $21.7 million.

        As of January 31, 2002, the remaining restructuring liabilities related to the May 2001 restructuring program totaled $5.2 million. The following table provides detailed restructuring liabilities at the end of the fiscal year 2002; total charges recorded, cash payments made and non-cash write-offs for the nine months ended October 31, 2002; and the aggregate remaining restructuring liabilities for both the May 2001 and the May 2002 restructuring programs as of October 31, 2002:

		For the Nine Months Ended October 31, 2002
(In thousands)	Restructuring Liabilities as of January 31, 2002	Cash Charges	Non-Cash Charges	Total Charges	Cash Payments	Non-Cash Write-Offs	Restructuring Liabilities as of Oct. 31, 2002
Work force reduction	$4,294	$10,429	$—	$10,429	$(13,289)	$(202)	$1,232
Consolidation of excess facilities	949	1,607	355	1,962	(913)	(347)	1,651
Other	—	356	1,190	1,546	(263)	(1,183)	100

Total	$5,243	$12,392	$1,545	$13,937	$(14,465)	$(1,732)	$2,983

        The following paragraphs provide detailed information relating to the restructuring costs that were recorded during the quarters ended July 31, 2002 and 2001.

        Worldwide Work Force Reduction.    The May 2002 and 2001 restructuring programs resulted in the reduction of 219 and 425 employees, respectively, across all business functions, operating units and geographic regions. The worldwide work force reductions implemented as part of the May 2001 restructuring were substantially completed as of July 31, 2002. The May 2002 worldwide work force reduction started in the quarter ended July 31, 2002, and was substantially completed as of October 31, 2002. In addition, the number of contractors and temporary workers employed by Wind River was reduced as a result of both restructuring programs.

        Wind River recorded work force reduction charges of approximately $10.4 million and $20.1 million during the quarters ended July 31, 2002 and 2001, respectively, relating primarily to severance payments and the continuation of benefits. During the quarter ended July 31, 2001, equipment disposed of or removed from operations as a result of the work force reduction resulted in a charge of $765,000 and consisted primarily of computer equipment.

        Consolidation of Excess Facilities.    Wind River recorded restructuring charges of $2.0 million and $8.4 million during the quarters ended July 31, 2002 and 2001, respectively, relating to the consolidation of certain excess facilities primarily in the United States, Japan and the United Kingdom. In the fourth quarter of fiscal 2002, Wind River recorded a reversal of $6.9 million against the $8.4 million charge after Wind River determined that it would be more efficient and cost-effective if certain of such facilities continued to be used by Wind River personnel. The consolidation of excess facilities includes the closure of certain leased corporate facilities and sales offices that related to business activities that were restructured. The estimated excess facility costs represent the remaining lease payments and estimated costs less estimated proceeds from sub-leasing certain facilities. The estimated proceeds from sub-leasing these facilities are based on current comparable rates for leases in the respective markets. If the facilities operating lease rental rates continue to decrease in these markets or it takes longer than expected to find a suitable tenant to sublease these facilities, the actual loss could exceed this estimate. Cash and non-cash charges relate primarily to lease terminations, non-cancelable lease costs and impairment of leasehold improvements related to the excess facilities. Amounts accrued related to the net lease expense due to the consolidation of excess facilities consolidated as a result of the May 2002 and May 2001 restructuring programs will be paid through fiscal 2006 and 2005, respectively, unless Wind River successfully negotiates to exit the leases at an earlier date. See Note 13, "Subsequent Events," for a discussion about Wind River's announcement in November 2002 of another restructuring program.

        Other Items.    During the quarter ended July 31, 2002, Wind River recorded a restructuring charge of $1.5 million relating to other items, primarily consisting of the write-offs of capitalized software, leasehold improvements associated with office closures and inventory relating to products that management decided to discontinue during the quarter.

Litigation-related costs

        During the nine months ended October 31, 2002, Wind River recorded a charge of $3.7 million relating to the settlement of litigation with a third party and related remediation efforts.

Note 7: Other Borrowings

        As of July 31, 2002, Wind River had United States dollar equivalent net borrowings of $12.1 million from a line of credit obtained through its Japanese subsidiary for up to 2.1 billion Japanese yen or approximately $17.6 million. Wind River extended the line of credit until August 30, 2002, at an average annual interest rate of 2.9% on any borrowed amount. On August 30, 2002, Wind River repaid the entire line of credit obtained through its Japanese subsidiary.

Note 8: Stockholder's Equity

Stock Repurchase Program

        In June 2002, the Board of Directors authorized a stock repurchase program to enable Wind River to acquire outstanding common stock in the open market or negotiated transactions. Under the program, Wind River may, but is not required to, purchase up to $30.0 million of Wind River common stock over two years. During the quarter ended October 31, 2002, Wind River repurchased 196,000 shares of Wind River common stock for an aggregate purchase price of approximately $759,000. During the nine months ended October 31, 2002, Wind River repurchased 958,500 shares of Wind River common stock for an aggregate purchase price of approximately $4.7 million. Purchases were made on the Nasdaq Stock Market at prevailing open market prices and paid out of general corporate funds. Shares repurchased through the program are held as treasury stock.

Comprehensive Loss

        Comprehensive loss is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. The difference between net loss and comprehensive loss for Wind River results from foreign currency translation adjustments, mark-to-market adjustments on interest rate swap and unrealized gains and losses on available-for-sale securities, net of taxes.

        Comprehensive loss for the three and nine months ended October 31, 2002 and 2001 is as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands)	2002	2001	2002	2001
Net loss	$(14,343)	$(19,233)	$(69,335)	$(325,633)
Other comprehensive income (loss):
Foreign currency translation adjustments	(282)	448	1,212	(1,724)
Unrealized gain on available-for-sale securities, net	1,203	2,030	1,142	946
Fair value measurement of interest rate swap	(893)	—	(2,399)	—

Total other comprehensive income (loss)	28	2,478	(45)	(778)

Total comprehensive loss	$(14,315)	$(16,755)	$(69,380)	$(326,411)

Note 9: Net Loss Per Share Computation

        In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the calculation of shares used in basic and diluted net loss per share computation is presented below:

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands)	2002	2001	2002	2001
Shares used in basic net loss per share computation	79,089	77,820	78,965	77,320
Effect of dilutive potential common shares	—	—	—	—

Shares used in diluted net loss per share computation	79,089	77,820	78,965	77,320

        The effect of assumed conversion of the convertible subordinated notes of 6.2 million shares for both the three and nine months ended October 31, 2002, and 2.0 million shares for both the three and nine months ended October 31, 2001, is anti-dilutive, and is therefore excluded from both of the above computations. In addition, dilutive potential common shares totaling approximately 89,000 and 781,000 for the three and nine months ended October 31, 2002, respectively, and 1.1 million and 1.9 million for the three and nine months ended October 31, 2001, respectively, were excluded from the computation of the number of shares used in the diluted net loss per share calculations as their inclusion would be anti-dilutive. Since Wind River has a net loss for all periods presented, net loss per share on a diluted basis is equivalent to basic net loss per share.

Note 10: Commitments and Contingencies

        In fiscal 1998, Wind River entered into an operating lease for its headquarters facility constructed on the land Wind River purchased in Alameda, California under terms and conditions commonly known as a "synthetic lease." In fiscal 2000, Wind River entered into a second operating lease agreement for the construction of two additional buildings at its headquarters facility. None of Wind River's officers or employees has any financial interest in these synthetic lease arrangements.

        The lessor has funded a total of $32.4 million of construction costs related to the first operating lease and $25.0 million of construction costs related to the second operating lease. The operating lease payments under both leases vary based upon the total construction costs of the property, including capitalized interest at LIBOR. In connection with the lease of Wind River's headquarters, Wind River leased the land to the lessor of the building at a nominal rate and for a term of 55 years. If Wind River were to terminate the ground lease prior to maturity, it would be obligated to purchase the buildings for 100% of the amount financed. The operating leases provide Wind River with the option, at the end of their terms, to either acquire the buildings at the lessor's original cost or arrange for the buildings to be acquired. Both leases have initial terms of seven years, but may be renewed under certain circumstances. Unless renewed or earlier terminated, the first lease will terminate in September 2004 and the second lease will terminate in November 2006. In November 2002, Wind River's Board of Directors authorized management to exercise the purchase option under each of the operating leases for the buildings at its Alameda headquarters. See Note 13, "Subsequent Events," for further information about Wind River's decision to exercise its purchase option under the operating leases.

        Under the terms of the leases, Wind River must maintain compliance with certain financial covenants, relating to minimum consolidated fixed charge ratio, minimum EBITDA, minimum tangible net worth and minimum net unencumbered cash. As of October 31, 2002, Wind River was in compliance with each of the applicable covenants. There can be no assurance that Wind River will continue to be in compliance with these covenants, particularly if its revenues continue to be negatively impacted by the economy or other factors or if Wind River is not able to control its costs adequately.

Further, in the event Wind River was not in compliance with the covenants, there can be no assurance that it would be able to obtain a waiver or amendment of the covenants, and if it could not, Wind River may become obligated to purchase the buildings and could incur additional costs associated with replacing the synthetic leases. In the event of a default, Wind River's obligation to purchase the leased properties for 100% of the amount financed by the lessor could be accelerated. See Note 13, "Subsequent Events," for further information about Wind River's decision to exercise its purchase option under the operating leases.

        Wind River has guaranteed the residual value associated with the buildings under the first operating lease and the second operating lease to the lessor of a fixed amount of approximately 82% and 85%, respectively, of the lessor's actual funding of the two leases. If Wind River does not purchase the buildings upon maturity of the operating leases, it may be obligated to pay the amount of the residual value guarantee to the lessor. See Note 13, "Subsequent Events," for further information about Wind River's decision to exercise its purchase option under the operating leases. Wind River has deposited fixed income securities with a custodian to ensure the performance of its obligations under the leases; as of October 31, 2002 and January 31, 2002, Wind River held $60.3 million in cash and cash equivalents as restricted cash in satisfaction of this requirement. In addition, as of October 31, 2002, Wind River held $3.4 million of restricted cash associated with related interest rate swaps. See Note 13, "Subsequent Events," for further information on the restricted cash relating to the interest rate swap agreements. The amounts held as restricted cash as of October 31, 2002 are sufficient to satisfy performance of Wind River's obligations under the operating leases. The majority of restricted cash represents the costs incurred for construction of the buildings.

        From time to time, Wind River is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of patents and other intellectual property rights. Wind River is not currently aware of any legal proceedings or claims that Wind River believes will have, individually or in the aggregate, a material adverse effect on Wind River's financial position, results of operations or cash flows.

Note 11: Segment and Geographic Information

        Wind River reports in one industry segment—technology for embedded systems. Wind River markets its products and related services primarily to customers in North America, Europe, Japan and Asia Pacific. Internationally, Wind River markets its products and services primarily through its subsidiaries and various distributors. Revenues are attributed to geographic areas based on the country in which the customer is domiciled. The distribution of revenues and long-lived assets, net by geographic location is as follows:

	Revenues
	Three Months Ended October 31,		Nine Months Ended October 31,		Long-Lived Assets
					As of October 31, 2002	As of January 31, 2002
(In thousands)	2002	2001	2002	2001
North America	$34,715	$48,581	$110,105	$166,907	$152,669	$173,903
Japan	7,288	8,198	20,157	26,559	6,063	7,385
Other international	16,278	23,366	57,960	77,101	7,045	6,569

Consolidated	$58,281	$80,145	$188,222	$270,567	$165,777	$187,857

        Other international consists of the revenues and long-lived assets of operations in Europe and Asia Pacific.

        Revenue information on a product and services basis is as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands)	2002	2001	2002	2001
Software license revenues	$23,346	$35,465	$75,013	$123,421
Run-time license revenues	13,973	17,535	48,332	57,799
Maintenance revenues	12,632	15,300	38,202	50,108
Other service revenues	8,330	11,845	26,675	39,239

Total	$58,281	$80,145	$188,222	$270,567

        No single customer accounted for more than 10% of Wind River's total revenues in the three or nine months ended October 31, 2002 and 2001.

Note 12: Recent Accounting Pronouncements

        In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF No. 94-3"). The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS 146. The effect on adoption of SFAS 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred. Wind River is currently assessing the impact, if any, of SFAS 146 on its financial statements.

Note 13: Subsequent Events

        In November 2002, Wind River's Board of Directors authorized management to exercise the purchase option under each of the operating leases for the buildings at its Alameda headquarters. See Note 10, "Commitments and Contingencies," for further information about the operating leases. Management expects Wind River may exercise the purchase option during the quarter ending January 31, 2003 or the quarter ending April 30, 2003. Upon its anticipated exercise of the purchase option, Wind River will either acquire the buildings or arrange for them to be acquired. In the event that Wind River exercises the purchase option and acquires the buildings, the purchase price of the buildings will amount to $57.4 million, and the purchase price will be reflected as an asset on its balance sheet. Additionally, Wind River's restricted cash will be reduced by the amount of the purchase price. Currently, Wind River reflects lease payments as a rental expense in its statement of operations. In the event Wind River exercises the purchase option and acquires the buildings, Wind River's lease expense for the buildings will cease and Wind River will subsequently record depreciation expense for the buildings over their estimated useful lives. If there is a substantial decline in value of the buildings prior to the consummation of the purchase option, Wind River might be required to record a charge, which, depending on its magnitude, could have a material adverse affect on Wind River's financial position, results of operations and cash flows.

        In November 2002, Wind River terminated the interest rate swap agreements that it had entered into in March 1998 and January 2001. See Note 5, "Derivative Financial Instruments," for more information on these interest rate swap agreements. As a result, during the quarter ending January 31, 2003, Wind River will record a cash-charge of $3.9 million relating to the liability for such interest rate swap agreement and will reduce restricted cash by $3.4 million, the amount previously held in restricted cash as collateral for the interest rate swap agreements.

        In November 2002, Wind River announced a further restructuring plan that is intended to reduce its cost structure by approximately $12.0 million to $15.0 million per quarter effective for the first quarter of fiscal 2004. The restructuring plan is expected to include a reduction-in-force of approximately 400 to 500 full-time equivalent positions, as well as the implementation of other cost control measures such as facilities closures. Wind River expects to realize most of the impact of these reductions in the first quarter of fiscal 2004, which ends on April 30, 2003. Wind River is currently determining the extent of the cash charge associated with this restructuring. As a result of SFAS 146, which is effective for exit or disposal activities initiated after December 31, 2002, the accounting treatment that applies will depend upon the date when the final determination of restructuring activities is made.

        As a result of the restructuring plan announced in November 2002, Wind River's management has commenced an impairment review and will record a charge, if necessary, based on the outcome of the review.

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
WIND RIVER SYSTEMS, INC.

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Wind River Systems, Inc. and its subsidiaries at January 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of Wind River's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
April 11, 2002

WIND RIVER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended January 31,
In thousands, except per share amounts	2002	2001	2000
Revenues, net:
Products	$238,003	$309,665	$210,678
Services	113,069	128,319	105,376

Total revenues	351,072	437,984	316,054

Cost of revenues:
Products	26,059	36,619	27,726
Services	60,623	63,312	43,362

Total cost of revenues	86,682	99,931	71,088

Gross profit	264,390	338,053	244,966

Operating expenses:
Selling and marketing	154,607	172,230	123,265
Product development and engineering	88,653	83,005	55,301
General and administrative	36,636	39,994	33,946
Amortization of goodwill and purchased intangibles	81,154	95,863	6,344
Acquisition related costs (reversals) and other	(761)	33,293	9,898
Restructuring costs	21,668	—	—
Impairment of goodwill and purchased intangibles	257,385	—	—

Total operating expenses	639,342	424,385	228,754

Income (loss) from operations	(374,952)	(86,332)	16,212

Other income (expense):
Interest income	17,149	20,829	18,935
Interest expense	(6,270)	(7,000)	(7,000)
Other income (expense), net	(9,750)	8,467	(2,439)

Total other income	1,129	22,296	9,496

Income (loss) before provision for income taxes	(373,823)	(64,036)	25,708
Provision for income taxes	1,811	12,355	15,345

Net income (loss)	$(375,634)	$(76,391)	$10,363

Net income (loss) per share:
Basic	$(4.84)	$(1.05)	$0.16
Diluted	$(4.84)	$(1.05)	$0.15

Shares used in per share calculation:
Basic	77,544	72,467	63,096
Diluted	77,544	72,467	67,029

See accompanying notes to consolidated financial statements.

WIND RIVER SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	January 31,
In thousands, except par value	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$131,067	$92,431
Short-term investments	22,364	41,725
Accounts receivable, net of allowances of $7,290 and $5,415	61,109	117,530
Prepaid and other current assets	18,404	41,304

Total current assets	232,944	292,990
Investments	123,136	155,412
Property and equipment, net	59,804	66,989
Intangibles, net	108,409	403,238
Other assets	19,644	23,552
Restricted cash	63,683	61,324

Total assets	$607,620	$1,003,505

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,191	$15,977
Line of credit	14,988	14,858
Accrued liabilities	19,346	27,347
Accrued restructuring costs	5,243	—
Accrued compensation	17,575	27,011
Income taxes payable	7,485	8,949
Deferred revenues	34,656	53,621

Total current liabilities	106,484	147,763
Deferred taxes payable	—	8,988
Other long-term liabilities	2,995	7
Convertible subordinated notes	150,000	140,000

Total liabilities	259,479	296,758

Commitments and contingencies (Note 12)
Stockholders' equity:
Common stock, par value $.001; 325,000 authorized; 79,863 and 77,866 shares issued at January 31, 2002 and 2001, respectively; 78,586 and 76,589 shares outstanding at January 31, 2002 and 2001, respectively	80	78
Additional paid in capital	737,595	715,156
Loan to stockholder	(1,893)	(1,787)
Treasury stock, 1,277 shares at cost at January 31, 2002 and 2001	(29,488)	(29,488)
Accumulated other comprehensive loss	(4,765)	(711)
Retained earnings (accumulated deficit)	(353,388)	23,499

Total stockholders' equity	348,141	706,747

Total liabilities and stockholders' equity	$607,620	$1,003,505

See accompanying notes to consolidated financial statements.

WIND RIVER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended January 31,
In thousands	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$(375,634)	$(76,391)	$10,363
Adjustments to reconcile net income (loss) to net cash provided by operations:
Provision for doubtful accounts, write-offs and sales returns	1,688	1,597	904
Depreciation and amortization	100,845	112,273	23,579
Realized gain from bond repurchase	(404)	—	—
Impairment of capitalized internal use software and other assets	1,204	—	—
Non-cash compensation, including 401(k) match	2,942	—	—
Non-cash restructuring/acquisition charge	(6,647)	—	—
Interest on loan to stockholder	(106)	—	—
Loss on disposition of previously acquired businesses	1,341	—	500
Tax benefit from stock plans	—	12,000	5,000
Deferred income taxes	(10,105)	(752)	1,646
Impairment of private and publicly traded investments	11,270	—	—
Impairment of goodwill and purchased intangibles	257,385	—	—
Minority interest in consolidated subsidiary	—	(1,393)	327
Acquired in-process research and development	350	8,050	6,300
Change in assets and liabilities, net of acquired businesses	—	—	—
Accounts receivable	54,733	(31,508)	(20,170)
Accounts payable	(8,786)	946	2,921
Accrued restructuring costs	11,644	—	—
Accrued liabilities	(9,111)	161	(2,206)
Accrued compensation	(9,436)	6,919	4,305
Income taxes payable	(17)	(632)	6,574
Deferred revenues	(18,965)	2,677	13,180
Other assets and liabilities	22,063	(9,322)	(17,681)

Net cash provided by operating activities	26,254	24,625	35,542

Cash flows from investing activities:
Acquisitions of property and equipment	(15,085)	(22,917)	(17,950)
Capitalized software development costs	(852)	(1,000)	(1,550)
Acquisitions, net of cash acquired	(42,343)	(30,282)	(24,872)
Purchases of investments	(282,561)	(142,196)	(131,907)
Sales and maturities of investments	330,092	146,717	158,626
Restricted cash	(1,982)	(20,475)	(5,587)

Net cash used in investing activities	(12,731)	(70,153)	(23,240)

Cash flows from financing activities:
Borrowings against line of credit	130	9,764	5,094
Issuance of common stock, net	19,499	52,878	16,894
Issuance of 3.75% convertible bonds	150,000	—	—
Repurchase and redemption of 5.0% convertible bonds	(141,144)	—	—
Repurchase of common stock	—	—	(10,362)
Repayment (extension) of loan to stockholder	—	1,431	(1,900)
Repayment of bank borrowings	—	(3,587)	—

Net cash provided by financing activities	28,485	60,486	9,726

Effect of exchange rate changes on cash and cash equivalents	(2,119)	(456)	(1,199)
Fiscal year synchronization of subsidiaries	(1,253)	—	(4,816)

Net increase in cash and cash equivalents	38,636	14,502	16,013
Cash and cash equivalents at beginning of year	92,431	77,929	61,916

Cash and cash equivalents at end of year	$131,067	$92,431	$77,929

Supplemental disclosures of cash flow information:
Cash paid for interest	$5,474	$7,066	$9,414
Cash paid for income taxes	$2,100	$2,200	$2,157

See accompanying notes to consolidated financial statements.

WIND RIVER SYSTEMS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)

	Common Stock				Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)
			Additional Paid in Capital	Loan to Stockholder					Total Stockholders' Equity
In thousands	Shares	Amount			Shares	Amount
Balance at January 1, 1999	63,320	$63	$186,682	$—	(1,112)	$(25,491)	$(2,914)	$94,343	$252,683

Effect of fiscal year end change for acquired subsidiaries	—	—	—	—	—	—	—	(4,816)	(4,816)

Net income	—	—	—	—	—	—	—	10,363	10,363
Unrealized gain on investments	—	—	—	—	—	—	20,474	—	20,474
Currency translation adjustments	—	—	—	—	—	—	(1,061)	—	(1,061)

Comprehensive income	—	—	—	—	—	—	19,413		29,776

Common stock issued upon acquisitions	1,416	1	15,590	—	—	—	—	—	15,591
Common stock issued upon exercise of stock options	1,629	1	9,975	—	—	—	—	—	9,976
Common stock issued under stock purchase plan	455	1	5,049	—	—	—	—	—	5,050
Tax benefit from stock plans	—	—	5,000	—	—	—	—	—	5,000
Compensation charge relating to stock options	—	—	218	—	—	—	—	—	218
Loan to stockholder	—	—	—	(1,900)	—	—	—	—	(1,900)
Purchase of treasury stock	—	—	—	—	(165)	(3,997)	—	—	(3,997)
Repurchase of common stock	(590)	—	(6,365)	—	—	—	—	—	(6,365)

Balance at January 31, 2000	66,230	66	216,149	(1,900)	(1,277)	(29,488)	16,499	99,890	301,216

Net loss	—	—	—	—	—	—	—	(76,391)	(76,391)
Unrealized loss on investments	—	—	—	—	—	—	(19,218)	—	(19,218)
Currency translation adjustments	—	—	—	—	—	—	2,008	—	2,008

Comprehensive loss	—	—	—	—	—	—	(17,210)		(93,601)

Common stock issued upon acquisitions	7,677	8	432,585	—	—	—	—	—	432,593
Common stock issued upon exercise of stock options	3,665	4	44,844	—	—	—	—	—	44,848
Common stock issued under stock purchase plan	266	—	8,030	—	—	—	—	—	8,030
Common stock issued for 401(k) match	28	—	1,084	—	—	—	—	—	1,084
Common stock issued for converted bonds	—	—	6	—	—	—	—	—	6
Tax benefit from stock plans	—	—	12,000	—	—	—	—	—	12,000
Compensation charge relating to common stock options	—	—	458	—	—	—	—	—	458
Loan to stockholder assumed in acquisition of EST	—	—	—	(1,181)	—	—	—	—	(1,181)
Repayment of loans to stockholders	—	—	—	1,431	—	—	—	—	1,431
Accrued interest on loans to stockholders	—	—	—	(137)	—	—	—	—	(137)

Balance at January 31, 2001	77,866	78	715,156	(1,787)	(1,277)	(29,488)	(711)	23,499	706,747

Fiscal year synchronization of subsidiaries	—	—	—	—	—	—	—	(1,253)	(1,253)

Net loss	—	—	—	—	—	—	—	(375,634)	(375,634)
Unrealized gain on investments	—	—	—	—	—	—	1,007	—	1,007
Fair value remeasurement of interest rate swap	—	—	—	—	—	—	(2,557)	—	(2,557)
Currency translation adjustments	—	—	—	—	—	—	(2,504)	—	(2,504)

Comprehensive loss	—	—	—	—	—	—	(4,054)		(379,688)

Common stock issued upon exercise of stock options	1,291	1	11,385	—	—	—	—	—	11,386
Common stock issued under stock purchase plan	561	1	8,112	—	—	—	—	—	8,113
Common stock issued for 401(k) match	145	—	2,691	—	—	—	—	—	2,691
Compensation charge relating to stock options	—	—	251	—	—	—	—	—	251
Accrued interest on loans to stockholders	—	—		(106)	—	—	—	—	(106)

Balance at January 31, 2002	79,863	$80	$737,595	$(1,893)	(1,277)	$(29,488)	$(4,765)	$(353,388)	$348,141

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF THE BUSINESS

        Wind River is a leading supplier of software solutions and development tools for embedded systems. An embedded system consists of a microprocessor, or a series of microprocessors, and related software and is used to control, monitor or assist the operation of electronic devices, equipment and machinery. Embedded systems are used in diverse products such as cellular phones, digital imaging products, auto braking systems, internet routers, jet fighter control panels and factory automation devices. Wind River's products, including its flagship products, the Tornado® development platform and the VxWorks® real-time operating system, help customers enhance product performance, standardize designs across projects, reduce research and development costs and shorten product development cycles. Wind River sells its products to customers in a variety of markets, including aerospace, automotive, digital imaging, industrial measurement and networking.

        Wind River markets its products and services in North America, Europe, Japan and the Asia Pacific region, primarily through its own direct sales organization, which consists of sales persons and field engineers. Wind River also licenses international distributors, primarily in the Asia Pacific region, principally to serve customers in regions not serviced by its direct sales force. Wind River was incorporated in California in February 1983 and reincorporated in Delaware in April 1993.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation.    Wind River has a reporting year ending January 31 while, through December 31, 2001, its international subsidiaries had a reporting year ending December 31. Effective January 31, 2002, all of Wind River's overseas subsidiaries changed their reporting year-end from December 31 to January 31. For the quarter ended January 31, 2002, a loss of $1.3 million recorded by the affected subsidiaries during the period between January 1, 2002 and January 31, 2002 has been recognized as a cumulative adjustment to accumulated deficit. The Consolidated Financial Statements therefore include the international subsidiaries financial position as of January 31, 2002 and statements of operations for the year ended December 31, 2001.

        All historical financial information has been restated to reflect the acquisition of Integrated Systems, Inc., ("Integrated Systems") in the first quarter of fiscal 2001 and RouterWare, Inc. ("RouterWare") in the second quarter of fiscal 2000, each of which was accounted for as a pooling of interests. Acquisitions that have been accounted for as purchase transactions have been included in the consolidated results from their date of purchase. Certain amounts have been reclassified to conform to the current years' presentation.

        Principles of Consolidation.    The Consolidated Financial Statements include the accounts of Wind River Systems and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.

        Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, estimates are used for, but not limited to the accounting for doubtful accounts receivable, revenue returns reserves, restructuring costs, valuation of investments, goodwill and purchased intangibles and deferred taxes, as the outcome of litigation and other contingencies. Actual results could differ from those estimates and could affect future operating results.

        Cash, Cash Equivalents and Investments.    Cash equivalents consist of highly liquid investments with remaining maturity at the date of purchase of three months or less. These fixed income securities are readily convertible to cash and are stated at cost, which approximates fair value. Fair value is determined based upon the quoted market prices of the securities as of the balance sheet date. Investments with original maturities greater than three months and less than one year are classified as short-term investments. Investments with maturities greater than one year are classified as long-term investments. Wind River accounts for its investments, including marketable equity securities, money market funds, municipal bonds, U.S. government and agency obligations, corporate bonds and other debt securities, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Wind River determines the appropriate classification of its investments at the time of purchase and re-evaluates such classification at each balance sheet date. Wind River has classified all of its investments as available-for-sale and carries such investments at fair value, with unrealized gains and losses reported in the accumulated other comprehensive income (loss) component of stockholders' equity until disposition. The cost of securities sold is based on the specific identification method. Realized gains or losses and declines in value, which are judged to be other-than-temporary, are reported in other income or expense. Gross purchases, sales and maturities of investments were $282,561, $241,971 and $88,121, respectively, in fiscal 2002. Also, see restricted cash accounting policy below.

        Other Assets.    Current assets include inventory, prepaid expenses, security deposits and the current portion of deferred taxes. Other long-term assets include various investments in private companies (for which Wind River exerts no significant influence), deposits, prepaid expenses and bond issuance costs. Investments in private companies are accounted for using the cost method of accounting and subject to adjustment for impairment.

        Concentrations of Credit Risk.    Wind River's financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, investments, and accounts receivable. Wind River's investments consist of investment grade securities managed by qualified professional investment managers. The investment policy is intended to limit Wind River's exposure to concentration of credit risk.

        Wind River's accounts receivable results primarily from software sales to a broad customer base both domestically and internationally and are typically unsecured. As noted below under "Revenue Recognition," Wind River performs on-going credit evaluations of its customers' financial condition, limits the amount of credit when deemed necessary and maintains allowances for potential credit losses. Additions to the accounts receivable allowances were approximately $3.8 million, $1.8 million and $1.2 million for the years ended January 31, 2002, 2001 and 2000, respectively. Charges against the allowance were approximately $1.9 million, $420,000 and $287,000 for the years ended January 2002, 2001 and 2000, respectively.

        No single customer accounted for more than 10% of Wind River's total revenues in fiscal 2002, 2001 or 2000. Revenues from sales to customers outside of North America represented approximately 39%, 31% and 37% of total revenue in fiscal 2002, 2001 and 2000, respectively.

        Fair Value of Financial Instruments.    For certain of Wind River's financial instruments, including cash and cash equivalents, short-term investments, line of credit, accounts receivable and accounts payable, the carrying amounts approximate fair value due to their short maturities. Based on borrowing rates currently available to Wind River, the carrying value of the line of credit approximates fair value, which is based on quoted market prices. Wind River has certain other minority investments in private companies. These investments are included in other long-term assets on Wind River's balance sheet and are carried at cost, subject to adjustment for impairment. These investments are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never develop.

        Property and Equipment.    Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation on equipment is computed using the straight-line method over the estimated useful lives of the assets, which is generally two to four years for computer equipment and four to ten years for furniture and equipment. Leasehold improvements are amortized over the term of the related lease or useful economic life, which ever is shorter. Gains and losses on disposals are included in results of operations at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures for replacements and improvements are capitalized, while expenditures for maintenance and repairs are charged to income as incurred.

        Internal Use Software.    Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Wind River capitalizes substantially all external costs related to the purchase and implementation of software projects used for business operations and engineering design activities. Capitalized software costs primarily include purchased software and external consulting fees. Capitalized software projects are amortized over the estimated useful lives of the projects, typically a two to five year period.

        Software Development Costs.    Wind River accounts for software development costs in accordance with SFAS 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Costs incurred to establish the technological feasibility of a computer software product are considered research and development costs and are expensed as incurred. When the technological feasibility of a software product has been established using the working model approach, development costs are capitalized. Capitalization of these costs ceases when the product is considered available for general release to customers. The period of time between technological feasibility and general release of products to customers is generally extremely short. Amortization of capitalized software development costs is provided on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. Generally, an original estimated economic life of two years is assigned to capitalized software development costs. Amortization of capitalized software costs is charged to cost of product revenues. Research and development expenditures are charged to research and development in the period incurred. The amortization of capitalized software costs, which were charged to cost of product revenues during fiscal 2002, 2001 and 2000 were $1.5 million, $2.4 million and $2.4 million, respectively. At January 31, 2002 and 2001, Wind River had net capitalized software costs of $1.1 million and $1.7 million, respectively.

        Goodwill and Purchased Intangibles.    Intangible assets resulting from the acquisitions of entities accounted for using the purchase method of accounting, are estimated by management based on the fair value of assets received. These include acquired customer base, workforce, technological know-how, trademarks and goodwill. Intangible assets are amortized over the estimated useful lives ranging from one year to four years on a straight-line basis for all acquisitions acquired prior to June 30, 2001. See Note 3 for amortization policy of goodwill subsequent to June 30, 2001 in accordance with FSAS 141 and 142.

        Impairment of Long-Lived Assets.    Wind River evaluates the recoverability of its property and equipment and intangible assets in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets when circumstances dictate an impairment has occurred and in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. Accordingly, Wind River evaluates asset recoverability when an event occurs that may impair recoverability of the asset. Wind River determines the recoverability of the carrying amount of each asset by reviewing the following factors: the undiscounted value of expected operating cash flows in relation to its net capital investments, the estimated useful or contractual life of the asset, the contract or product supporting the asset. In the case of purchased intangibles and capitalized software development costs, Wind River periodically reviews the recoverability of the asset's value by evaluating its products with respect to technological advances, competitive products and the needs of its customers. See Note 3.

        Restricted Cash.    Restricted cash consists of the investments held as collateral under the operating lease of Wind River's headquarters and in respect of Wind River's interest rate swap arrangements. Fair value is determined based upon the quoted market prices of the securities as of the balance sheet date.

        Derivative Financial Instruments.    In the first quarter of fiscal 2002, Wind River adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends upon the intended use of the derivative and the resulting designation.

        Wind River designates its derivatives based upon criteria established by SFAS No. 133. For a derivative designated as a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributed to the risk being hedged. For a derivative designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified to earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For a derivative not designated as a hedging instrument, the gain or loss is recognized in the period of change. The adoption of SFAS No. 133 had no material effect on Wind River's financial position, results of operations, or cash flows.

        Wind River enters into foreign currency forward exchange contracts to manage foreign currency exposures related to certain foreign currency denominated inter-company balances. Additionally, Wind River may adjust its foreign currency hedging position by taking out additional contracts or by terminating or offsetting existing forward contracts. These adjustments may result from changes in the underlying foreign currency exposures or from fundamental shifts in the economics of particular exchange rates. Gains and losses on terminated forward contracts, or on contracts that are offset, are recognized in income in the period of contract termination or offset. As of January 31, 2002, Wind River had no outstanding forward contracts. Wind River does not enter into derivative financial instruments for trading or speculative purposes.

        Revenue Recognition.    Wind River derives revenue from two sources: (i) product revenue and (ii) service revenue. Product revenues consist of royalties and fees for operating systems and fees for the use of development tools. Wind River licenses its software products under perpetual as well as time-based arrangements. Service revenues are derived from fees from professional services, which include design and development fees, software maintenance contracts, and customer training and consulting. Maintenance contract renewals are generally sold separately from Wind River's products. Wind River's customers consist of end users, distributors, original equipment manufacturers, system integrators and value-added resellers. Agreements generally do not allow the right of return or sales price adjustments.

        Wind River recognizes revenue in accordance with SOP 97-2, "Software Revenue Recognition," as amended, SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" and Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition."

        Wind River recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the vendor's fee is fixed or determinable and vendor-specific objective evidence ("VSOE") exists to allocate the total fee to all undelivered elements of the arrangement and collection is determined to be probable. These four criteria are further defined as follows:

        Persuasive evidence of an arrangement exists.    It is Wind River's customary practice to have written non-cancelable contracts and a customer purchase order prior to recognizing revenue on an arrangement.

        Delivery has occurred.    Product revenues for software and hardware are recognized at the time of shipment or upon the delivery of a product master, with standard transfer terms of FOB shipping point. If undelivered products or services exist that are essential to the functionality of the delivered product in an arrangement, delivery is not considered to have occurred. If evidence of fair value of all undelivered elements exists, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

        Wind River recognizes revenues from one-year, time-based licenses ratably over the term of the agreement. For multi-year time-based licenses, Wind River defers recognition of the fees associated with the VSOE of the maintenance and support over the term of the license and recognizes the residual contract amount in the period in which the agreement is signed, so long as it has VSOE for undelivered elements, which typically consist of maintenance and support. Where VSOE does not exist for undelivered elements, Wind River recognizes the fees ratably over the term of the multi-year license.

        Sales to distributors, original equipment manufacturers, system integrators and value-added resellers are recognized either at the time the risks of ownership have transferred or upon receipt of royalty reports related to the sale of product to an end-user, depending on Wind River's historical experience with these customers.

        Service revenues from professional services contracts are recognized as the services are performed for time-and-materials contracts and using the percentage-of-completion basis for fixed-price contracts. Service revenues from software maintenance, support and update fees are recognized ratably over the contract period, which in most instances is one year. Service revenues from training and consulting are recognized when the services are provided.

        The vendor's fee is fixed or determinable.    At the time of each transaction, Wind River assesses whether the fee associated with a revenue transaction is fixed or determinable based on the payment terms associated with the transaction. If any portion of a fee is due after Wind River's standard payment terms, which are generally no greater than 90 days from invoice date, Wind River accounts for the fee as not being fixed or determinable. In these cases, revenue is recognized as the fees become due.

        Collection is probable.    Wind River assesses probability of collection based on a number of factors, including its past transaction history with the customer and the credit-worthiness of the customer. New customers and certain existing customers are subject to a credit review process that evaluates the customers' financial position and ultimately their ability to pay according to the original terms of the arrangement. Based on Wind River's review process, if it is determined from the outset of an arrangement that collection of the resulting receivable is not probable, then revenue is recognized on a cash-collected basis.

        Significant management judgments and estimates are made in connection with the revenues recognized in any accounting period. Wind River must assess whether the fee associated with a revenue transaction is fixed or determinable and whether or not collection is probable. Material differences could result in the amount and timing of revenues for any period if management were to make different judgments or utilize different estimates.

        Funded Research and Development.    Wind River accounts for funded research and development from its Center of Excellence Initiative as an offset to gross research and development expenses. Funded research and development was $4.5 million, $1.0 million and $600,000 in fiscal 2002, 2001 and 2000, respectively.

        Stock-Based Compensation.    Wind River accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Financial Accounting Standards Board Interpretations ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" and complies with the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation."

        Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the Wind River's stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instruments. The pro forma disclosures of the difference between compensation expense included in net income (loss) and the related cost measured by the fair value method are presented in Note 11, "Stock Based Compensation Plans."

        Wind River accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Task Force Issue ("EITF") No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." Wind River uses the Black-Scholes option-pricing model to value options granted to non-employees.

        Income Taxes.    Income taxes are computed using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in Wind River's Consolidated Financial Statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

        Net Income (Loss) Per Share.    Net income (loss) per share includes basic net income (loss) per share, which is based on the weighted-average number of common shares outstanding, and diluted net income (loss) per share, which is based on the weighted-average number of common shares outstanding and all dilutive potential common shares outstanding. Dilutive potential common shares consist of stock options and warrants (using the treasury stock method) and convertible subordinated notes (using the if-converted method). Dilutive potential common shares are excluded from the computation if their effect is anti-dilutive. See Note 9, "Net Income (Loss) Per Share Computation."

        Comprehensive Income (Loss).    Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. The primary difference between net income (loss) and comprehensive income (loss), for Wind River, results from foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.

        The functional currency of foreign subsidiaries are translated using the exchange rates in effect at the end of the period, while income and expense items are translated at average rates of exchange during the period. Gains or losses from translation of foreign operations where the local currency is the functional currency are included as other comprehensive income or loss. The net gains and losses resulting from foreign currency transactions are recorded in net income (loss) in the period incurred and were not significant for any of the periods presented. Certain inter-company balances are designated as long term. Accordingly, exchange gains and losses associated with these long-term inter-company balances are recorded as a component of comprehensive income (loss), along with translation adjustments.

        Recent Accounting Pronouncements.    In November 2001, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 01-09 ("EITF 01-09"), "Accounting for Consideration Given by a Vendor to a Customer/Reseller," which addresses the accounting for consideration given by a vendor to a customer including both a reseller of the vendor's products and an entity that purchases the vendor's products from a reseller. EITF 01-09 also codifies and reconciles related guidance issued by the EITF including EITF No. 00-25 "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products" ("EITF 00-25"). EITF 01-09 outlines the presumption that consideration given by a vendor to a customer, a reseller or a customer of a reseller is to be treated as a deduction from revenue. Treatment of such payments as an expense would only be appropriate if two conditions are met: a) the vendor receives an identifiable benefit in return for the consideration paid that is sufficiently separable from the sale such that the vendor could have entered into an exchange transaction with a party other than the purchaser or its products in order to receive that benefit; and b) the vendor can reasonably estimate the fair value of that benefit. EITF 01-09 will be adopted by Wind River effective February 1, 2002. Wind River's adoption of EITF 01-09 as of February 1, 2002, is not expected to have a material impact on Wind River's financial statements.

        In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 ("SFAS No. 141"), "Business Combinations" which supersedes Accounting Principles Board Opinion No. 16, "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In addition, SFAS No. 141 establishes specific criteria for the recognition of intangible assets separately from goodwill. The provisions of SFAS No. 141 have been adopted as of July 1, 2001. The adoption of SFAS No. 141 did not change the method of accounting used in business combinations initiated prior to July 1, 2001, including those Wind River accounted for under the pooling-of-interests method.

        In July 2001, the FASB also issued SFAS No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. Certain provisions also apply to acquisitions initiated subsequent to June 30, 2001. SFAS No. 142 supersedes APB Opinion No. 17 "Intangible Assets" and requires, among other things, the discontinuance of amortization related to goodwill and indefinite lived intangible assets. These assets will then be subject to an impairment test at least annually. In addition, the statement includes provisions upon adoption for the reclassification of certain existing recognized intangibles, including acquired workforce, as goodwill, the identification of reporting units for the purpose of assessing potential future impairments of goodwill, the reassessment of the useful lives of existing recognized intangibles and reclassification of certain intangibles out of previously reported goodwill. Wind River adopted SFAS No. 142 effective February 1, 2002, which will result, among other items, in Wind River no longer amortizing its existing goodwill. Wind River is currently reviewing the impact of the adoption of SFAS No. 142, including the transition impairment tests. The impairment, if any, resulting from these transition tests will be recorded in the period it is determined and will be recognized as the cumulative effect of a change in accounting principle.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions to are to be applied prospectively. Wind River will adopt SFAS No. 144 effective February 1, 2002 and does not expect any material impact on its financial statements from the adoption of this statement.

NOTE 3: ACQUISITIONS AND DISPOSITIONS

Pooling of Interest Combinations

        On June 30, 1999, Wind River completed the acquisition of RouterWare. In connection with the merger: (a) each outstanding share of RouterWare common stock was exchanged for 1.82731 shares of Wind River common stock, resulting in the issuance of an aggregate of 730,923 shares of Wind River common stock for all outstanding shares of RouterWare common stock, and (b) all options to purchase shares of RouterWare common stock outstanding immediately prior to the consummation of the merger were converted into options to purchase 634,065 shares of Wind River common stock. The merger has been accounted for as a pooling of interests, and all financial data of Wind River has been restated to include the historical financial information of RouterWare. In connection with the acquisition of RouterWare, Wind River incurred approximately $930,000 in merger related expenses consisting primarily of transaction fees.

        On February 15, 2000, Wind River completed its acquisition of Integrated Systems in a stock-for-stock merger transaction. In connection with the merger: (a) each outstanding share of Integrated Systems common stock was exchanged for .92 of a share of Wind River common stock, resulting in the issuance of an aggregate of 22,499,895 shares of Wind River common stock for all outstanding shares of Integrated Systems common stock, and (b) all options to purchase shares of Integrated Systems common stock outstanding immediately prior to the consummation of the merger were converted into options to purchase 4,133,128 shares of Wind River common stock. The merger has been accounted for as a pooling of interests, and all financial data of Wind River has been restated to include the historical financial information of Integrated Systems. Wind River and Integrated Systems incurred approximately $25.2 million of costs associated with the merger, including $11.1 million for investment banking fees, $6.8 million in severance payments, $3.1 million for office closure and other costs for surplus sales offices in the United States, Europe and Japan, $3.6 million for legal, accounting and other professional fees which relate primarily to the acquisition process for Integrated Systems and the elimination of acquired legal entities in the United States, Europe and Japan, and $600,000 for general integration costs. In fiscal 2002, $1.1 million of previously accrued excess facility costs were reversed to due Wind River's ability to exit leases earlier than anticipated.

        A summary of the acquisition costs is outlined as follows:

(In thousands)	Original Charges	Non-Cash Charges	Cash Payments	Acquisition Accruals at January 31, 2001	Cash Payments	Reversals in Fiscal Year 2002	Acquisition Accruals at January 31, 2002
Investment banking fees	$11,100	$—	$11,100	$—	$—	$—	$—
Workforce reduction	6,842	—	6,401	441	306	(135)	—
Consolidation of excess facilities	3,100	647	1,122	1,331	249	(128)	954
Legal, accounting and other professional fees	3,600	—	2,858	742	353	(389)	—
General integration costs	600	104	—	496	37	(459)	—

	$25,242	$751	$21,481	$3,010	$945	$(1,111)	$954

        The results of operations for the fiscal year ended January 31, 2000, incorporating businesses acquired as poolings-of-interests are summarized as follows:

	Year Ended January 31, 2000
(In thousands)	Revenues	Net Income (Loss)
Wind River	$169,808	$25,143
RouterWare	1,302	(2,672)

Combined	171,110	22,471
Integrated Systems	144,944	(12,108)

Combined	$316,054	$10,363

        RouterWare used a calendar year end and Integrated Systems used a February 28th fiscal year end. In order for all companies to operate on Wind River's January 31st fiscal year end, operations for the one-month differences, which were not significant to Wind River, have been reflected as an adjustment to retained earnings in fiscal 2000. No significant adjustments were necessary to conform accounting policies. However, the companies' historical results have been adjusted to reflect the elimination of inter-company transactions in any period presented.

Purchase Combinations

        Wind River has completed a number of acquisitions accounted for as purchase transactions. The Consolidated Financial Statements include the operating results of each business from the date of acquisition. The purchase price for each acquisition is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of the estimated fair values on the effective date of their acquisition.

        On March 31, 2000, Wind River completed its acquisition of Embedded Support Tools Corporation ("Embedded Support Tools") in a stock-for-stock merger transaction. Embedded Support Tools is a provider of integrated hardware and software for programming, testing and debugging embedded systems. In connection with the acquisition: (a) each outstanding share of Embedded Support Tools common stock was exchanged for 0.4246 of a share of Wind River common stock, resulting in the issuance of an aggregate of 5,474,788 shares of Wind River common stock for all outstanding shares of Embedded Support Tools common stock; and (b) all options to purchase shares of Embedded Support Tools common stock outstanding immediately prior to the consummation of the acquisition were converted into options to purchase 1,122,855 shares of Wind River common stock. The total purchase price of $331.6 million consisted of common stock with a fair market value of $275.7 million, options assumed with a fair market value of $51.5 million, assumed liabilities of $6.2 million and merger costs of $1.9 million. Wind River recorded an expense of $3.7 million for in-process research and development, which was charged against earnings in the first quarter of fiscal year 2001.

        On May 1, 2000, Wind River acquired AudeSi Technologies Inc. ("AudeSi") in a transaction involving Canadian exchangeable shares. AudeSi is a supplier of Java™ based tools and other components for building flexible, multi-application consumer devices. In connection with the acquisition: (a) each outstanding share of AudeSi common stock was exchanged for .0927 of an exchangeable share in AudeSi and each such exchangeable share is or will be by its terms, exchangeable on a share-for-share basis for a share of Wind River common stock (the exchange of all such exchangeable shares requiring the ultimate issuance of an aggregate of 957,169 shares of Wind River common stock), and (b) all options to purchase AudeSi common stock outstanding immediately prior to the consummation of the acquisition were converted into options to purchase 119,488 shares of Wind River common stock. The total purchase price of $52.4 million consisted of common stock with a fair market value of $47.2 million, options assumed with a fair market value of $4.7 million and merger costs of $500,000. In connection with the acquisition, Wind River recorded an expense of $1.0 million for in-process research and development, which was charged against earnings in the second quarter of fiscal year 2001.

        On July 14, 2000, Wind River acquired ICESoft AS ("ICESoft"), a developer of embedded Internet browsing technologies for intelligent devices. The total purchase price of $24.6 million consisted of cash consideration of $24.5 million and acquisition costs of approximately $100,000. ICESoft was located in Norway and is considered an international entity; therefore, the results of its operations were included from the date of acquisition.

        On October 24, 2000, Wind River completed its acquisition of Rapid Logic, Inc. ("Rapid Logic") in a stock-for-stock merger transaction. Rapid Logic is a provider of advanced device management technologies for networking equipment and other intelligent devices. In connection with the acquisition: (a) each outstanding share of Rapid Logic common stock was exchanged for 0.0730 of a share of Wind River common stock, resulting in the issuance of an aggregate of 1,244,940 shares of Wind River common stock for all outstanding shares of Rapid Logic common stock, and (b) all options to purchase shares of Rapid Logic common stock outstanding immediately prior to the consummation of the acquisition were converted into fully-vested options to purchase 126,298 shares of Wind River common stock. The total purchase price of approximately $57.5 million consisted of common stock with a fair market value of $51.8 million, options assumed with a fair market value of $5.0 million and merger costs of $700,000. In connection with the acquisition, Wind River recorded an expense of $3.25 million for in-process research and development, which was charged against earnings in the fourth quarter of fiscal year 2001.

        On April 18, 2001, Wind River purchased certain identified software products, including an operating system for digital signal processors from Eonic Systems, NV ("Eonic"). The total purchase price of $15.5 million consisted of $15.0 million in cash and $542,000 in acquisition related costs.

        On May 4, 2001, Wind River purchased from Berkeley Software Design, Inc. ("BSDI") certain identified software assets, including the BSDI operating system, a UNIX based code suitable for various Internet applications. The total purchase price of $23.4 million consisted of $22.9 million in cash and $507,000 in acquisition related costs. Prior to the closing of the transaction, we loaned $7.5 million to BSDI to repay BSDI creditors.

        On October 10, 2001, Wind River purchased the assets of the Telenetworks division of Next Level Communications, Inc. ("Telenetworks"). The assets acquired in the transaction include software stacks that implement the signaling and control mechanisms used in voice-over-IP networks, customer lists and other assets. The purchase allows Wind River to further develop their presence in the voice/data convergence area and in wireless space. The total net purchase price of $5.6 million consisted of $5.5 million in net cash and $100,000 in acquisition related costs.

        The allocation of the purchase prices for the above acquisitions are summarized below:

	Years Ended January 31,
	2002				2001
(In thousands)	Telenetworks		BSDI	Eonic	Embedded Support Tools	AudeSi	ICESoft	Rapid Logic
Completed technology	$1,425		$2,600	$2,370	$15,150	$1,100	$750	$5,350
In-process research and development	350		—	—	3,700	1,000	100	3,250
Trademark	—		420	—	650	—	—	550
Workforce	—		2,000	320	5,650	850	400	3,900
Other intangibles	525		—	—	—	—	—	—
Customer base	925		390	940	—	—	—	1,100
Non-compete agreement	—		—	560	—	—	—	—
Net tangible assets	—		—	108	3,206	871	225	2,260
Net liabilities assumed	(14)		(90)	—	—	—	—	—
Deferred tax liability	—		—	—	(8,043)	(731)	(431)	(4,087)
Goodwill	2,354	(1)	18,073	11,244	311,243	49,330	23,561	45,128

Total purchase price	$5,565		$23,393	$15,542	$331,556	$52,420	$24,605	$57,451

Amortization period	4 years		4 years	4 years	4 years	4 years	4 years	4 years

(1)
In accordance with SFAS 142, goodwill associated to the Telenetworks acquisition has not been amortized into results of operations.

        The amounts related to in-process technology associated with Telenetworks, Embedded Support Tools, AudeSi, Rapid Logic and ICESoft represent purchased in-process technology for projects that have not yet reached technological feasibility and have no alternative future use. The value of the in-process research and development was determined by estimating the net cash flows resulting from the completion of the projects reduced by the percentage of completion of the projects. Net cash flows were tax-effected using estimated income taxes consistent with Wind River's anticipated tax rate for the foreseeable future and then discounted back to their present value at a discount rate based on Wind River's required risk-adjusted, weighted average rate of return. Wind River's estimated revenues, margins and operating costs are based upon historical information about similar product development cycles combined with projections of future revenue and cost patterns, including projections used when initially evaluating the acquisition of Telenetworks, Rapid Logic, Embedded Support Tools, ICESoft and AudeSi. There is no assurance that Wind River will realize revenues from these in-process projects in the amounts estimated or that the costs incurred will be materially consistent with estimates made.

        The nature of the efforts to develop purchased in-process technology into commercially viable products principally relates to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the resulting products can meet their design specifications, including function, features and technical performance requirements. Due to the fact that the projects were in process, there is uncertainty regarding whether they can be successfully finished and result in the net cash flows that were originally estimated at the time of the acquisitions. It is reasonably possible that the development of the acquired technology could fail because of either prohibitive costs, Wind River's inability to perform the required completion efforts or other factors outside Wind River's control, such as a change in the market for the resulting developed products. If the development of the technology is unsuccessful, the technology may be abandoned during the development phase. Should Wind River's development efforts fail or encounter significant delay, then Wind River's future returns may be significantly reduced. In such case, Wind River may be unable to recover its investment in this project, may be less well positioned to benefit from new product markets in these areas and Wind River's future operating results could be adversely affected.

        With the exception of the business restructuring and impairment review discussed below, the assumptions used in determining the value of in-process research and development acquired in connection with Wind River's purchase acquisitions completed during fiscal 2002 and fiscal 2001 have been consistent, in all material respects, with the actual results to date. The assumptions primarily consist of the expected completion date for the in-process projects, estimated costs to complete the projects, and revenue and expense projections once the products have entered the market. Failure to achieve the expected levels of revenues and net income from these products during their entire life cycle will negatively impact the return on investment expected at the time that the acquisitions were completed and could potentially result in impairment of any other assets related to the development activities.

Impairment of Goodwill and Purchased Intangibles

        During the second and fourth quarters of fiscal 2002, Wind River identified indicators of possible impairment of goodwill and other acquired intangible assets relating to previous acquisitions. These indicators included the deterioration in the business climate, recent changes in sales and cash flow forecasts, strategic plans for certain of the acquired businesses and significant declines in the market values of companies in the embedded software industry. Accordingly, Wind River compared the undiscounted cash flows associated with the acquired businesses and long-lived assets with the respective carrying amounts and determined that an impairment of certain of these assets existed. As a result, during fiscal 2002, Wind River recorded an aggregate charge of $257.4 million, of which, $254.8 million related to the impairment of goodwill and $2.6 million related to the impairment of purchased intangible assets. The impaired amount was measured as the amount by which the carrying amount exceeded the present value of the estimated future cash flows for goodwill and purchased intangible assets, as follows:

(In thousands)	Impairment Expense For Year Ended January 31, 2002
Embedded Support Tools	$167,481
AudeSi	35,837
Rapid Logic	24,024
ICESoft	15,255
Software Development Systems, Inc.	14,788

Total	$257,385

        The impairment charge for those assets held for use was determined based upon the estimated discounted cash flows over the remaining useful life of the goodwill using discount rates ranging from 17% to 23%. The assumptions supporting the cash flows, including the discount rates, were determined using Wind River's best estimates as of the date of the impairment review. The impairment charge for those assets held for disposal was determined based on the expected proceeds of disposition. As of January 31, 2002 and 2001, Wind River had net book values in goodwill and purchased intangible assets of approximately $108.4 million and $403.0 million, respectively. Accumulated amortization for intangibles at January 31, 2002, 2001 and 2000 was $183.4 million, $102.3 million and $6.4 million, respectively. Amortization expense relating to completed technology for fiscal years ended January 31, 2002, 2001 and 2000 was $8.1 million, $7.7 million and $2.3 million, respectively. Other than goodwill, all identifiable intangible assets of approximately $25.3 million in net book value at January 31, 2002 will continue to be amortized in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" (see Note 2).

Dispositions

        In January 2002, Wind River sold ICESoft for $1.0 million in cash and a maximum of $4.0 million to be paid quarterly over three years. The sale of ICESoft resulted in a net loss of approximately $1.3 million, which has been included in other income and expense in the consolidated statements of operations.

NOTE 4: CERTAIN BALANCE SHEET COMPONENTS

Property and Equipment

        Property and equipment consist of the following:

	As of January 31,
(In thousands)	2002	2001
Land and buildings	$27,751	$26,446
Computer equipment and software	82,132	76,752
Furniture and equipment	18,040	15,781
Leasehold improvements	7,561	7,020

	135,484	125,999
Less accumulated depreciation and amortization	(75,680)	(59,010)

Property and equipment, net	$59,804	$66,989

Cash Equivalents and Investments

        Cash equivalents and investments consist of the following:

	As of January 31,
(In thousands)	2002	2001
Money market fund	$68,447	$52,485
US government and agency obligation	49,356	41,795
Corporate bonds	74,497	94,022
Other debt securities	57,305	71,413

Total available-for-sale securities	249,605	259,715
Less amounts classified as cash equivalents	(104,944)	(67,356)

Total marketable securities	144,661	192,359
Publicly traded securities	839	4,778

Total market value of investments	145,500	197,137
Unrealized gain on marketable securities	892	1,552
Unrealized gain on publicly traded securities	117	637

Total unrealized gain on investments	1,009	2,189

Total cost of investments	$144,491	$194,948

        The principal source of the unrealized gains on marketable securities was corporate bonds. Cost investments at January 31, 2002 are composed of the market value of Wind River's stock holdings in Insignia, e-Sim and Tvia. Cost investments at January 31, 2001 were composed of the market value of Wind River's stock holdings in Liberate, e-Sim and Tvia.

        Gross realized gains and losses from the sale of securities classified as available-for-sale and cost investments were gains of $3.0 million, $10.9 million and $1.0 million in fiscal 2002, 2001 and 2000, respectively. These gains have been recognized within other income and expense in the period to which they relate. For the purposes of determining gross realized gains and losses, the cost of securities is based upon specific identification.

        During fiscal 2002, Wind River recorded an impairment on its publicly traded securities of $4.4 million, which represented the amount of other-than-temporary decline as of the date of impairment.

        The contractual maturities of marketable fixed-income securities, regardless of their balance sheet classification, were as follows:

(In thousands)	As of January 31, 2002
Due in 1 year or less	$22,364
Due in 1-2 years	36,837
Due in 2-5 years	59,882
Due in 5 years or more	25,578

Total marketable securities	$144,661

Private Investments

        Wind River also has certain other minority investments in private companies. These investments are included in other long-term assets on Wind River's balance sheet and are carried at cost, subject to adjustment for impairment. Due to the recent economic downturn, Wind River recorded an impairment loss of $6.9 million during fiscal 2002 for these investments. As of January 31, 2002, the cost basis of the portion of Wind River's remaining investment related to private companies was $4.0 million. Wind River will continue to monitor these investments for impairment and make appropriate reductions in carrying values when necessary.

NOTE 5: DERIVATIVE FINANCIAL INSTRUMENTS

        In 1998, Wind River entered into an accreting interest rate swap agreement to reduce the impact of changes in interest rates on its first floating rate operating lease for its corporate headquarters. The interest rate swap effectively changes Wind River's interest rate exposure on its operating lease, which is at the one-month London interbank offering rate ("LIBOR"), to a fixed rate of 5.9%. As of January 31, 2002, the notional amount of the accreting interest rate swap was $28.5 million.

        In January 2001, Wind River entered into another interest rate swap agreement to mitigate the impact of changes in interest rates on its second floating rate operating lease for additional construction at its headquarters facility. This second interest rate swap changes Wind River's interest rate exposure on its second operating lease, which is at one-month LIBOR, to a fixed rate of 5.6%. As of January 31, 2002, the notional amount of this interest rate swap was $27.9 million. Wind River's potential credit exposure under the interest rate swaps (arising from the inability of the counter parties to meet the terms of their contracts) is limited to the amounts, if any, by which the counter parties obligations exceed the obligations of Wind River.

        As of January 31, 2002, the fair value of these interest rate swap liabilities was approximately $2.6 million and is recorded as a long-term liability and as a component of comprehensive loss. The interest rate swap agreements mature at the same time that the respective operating lease expires.

NOTE 6: RESTRUCTURING COSTS

        In May 2001, Wind River announced cost control measures that include a reduction of its worldwide work force, organizational restructuring and additional measures focused on reducing operational expenses. Wind River made both permanent and temporary adjustments to its operations in order to optimize operating efficiency. In July 2001, Wind River announced the second phase of the restructuring program that included an additional reduction in the worldwide work force and the consolidation of excess facilities.

        As a result of the decision to restructure its business, Wind River recorded net restructuring costs of $21.7 million classified as operating expenses. The following paragraphs provide detailed information relating to the restructuring costs that were recorded during fiscal 2002.

Worldwide Work Force Reduction

        The worldwide work force reductions started in the second quarter of fiscal 2002 and will be substantially completed in the first half of fiscal 2003. When completed, the restructuring program will result in the reduction of 475 regular employees of which 350 employees will be from North America, 101 employees from Europe, and 24 employees from Japan and Asia Pacific. Furthermore, the reduction in employees will affect all business functions, including sales and marketing, professional services, product development and engineering, and finance and administration. Wind River recorded a net work force reduction charge of approximately $20.1 million relating primarily to severance payments and the continuation of benefits. In addition, the number of contractors and temporary workers contracted to Wind River were reduced. Equipment disposed of or removed from operations as a result of the work force reduction resulted in a charge of $765,000 and consisted primarily of computer equipment.

Consolidation of Excess Facilities

        During the second quarter of fiscal 2002, Wind River recorded a restructuring charge of $8.4 million relating to excess facilities. The excess facilities, primarily located in the United States and the United Kingdom, included the closure of certain leased corporate facilities and sales offices that related to business activities that were restructured. The estimated excess facility costs represent the remaining lease payments and estimated costs less estimated proceeds from sub-leasing certain facilities. The estimated proceeds from sub-leasing these facilities were based on current comparable rates for leases in the respective markets. In the fourth quarter of fiscal 2002, Wind River recorded a reversal of $6.9 million against the $8.4 million, when Wind River determined that certain of such facilities could continue to be used by existing Wind River personnel. The decision to maintain such facilities was based on changes in the local business environment and lack of competitive leasing rates for new sites. As a result, Wind River recorded a net charge for excess facilities of $1.5 million for fiscal 2002, which primarily related to excess facilities located in the United States. Amounts accrued relating to the net future payments due on excess facilities will be paid through fiscal 2005 unless Wind River successfully negotiates to exit the leases at an earlier date. Of the total net charge for excess facilities of $1.5 million, cash related charges of $1.4 million relate primarily to lease terminations and non-cancelable lease costs related to the excess facilities. Non-cash related charges of $100,000 relate primarily to the impairment of leasehold improvements.

        A summary of the net restructuring costs is outlined as follows:

(In thousands)	Total Charges	Non-Cash Charges	Cash Payments	Restructuring Liabilities at January 31, 2002
Work force reduction	$20,132	$765	$15,073	$4,294
Consolidation of excess facilities	1,536	100	487	949

	$21,668	$865	$15,560	$5,243

NOTE 7: CONVERTIBLE SUBORDINATED NOTES AND OTHER BORROWINGS

        In July 1997, Wind River issued $140.0 million of 5.0% convertible subordinated notes, which were due to mature on August 1, 2002. The notes were subordinated to all existing and future senior debt and were convertible into shares of Wind River's common stock at a conversion price of $32.33 per share. During fiscal 2002, Wind River repurchased and retired $81.9 million in face value of these convertible subordinated notes. In January 2002, Wind River redeemed all of the remaining convertible subordinated notes, or $58.1 million in face value, at a redemption price of 101% of the principal. The net impact of gains and losses on the repurchase, retirement and redemption of the 5.0% convertible subordinated notes was a gain of $252,000, net of taxes, which has been reflected in net other income and expense for the year ended January 31, 2002.

        In December 2001, Wind River issued $150.0 million of its 3.75% convertible subordinated notes due December 2006. The notes are subordinated to all existing and future senior debt and are convertible into shares of Wind River's common stock. The notes mature on December 15, 2006, unless earlier redeemed or converted. Interest is payable in cash semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2002. At the option of the holder, notes may be converted into Wind River's common stock at any time, unless previously redeemed, at an initial conversion price of $24.115 per share. Wind River may redeem all or a portion of the notes for cash at a redemption price of 100.75% of the principal amount between December 15, 2004 and December 14, 2005, and 100.0% of the principal amount beginning December 15, 2005 and thereafter. Additionally, under specified circumstances Wind River may redeem the notes prior to December 2004. The estimated fair value for the convertible subordinated notes (with a carrying amount of $150.0 million at January 31, 2002) was approximately $156.7 million at January 31, 2002.

        The indenture under which the notes were issued provides that an event of default will occur if (i) Wind River fails to pay principal or premium on the notes, (ii) Wind River fails to pay interest on the notes and fails to cure such non-payment within 30 days, (iii) Wind River fails to perform any other covenant required of us in the indenture and the failure is not cured or waived within 60 days, or (iv) Wind River or one of its significant subsidiaries fails to pay, at final maturity or upon acceleration, any indebtedness for money borrowed in an outstanding principal amount in excess of $35.0 million, including lease commitments, and the indebtedness is not discharged, or the default is not cured, waived or rescinded within 60 days after written notice is provided in accordance with the terms of the indenture. If any of these events of default occurs, either the trustee or the holders of at least 25% of the outstanding notes may declare the principal amount of the notes to be due and payable. In addition, an event of bankruptcy, insolvency or reorganization involving either Wind River or any of its significant subsidiaries will constitute an event of default under the indenture and, in that case, the principal amount of the notes will automatically become due and payable.

        As of January 31, 2002, Wind River has United States dollar equivalent net borrowings of $15.0 million from a line of credit obtained through a Japanese subsidiary for up to 2.1 billion Japanese yen, approximately $15.7 million. Wind River extended the line of credit until April 30, 2002, at an average annual interest rate of 2.07% on any borrowed amount.

NOTE 8: PROVISION FOR INCOME TAXES

Income (loss) before income taxes is as follows:

	Years Ended January 31,
(In thousands)	2002	2001	2000
Domestic	$(378,023)	$(67,736)	$18,400
Foreign	4,200	3,700	7,308

Total	$(373,823)	$(64,036)	$25,708

        The provision for income taxes was composed as follows:

	Years Ended January 31,
(In thousands)	2002	2001	2000
Current
Federal	$—	$10,202	$9,020
State	—	1,746	1,972
Foreign	3,645	2,770	7,275

	$3,645	$14,718	$18,267

Deferred
Federal	$(1,665)	$(2,209)	$(2,186)
State	(169)	(154)	(736)

	(1,834)	(2,363)	(2,922)

Total	$1,811	$12,355	$15,345

        The provision for income taxes differs from the amount computed using the statutory federal income tax rate as follows:

	Years Ended January 31,
	2002	2001	2000
Expected rate	(35.0)%	(35.0)%	35.0%
State taxes, net of federal benefit	(0.7)	2.7	2.9
Goodwill amortization	5.7	48.8	3.8
Foreign taxes	0.5	3.0	14.0
In process technology write-off and impairment of goodwill	24.0	4.4	8.3
Research and development, net	—	(2.4)	(2.5)
Foreign sales corporation benefit	—	(1.0)	(1.9)
Losses and expenses without tax benefit	7.1	—	—
Other	(1.1)	(1.2)	0.1

Total	0.5%	19.3%	59.7%

        Deferred tax assets and liabilities are recognized for the temporary differences between the tax basis and reported amount of assets and liabilities, tax losses, and credit carry forwards. Their significant components are as follows:

	As of January 31,
(In thousands)	2002	2001
Depreciation and amortization	$1,241	$2,881
Tax credit carry-forwards	49,385	2,788
Employee benefit accruals	1,700	2,278
Accounts receivable reserves	2,266	2,740
Accrued expenses and other	3,602	2,525
Deferred revenues	400	786

Gross deferred tax assets	58,594	13,998

Software development costs	278	340
Purchased technology	3,949	15,492
Unrealized gain on investments	—	882

Gross deferred tax liabilties	4,227	16,714

Net deferred tax assets (liabilities)	54,367	(2,716)
Less valuation allowance	(54,367)	—

Net	$—	$(2,716)

        During the years ended January 31, 2001 and 2000, tax benefits resulting from the exercise of employee stock options amounting to $12.0 million, and $5.0 million, respectively, were credited to stockholders' equity and reduced income taxes payable.

        As of January 31, 2002, the net operating loss carry-forwards for federal and state income tax purposes were approximately $102.9 million and $28.3 million that begin to expire in 2017 and 2005, respectively. As of January 31, 2002, Wind River had federal and state tax credit carry-forwards of approximately $9.3 million and $1.8 million, respectively, available to offset future taxable income. The federal credit carry-forwards will begin to expire in 2016 and the California tax credits will carry forward indefinitely.

        Wind River has determined that it is more likely than not that the net deferred tax asset recorded as of January 31, 2002 would not be recoverable against future earnings prior to expiration. Accordingly, Wind River established a full valuation allowance against its deferred tax assets. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets at January 31, 2002 will be allocated to income tax benefit and additional paid-in-capital in the amounts of $32.4 and $22.0 million, respectively.

        At January 31, 2001, deferred tax assets of approximately $18.5 million consisting of certain net operating loss and credit carry-forwards resulting from the exercise of employee stock options had not been recognized in the financial statements. When utilized, the tax benefit of these loss and credit carry-forwards will be accounted for as a credit to additional paid-in capital. This amount has been added to the gross deferred tax asset as of January 31, 2002. During the years ended January 31, 2002, 2001 and 2000, the valuation allowance against deferred tax assets increased by $38.6 million, $19.2 million and $6.1 million, respectively.

NOTE 9: NET INCOME (LOSS) PER SHARE COMPUTATION

        In accordance with the SFAS No. 128, "Earnings Per Share," the calculation of shares used in basic and diluted net income (loss) per share computation is presented below:

	Years Ended January 31,
(In thousands, except per share amounts)	2002	2001	2000
Basic computation:
Net income (loss)	$(375,634)	$(76,391)	$10,363
Weighted average common shares outstanding	77,544	72,467	63,096

Basic net income (loss) per share	$(4.84)	$(1.05)	$0.16

Diluted computation:
Net income (loss)	$(375,634)	$(76,391)	$10,363
Weighted average common shares outstanding	77,544	72,467	63,096
Incremental shares from assumed conversions:
Dilutive potential common shares	—	—	3,933

Total dilutive average common shares outstanding	77,544	72,467	67,029

Diluted net income (loss) per share	$(4.84)	$(1.05)	$0.15

        The effect of assumed conversion of the 3.75% and 5.0% convertible subordinated notes is anti-dilutive, for shares of 6.2 million and 4.3 million for the years ended January 31, 2002 and 2001, respectively, and is therefore excluded from both of the above computations. In addition, dilutive potential common shares from outstanding stock options totaling approximately 2.0 million and 5.3 million as of January 31, 2002 and 2001, respectively, were excluded from the computation of the number of shares used in the diluted net loss per share calculation, as their inclusion would be anti-dilutive. Since Wind River has a net loss for the years ended January 31, 2002 and 2001, there is no difference between basic and diluted net loss per share.

NOTE 10: COMMON STOCK

        During the fiscal year ended January 31, 2001, Wind River issued 30,176,792 shares of common stock in connection with acquisitions.

        In October 1999, Wind River's Board of Directors adopted a share purchase rights plan declaring a dividend of one preferred share purchase right for each share of Wind River's common stock outstanding on November 15, 1999. Each right entitles the holder to purchase 1/100th of a share of Series A Junior Participating Preferred Stock, par value $.001 per share, at a price of $160.00 per 1/100th of a preferred share, subject to certain adjustments. The rights will not be distributed until the earlier of the date of a public announcement that a person or a group have acquired beneficial ownership of 15% or more of the outstanding common stock ("Acquiring Person"), or 10 business days following the commencement of, or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in any person or entity becoming an Acquiring Person. The rights will expire on October 22, 2009, unless earlier redeemed or exchanged by Wind River.

NOTE 11: STOCK-BASED COMPENSATION PLANS

Employee Stock Option Plans

        As of January 31, 2002, Wind River has four main stock option plans: the Amended and Restated 1987 Equity Incentive Plan (the "1987 Plan"), the 1998 Equity Incentive Plan (the "1998 Plan"), the

1998 Non-Officer Stock Option Plan (the "NSO Plan") and 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan").

        Wind River's practice is to grant all options with exercise prices of at least 100% of the fair market value, although non-statutory options granted under the 1987 Plan, the 1998 Plan and the NSO Plan may be granted with an exercise price equal to 85% of the fair market value on the date of grant. Under each of these plans, options expire no later than ten years from the grant date. Under the 1987 Plan, the 1998 Plan and the NSO Plan, the Board of Directors has the authority to set the terms of each option, and options generally become exercisable as to 25% of the option shares one year from the date of grant and then ratably over the following 36 months (1/48th a month).

        The 1987 Plan allows for the issuance of options and other stock awards to Wind River employees and consultants. An aggregate of 14,175,000 shares of common stock have been reserved for issuance under the 1987 Plan, which expires in September 2002. The 1998 Plan provides for grants of options and other stock awards to employees, directors and consultants. An aggregate of 4,100,000 shares of common stock have been reserved for issuance under the 1998 Plan. Stock options granted under the 1987 Plan and the 1998 Plan may be incentive stock options or non-statutory stock options. The NSO Plan provides for grants of non-statutory stock options to employees and consultants who are not officers or directors of Wind River. An aggregate of 11,250,000 shares of common stock have been reserved for issuance under the NSO Plan.

        The Directors' Plan provides for automatic grants of non-statutory stock options to purchase Wind River common stock to directors of Wind River who are not employees of, or consultants to, Wind River or any affiliate of Wind River ("Non-Employee Directors"). The Directors' Plan allows for the issuance of options to purchase a maximum of 337,500 shares of common stock. Initial options granted under each of these plans vest in annual increments over a period of four years from the date of grant, commencing on the date one year after the date of grant of the initial options. Subsequent options shall become 100% vested at the end of the one-year period following the date of grant as long as the optionee has attended 75% of the meetings of the board and committees on which he serves.

        In addition, in connection with the acquisitions of various companies, Wind River assumed the outstanding options issued under stock option plans of each acquired company. At January 31, 2002, assumed options to purchase a total of 2.1 million shares of Wind River common stock were outstanding. No further grants may be made under any assumed plan. Additionally, Wind River entered into a non-statutory stock option agreement with an executive officer in October 1999, under which the officer was granted an option to purchase 400,000 shares at an exercise price of $18.375, the fair market value on the date of grant. The assumed options and the executive officer's option are included in the following table.

        Activity under all stock option plans described above is summarized as follows:

	Years Ended January 31,
	2002		2001		2000
(In thousands, except for per share amounts)	Number of Shares	Weighted Average Price per Share	Number of Shares	Weighted Average Price per Share	Number of Shares	Weighted Average Price per Share
Beginning balance	17,798	$23.88	14,288	$16.61	11,468	$16.41
Granted	4,955	14.75	8,658	30.72	5,223	16.46
Exercised	(1,291)	9.05	(3,665)	12.24	(1,439)	6.76
Canceled	(2,958)	29.30	(1,483)	22.55	(964)	17.29

Ending balance	18,504	$21.62	17,798	$23.88	14,288	$16.61

        Options outstanding, from all plans, and exercisable as of January 31, 2002 are as follows by exercise price ranges:

	Year Ended January 31, 2002
	Options Outstanding			Options Exercisable
(In thousands, except exercise price and contractual life data) Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.15 - $10.25	2,046	5.63	$6.55	1,557	$5.42
10.27 - 10.40	2,406	9.64	10.40	4	10.31
10.96 - 14.99	2,376	7.24	13.07	1,484	12.57
15.00 - 18.38	1,933	7.90	16.66	935	16.57
18.50 - 23.32	2,183	7.52	21.79	1,138	21.64
23.33 - 29.00	2,282	6.55	26.46	1,820	26.38
29.25 - 34.75	2,598	8.24	32.95	1,200	33.05
34.81 - 40.75	2,019	8.56	37.57	1,045	37.28
40.88 - 52.25	658	8.54	43.83	236	43.80
60.50 - 60.50	3	8.08	60.50	1	60.50

$0.15 - $60.50	18,504	7.72	$21.62	9,420	$21.68

        At January 31, 2001 and 2000, options to purchase 6,895,000 and 5,453,000 shares of common stock were exercisable at a weighted average exercise price of $16.19 and $13.89, respectively.

Employee Stock Purchase Plan

        In 1993, Wind River adopted the 1993 Employee Stock Purchase Plan (the "Purchase Plan") under which 3.0 million shares of common stock have been reserved for issuance. Eligible employees may purchase a limited number of shares of Wind River common stock at a discount of up to 15% of the fair market value at certain plan-defined dates. In fiscal 2002, 2001 and 2000, Wind River issued 561,000 shares, 266,000 shares and 455,000 shares, respectively, under the Purchase Plan. At January 31, 2002, 952,000 shares were available for issuance under the Purchase Plan.

Pro Forma Disclosures

        Under SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants during the fiscal years ended January 31, 2002, 2001 and 2000:

	Years Ended January 31,
	2002	2001	2000
Risk free interest rates	4.53%	5.65%	5.83%
Expected volatility	74.5%	70.0%	66.0%
Expected option life (in years)	5.2	5.0	5.3
Expected dividends	—	—	—

        The weighted average fair value per share of options granted in fiscal years 2002, 2001 and 2000 were $9.61, $22.51 and $10.48, respectively.

        Wind River has also estimated the fair value for the purchase rights under the Employee Stock Purchase Plan using the Black-Scholes option-pricing model, with the following assumptions for rights granted in fiscal years 2002, 2001 and 2000.

	Years Ended January 31,
	2002	2001	2000
Risk free interest rates	4.62%	5.65%	5.83%
Expected volatility	76.9%	70.0%	66.0%
Expected option life (in years)	0.5	0.5	0.5
Expected dividends	—	—	—

        Wind River applies the provisions of APB 25 and related Interpretations in accounting for stock based compensation arrangements. Had compensation expense under these arrangements been determined pursuant to SFAS 123, Wind River's net income (loss) and net income (loss) per share would have been:

	Years Ended January 31,
(In thousands, except per share amounts)	2002	2001	2000
Net income (loss):
As reported	$(375,634)	$(76,391)	$10,363
Pro Forma	$(444,153)	$(125,762)	$(27,132)
Net income (loss) per share:
Basic:
As reported	$(4.84)	$(1.05)	$0.16
Pro Forma	$(5.73)	$(1.74)	$(0.43)
Diluted:
As reported	$(4.84)	$(1.05)	$0.15
Pro Forma	$(5.73)	$(1.74)	$(0.43)

        The pro forma amounts include compensation expense related to fiscal 2002, 2001 and 2000 stock option grants and purchases of common stock under the Purchase Plan only. The effects of applying SFAS 123 on pro forma disclosures of net income (loss) and net income (loss) per share in fiscal 2002, 2001, and 2000 are not likely to be representative of the pro forma effects on net income and net income per share in future years.

        For the fiscal years ended January 31, 2002, 2001 and 2000, Wind River recognized stock-based compensation expense of $251,000, $458,000 and $218,000, respectively. For options granted to non-employees in fiscal years 2002 and 2001, Wind River determined fair value using the Black-Scholes option-pricing model, with the following assumptions: expected volatility of 70%; risk-free interest rates of 5.50% and 6.49%, respectively; and deemed values of common stock between $14.99 and $30.00 per share. No option grants to non-employees were made in 2000.

NOTE 12: COMMITMENTS AND CONTINGENCIES

Operating Leases

        Wind River leases certain property consisting of subsidiary headquarters, customer training facilities and sales facilities that expire at various dates through January 2022. Future minimum rental payments under non-cancelable operating leases subsequent to January 31, 2002 are as follows:

(In thousands) Years Ending January 31,	Operating Lease Rental Payments	Synthetic Lease Payments, Net	Total
2003	$8,333	$3,205	$11,538
2004	5,628	3,210	8,838
2005	5,164	2,569	7,733
2006	2,968	1,413	4,381
2007	1,671	1,177	2,848
Thereafter	10,938	—	10,938

Total	$34,702	$11,574	$46,276

        Total operating lease rental payments, net, and net synthetic lease payments during the years ended January 31, 2002, 2001 and 2000 were $16.2 million, $14.8 million, and $8.5 million, respectively.

        In fiscal 1998, Wind River entered into an operating lease for its headquarters facility constructed on the land Wind River purchased in Alameda, California. In fiscal 2000, Wind River entered into a second operating lease agreement for the construction of two additional buildings at its headquarters facility. None of Wind River's officers or employees has any financial interest in these synthetic lease arrangements.

        The lessor has funded a total of $32.4 million of construction costs related to the first operating lease and $25.0 million of construction costs related to the second operating lease. The operating lease payments under both leases vary based upon the total construction costs of the property, including capitalized interest at LIBOR. In connection with the lease of Wind River's headquarters, Wind River leased the land to the lessor of the building at a nominal rate and for a term of 55 years. If Wind River were to terminate the ground lease prior to maturity, it would be obligated to purchase the buildings. The operating leases provide Wind River with the option, at end of their terms, to either acquire the buildings at the lessor's original cost or arrange for the buildings to be acquired. At January 31, 2002, Wind River had not made a decision with respect to the option it will pursue at the end of the lease terms, and it may be required to act sooner if accounting rules applicable to synthetic leases are modified. However, it is likely that Wind River will decide to continue to occupy the buildings, and may therefore purchase the buildings or arrange for their purchase and lease back to it.

        Wind River has guaranteed the residual value associated with the buildings under the first operating lease and the second operating lease to the lessor of a fixed amount of approximately 82% and 85%, respectively, of the lessor's actual funding of the two leases. Upon maturity of the operating leases, if Wind River does not purchase the buildings, it may be obligated to pay the amount of the residual value guarantee to the lessor. Wind River has deposited fixed income securities with a custodian to ensure the performance of its obligations under the leases; at January 31, 2002 and 2001, Wind River held $60.3 million and $58.8 million, respectively, in cash and cash equivalents as restricted cash in satisfaction of this requirement. The amount held as restricted cash at January 31, 2002 is sufficient to satisfy performance of Wind River's obligations under the operating leases. The majority of restricted cash represents the build cost incurred upon construction of the buildings.

        In addition, under the terms of the leases, Wind River must maintain compliance with certain financial covenants, relating to minimum consolidated fixed charge ratio, minimum EBITDA, minimum tangible net worth and minimum net unencumbered cash. As of January 31, 2002, Wind River was in compliance with these covenants. There can be no assurance, however, that Wind River will continue to be in compliance with these covenants, particularly if its revenues continue to be negatively impacted by the economy or other factors. In the event Wind River were not in compliance, and is not able to obtain a waiver or amendment of the covenants, it could become obligated to purchase the buildings and could incur additional costs associated with replacing the synthetic leases.

        In the event of a default, Wind River's obligation to purchase the leased properties for 100% of the amount financed by the lessor could be accelerated. If the leases were terminated as a result of an event of default and Wind River became obligated to pay the purchase price of the buildings, Wind River would reflect the purchase price as an asset on its balance sheet, and its restricted cash and investment position would be reduced by the amount of the purchase price. Currently, Wind River reflects rent payments as an expense on its statement of operations. In the event Wind River were required to purchase the buildings, its rent expense would cease and Wind River would subsequently record depreciation expense for the buildings over their estimated useful lives. Although no assurance can be given, management believes that, an event of default or termination of the leases and Wind River's obligations to purchase the buildings, would not have a material adverse affect on its financial condition, results of operations or cash flows. Both leases have initial terms of seven years but may be renewed under certain circumstances. Unless renewed, the first lease will terminate in September 2004 and the second lease will terminate in November 2006.

Litigation

        From time to time, Wind River is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of patents and other intellectual property rights. In February 2001, Wind River entered into a license and distribution agreement with The MathWorks, Inc. ("TMW), to ensure customer support and product transition as Wind River prepared to discontinue its MATRIXx® product family. Under the agreement, in exchange for cash payments totaling $12.0 million, Wind River granted to TMW the exclusive distribution rights to MATRIXx for a period of two and a half years as well as an option to purchase the MATRIXx intellectual property and assets at the end of the licensing term for an additional payment. In July 2001, the Antitrust Division of the U.S. Department of Justice commenced a civil antitrust investigation into whether the agreement with TMW was in violation of the federal antitrust laws. Wind River has cooperated fully with the Justice Department and expects to resolve the matter without any enforcement action being commenced and without incurring any material financial loss.

        On December 3, 2001, Wind River filed an action for declaratory relief in the Superior Court of California, County of Alameda, against Mentat, Inc. concerning the 1999 Distribution Agreement for Computer Software Package (the "Agreement") entered into between Wind River and Mentat. Under the Agreement, Wind River agreed to license and distribute software designed by Mentat known as WindNet Streams 1.0, which provides an interface for certain networking protocols and terminal subsystems, helpful but not commonly used in embedded applications. The dispute arose from a claim by Mentat alleging that Wind River had breached the Agreement by distributing WindNet Streams 1.0 binaries in a recent distribution of less than 100 board support packages and by including some allegedly confidential source code header files (but not the application itself) in Wind River's Tornado 2.x product. Mentat alleged damages measured at license fees of $35,000 for each WindNet Streams 1.0 binary distribution and source code license fees of $26,000 for each header file distribution. Wind River has requested that the court make a declaration that (i) the header files are not confidential source code, (ii) no misappropriation of Mentat's trade secrets has occurred, (iii) Mentat has failed to mitigate, and has not suffered, any damages, and (iv) Wind River has not breached the agreement. On December 18, 2001, Mentat filed a counter claim and response to our action making the same allegations set forth above. Wind River intends to pursue this action and defend the matter vigorously and believes it has meritorious defenses to the allegations.

        Management believes the outcome of Wind River's outstanding legal proceedings, claims and litigation will not have a material adverse effect on Wind River's business, results of operations, cash flows or financial condition. However, such matters involve complex questions of fact and law and could involve significant costs and the diversion of resources to defend. Additionally, the results of litigation are inherently uncertain, and an adverse outcome is at least reasonably possible. Wind River is unable to estimate the range of possible loss from outstanding litigation and other legal proceedings and no amounts have been provided for such matters in the accompanying Consolidated Financial Statements.

NOTE 13: RELATED-PARTY TRANSACTIONS

        During fiscal years 2001 and 2000, Wind River distributed its products in Japan through Wind River Systems, K.K. ("WRSKK"), a joint venture in which Wind River owned a 70% equity interest. Innotech, Kobe Steel and Nissin Electric, the other partners in the joint venture, each owned a 10% equity interest. Wind River entered into distributor agreements with Innotech, Kobe Steel, and Nissin Electric in March 1993, October 1991, and October 1991, respectively. In March 2000, Wind River notified the master distributors that their distributor agreements would terminate at the end of fiscal 2001. Wind River subsequently acquired the 30% minority interest on December 28, 2000 for an amount approximating $1.2 million, which was primarily accounted for as goodwill, so that it now owns 100% of WRSKK. On March 30, 2001, Wind River signed agreements with Kobe Steel and Nissin Electric for amounts approximating $2.4 million and $1.8 million, respectively, to purchase customer lists and other intangibles.

        In September 1999, Wind River's chief executive officer signed a promissory note to borrow up to $2.4 million from Wind River to purchase shares of common stock. The note accrues interest at the rate of 5.98% per year, and is due on September 7, 2008. This loan has full recourse and is collateralized by certain personal assets owned by the chief executive officer. The loan amount of $1.9 million as of January 31, 2002 is reflected as a reduction of equity in the accompanying consolidated balance sheet.

NOTE 14: DISTRIBUTION AGREEMENT

        In February 2001, Wind River sold exclusive distribution rights for the MATRIXx® product family to The MathWorks, Inc. ("TMW"). MATRIXx is a set of software tools used in the development of embedded control systems. Under the agreement, in exchange for cash payments totaling $12.0 million, Wind River granted TMW exclusive distribution rights of MATRIXx for a period of two and a half years and an option to purchase the intellectual property and assets of MATRIXx at the end of the licensing term for an additional payment. TMW agreed to assume the support of MATRIXx and provide a transition plan to its MATLAB® and Simulink® family of products for customers who choose to migrate. As a result, Wind River paid TMW a cash amount of $3.5 million related to the transfer of deferred maintenance contracts to TMW. See Note 12 "Commitments and Contingencies."

NOTE 15: SEGMENT AND GEOGRAPHIC INFORMATION

        Wind River reports in one industry segment—technology for embedded operating systems. Wind River markets its products and related services to customers in the United States, Canada, Europe, Japan and Asia Pacific. Internationally, Wind River markets its products and services primarily through its subsidiaries and various distributors. Revenues are attributed to geographic areas based on the country in which the customer is domiciled. The distribution of revenues and long-lived assets, net by geographic location is as follows:

(In thousands)	Revenues	Long-lived Assets
Fiscal year ended January 31, 2002
North America	$215,316	$169,764
Japan	37,256	7,386
Other International	98,500	6,556

Consolidated	$351,072	$183,706

Fiscal year ended January 31, 2001
North America	$300,676	$467,596
Japan	40,835	7,554
Other International	96,473	10,781

Consolidated	$437,984	$485,931

Fiscal year ended January 31, 2000
North America	$198,736	$91,823
Japan	42,880	3,086
Other International	74,438	5,419

Consolidated	$316,054	$100,328

        Other International consists of the revenues and long-lived assets of operations in Europe and Asia Pacific.

        Revenue information on a product and services basis is as follows:

	Years Ended January 31,
(In thousands)	2002	2001	2000
Software licenses	$157,525	$209,558	$139,919
Run-time license revenues	80,478	100,107	70,759
Maintenance revenues	63,916	70,373	57,731
Other service revenues	49,153	57,946	47,645

Total	$351,072	$437,984	$316,054

        No single customer accounted for more than 10% of Wind River's total revenues in fiscal 2002, 2001 or 2000.

SCHEDULE C

MATERIAL AUSTRIAN INCOME TAX CONSEQUENCES

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of Eligible Options in exchange for new options for individuals subject to tax in Austria. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation.    You will not be subject to tax as a result of the cancellation of an outstanding Eligible Option in exchange for the right to receive a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to income tax and social tax contributions (to the extent you have not exceeded the wage base for social tax contributions) on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the grant price.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your new option, you may be subject to capital gains tax. If you hold your shares for less than one year from the date of exercise, any gain (calculated as the difference between the sales price and the fair market value of the shares on the date of exercise) in excess of EUR 440 will be taxed at ordinary income tax rates of up to 50%. If you hold the underlying shares for more than one year from the date of exercise, the gain will be tax-free (assuming you did not hold more than 1% of the company's total stock capital at any time during the last five years).

        Withholding and Reporting.    When you exercise your new options, your employer will withhold income tax and any applicable social tax (to the extent that you have not exceeded the wage base for social tax contributions). Your employer will report the income from the stock option exercise and the amounts withheld for income and social taxes on your annual wage statement (or Lohnzettel).

        You are required to report the amount of the spread on your income tax return (or Einkommensteuererklarung), which is due by May 15 of the calendar year following the year of exercise. Additionally, if you dispose of your shares within one year of acquisition, you must report the capital gain on your personal income tax return.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

C-1

SCHEDULE D

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing Eligible Options in exchange for new options for individuals subject to tax in Canada. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is based on federal laws applicable to this offer. However, you should be aware that you will also be subject to provincial income tax. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation.    The tax treatment as a result of the exchange of an Eligible Option in exchange for the right to receive a new option is uncertain. It is possible that the Canada Customs and Revenue Agency ("CCRA") could successfully treat the exchange as (1) a tax-neutral exchange of options, (2) a taxable exchange of employee stock options or (3) two separate transactions (i.e., a tender of Eligible Options for cancellation, followed by a grant of new and unrelated options whereby the tender is viewed as a disposition for no consideration). For the purposes of this summary, it is assumed that the cancellation of an Eligible Option and the grant of a new option will qualify as two separate transactions under federal tax law as this treatment appears to be the most likely characterization.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, the difference between the exercise price of the new option and the fair market value of the shares on the date of exercise will be treated as a taxable benefit to you (subject to the deferral provisions discussed below), and taxed in the year of exercise. Generally, you are entitled to a deduction equal to one-half of the stock option benefit if certain tests are met. Draft legislation (applicable to 1998 and subsequent years) provides that the stock option deduction will continue to be available where the Eligible Option qualified for the deduction, and the exercise price of the new option is equal to the fair market value of the share at the date the new option is issued.

        If you are entitled to the stock option deduction, you may also defer taxation on the benefit until the earlier of the time that you sell the shares purchased on exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are acquired under the applicable option plan.

        You may defer taxation on the benefit only up to the first C$100,000 worth of new options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted. If you elect to defer the stock option benefit, you must file a prescribed form annually with your tax return.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your new option, one-half of the difference between the sale price and the fair market value of the shares on the date of exercise (less any brokerage fees) will be subject to tax at your marginal income tax rate. One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent taxation

D-1

year. Any amount on which taxation was deferred at exercise will become taxable at the time the shares are sold. It is your responsibility to report and pay taxes resulting from the sale of your shares or the receipt of any dividends. Should you elect to defer, you are responsible for including the deferred benefit in your personal income tax return in the year the option shares are disposed of.

        Withholding and Reporting.    When you exercise your new options, your employer may withhold income tax and other applicable payroll contributions (to the extent that you have not exceeded the wage base on that income) on the taxable benefit. Employers are not responsible for withholding or remitting income taxes on deferred stock option benefits in the year the option shares are disposed; however, certain provincial salary and payroll contributions are still payable in the year of exercise.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

D-2

SCHEDULE E

MATERIAL FRENCH INCOME TAX CONSEQUENCES

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing Eligible Options in exchange for new options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation.    You will not be subject to tax as a result of the cancellation of an outstanding Eligible Option in exchange for the right to receive a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    You will be granted your new options as part of an option plan that has qualified under sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended, and will ensure that the pricing requirements of the new options are met for qualified treatment of the plan. Thus, you will not be subject to tax on the gain when you exercise your new option except for the excess discount, if any, as described below. The gain realized when you exercise your new options will be subject to tax when you sell your shares.

        Sale of Shares.    As you will not be allowed to exercise your new option at any time prior to four years (or the minimum period required under French law) from the grant date of your new option, you will be taxed at sale on the "acquisition gain," defined as the difference between the fair market value of the shares on the date of exercise and the exercise price less any excess discount already taxed at exercise. The portion of the acquisition gain less than or equal to EUR 152,500 will be taxed at 40% (30%, plus 10% additional contributions), and the portion of the acquisition gain above EUR 152,500 will be taxed at 50% (40%, plus 10% additional contributions). In any case, when you sell your shares, if the sales price of the shares is less than the fair market value at exercise, you may impute the capital loss against the acquisition gain.

        After exercise of your new option upon meeting the four-year period (or the minimum period required under French law), you may receive more favorable tax treatment if you wait to sell your shares an additional two years after the exercise date and at least six years after the grant of the new options. If you respect these additional periods, the portion of the acquisition gain less than or equal to EUR 152,500 is taxed at the rate of 26%, while the portion of the acquisition gain above EUR 152,500 is taxed at the rate of 40%. Please note, however, that you may opt for taxation at progressive rates as employment income if such rates are more favorable than the 30% or 40% standard rates. When you sell your shares, if the sales price of the shares is less than the fair market value at exercise, you may recognize a capital loss on the difference between the fair market value at exercise and the sales price.

        In any case, any positive difference between the sales price of the shares and its fair market value at the time of exercise (i.e., any capital gains) is taxed at the rate of 26%. Note that the capital gain, if any, is only taxable if the annual sales proceeds realized by your household during the year exceed the annual ceiling of EUR 15,000 for 2003. If the sales price is less than the fair market value of the shares at the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread

E-1

and the excess against capital gain of the same nature realized during the same year or during the 10 following years. This capital loss cannot be offset against other kinds of income.

        Grant Date.    Under French law, qualified options cannot be granted during specific blackout periods when the granting company is listed on a public exchange. These blackout periods apply to all French employees and are as follows:

  •
  the period of time between the 10 stock exchange sessions both preceding and following the date consolidated accounts are made public, or if there are no consolidated accounts, the date of publication of the annual accounts;

  •
  the 20 trading days following the declaration of a dividend; and

  •
  the period of time between the date the company becomes aware of information which would have a significant impact on the company's shares and the date after the end of 10 stock exchange sessions following the date upon which the information is made public.

        Grant Price.    The grant price of your new options will be the greater of (a) the grant price permitted under the Plan or (b) 80% of the average quotation price during the 20 trading days preceding the grant of the new options, as reported by the Nasdaq National Market.

        Withholding and Reporting.    Your new options will be granted from a French Qualified plan and will not be subject to tax at exercise. As the four-year exercise period (or the minimum period required under French law) will be met, your option gain will not be subject to social tax withholding at the time of sale.

        Your employer will send to you, no later than 15 February of the year following the year of exercise of the new option, an individual statement providing the following information:

  •
  the name of the company granting the options, the location of its head office and, if different, the location of its main office;

  •
  the date on which the new option was granted and the date of exercise of the new option;

  •
  the number of shares acquired and the exercise price; and

  •
  the excess discount (i.e., greater than 5% of the value of the shares on the date of grant), if any, which is taxable as ordinary income upon exercise.

        At the same time, your employer must also send duplicates of the individual statements to the tax office (or Direction des Services Fiscaux) with which it files its tax return.

        To benefit from the favorable tax regime (i.e., deferral of taxation until sale), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2006, you would have to attach the individual statement to the income tax return for the income earned in 2006, which you file with the French tax authorities in 2007).

        Upon the sale of the shares, as the four-year exercise period (or the minimum period required under French law) will be met, you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

E-2

SCHEDULE F

MATERIAL GERMAN INCOME TAX CONSEQUENCES

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing Eligible Options in exchange for new options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor it is intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation.    You will not be subject to tax as a result of the cancellation of an outstanding Eligible Option in exchange for the right to receive a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the maximum annual earnings ceiling above which no additional social insurance contributions are due) on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the grant price. If you are registered as a member of a religious community that is authorized to levy church tax in Germany, you will also be subject to German church tax on the gain at exercise. The rate for church tax varies from district to district but is usually in the range of 8% to 9% of income tax payable.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your new option, you will not be subject to capital gains tax on any gain at sale (calculated as the difference between the sale price and the fair market value of the shares on the date of exercise) if:

  •
  you have owned the shares for at least 12 months;

  •
  you do not own 1% (as of 2003) or more of the Wind River's stated capital (and have not owned 1% or more at any time in the last five years); and

  •
  the shares are not held as business assets.

        If you sell the shares within 12 months of acquisition, and your aggregated total short-term capital gains less short-term capital losses for the year do not exceed EUR 511, the gain will be tax-free. If, however, you sell the shares within 12 months of acquisition, and your aggregated total short-term capital gains less short-term capital losses for the year exceeds EUR 511, one-half of the gain at sale is taxable as capital gain at ordinary tax rates.

        Please note, however, that a draft tax bill was submitted in November 2002, which foresees a change in the taxation rules of capital gains in Germany. The German parliament is currently deciding on the proposed tax changes. If the German parliament accepts the proposed tax changes, it may be expected that 50% of both short- and long-term capital gains will in the future be taxable in Germany at a flat rate. Based on the latest proposals of the government coalition parties, it may be expected that the amount which may be enjoyed tax-free (currently EUR 511) will in the future be increased to EUR 1,000 per year. Changes to German tax laws that become effective after the date of this offer, therefore, cannot be addressed at this time.

F-1

        Withholding and Reporting.    When you exercise your options, your employer will withhold income tax, any applicable social tax (to the extent that your annual earnings do not already exceed the maximum annual earnings ceiling above which no additional social insurance contributions are due), and church tax (if applicable), on the gain at exercise. Your employer will report the income from stock option exercises and the amounts withheld for income, social and other applicable tax purposes.

        You are responsible for paying any difference between the actual income tax liability and the income tax withheld. It is your responsibility to report any gain resulting from the sale of your shares on your annual German income tax return and pay any taxes resulting from this gain.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

F-2

SCHEDULE G

MATERIAL JAPANESE INCOME TAX CONSEQUENCES

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing Eligible Options in exchange for new options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor it is intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering cancelling their existing options in exchange for new options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation.    You will not be subject to tax as a result of the cancellation of an existing Eligible Option in exchange for the right to receive a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option you, will be subject to tax on the gain at exercise, calculated as the difference between the fair market value of the shares on the date of exercise and the exercise price. Under the current tax practice, the gain at exercise will be treated as "employment income" and you will be taxed at your marginal tax rate on this gain. Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of United States companies may earn substantial income as a result of stock options and that they are auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your new option, you will be subject to tax on the gain at sale, calculated as the difference between the sale price and the fair market value on the date of exercise. The gain on sale will be subject to taxation at a flat rate of 10%.

        You should confirm the tax treatment of any gain realized upon sale of the shares with your personal tax advisor as the taxation of shares may change.

        Withholding and Reporting.    Your employer is generally not required to report income from the exercise of stock options, or withhold income tax or social security contributions on the gain you receive when you sell or exercise your shares. It is your responsibility to file a tax return and to report income and pay any taxes resulting from your participation in an option plan.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

G-1

SCHEDULE H

MATERIAL UNITED KINGDOM INCOME TAX CONSEQUENCES

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing Eligible Options in exchange for new options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        This summary assumes that you are domiciled and permanently "resident and ordinarily resident" in the United Kingdom (as such terms are defined under United Kingdom law) at the time of grant of your Eligible Options. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Cancellation.    You will not be subject to United Kingdom income tax or National Insurance Contribution ("NIC") as a result of the cancellation of an outstanding Eligible Option in this offer.

        Grant of New Option.    You will not be subject to United Kingdom income tax or NIC upon grant of the new option in exchange for your cancelled Eligible Option.

        Exercise of New Option.    You will be subject to United Kingdom income tax when you exercise your unapproved new option. Ordinarily, when an option is exercised, income tax is charged on the difference between the fair market value of the shares on the date of exercise and the exercise price paid for the new options, less any notional dealing costs (the "Spread"). However, as you will bear the employer's NIC (see below), income tax relief is also available for the amount of NIC paid on your employer's behalf. Income tax will then be charged on the Spread less the employer's NIC at your marginal rate of tax.

        Since the shares are readily convertible assets, your employer will be responsible for accounting for the income tax due at exercise under the Pay As You Earn (or PAYE) system.

        You are required to "make good" the income tax due to your employer within 30 days of the exercise of your new option. Failure to do so will result in the tax itself being regarded as a taxable benefit in your hands.

        Since the shares are readily convertible assets and the new options are being granted after 5 April 1999, you will be liable to pay employees' NIC on the Spread. For the tax year ending 5 April 2003, employees' NIC is due at a rate of 10% on annual earnings above the lower earnings level of GBP 4,628 up to the upper earnings level of GBP 30,420. With effect from 6 April 2003, an additional 1% will be payable on all earnings above the lower earnings level.

        In addition, there is an employers' NIC liability on the Spread (currently 11.8% and rising to 12.8% for the tax year commencing 6 April 2003). You will be asked to bear this cost on your employer's behalf.

        Sale of Shares.    When you sell your shares, you may be subject to United Kingdom capital gains tax, usually at 40%. Following a recent tax case (Mansworth v. Jelley), the amount subject to capital gains tax will currently be the net sale proceeds less the market value of the shares at exercise plus any amount on which income tax was payable on exercise of the option. An annual exemption (of GBP 7,700 for the tax year ending April 5, 2003) is available to offset against total gains and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is

H-1

dependant upon the number of years during which shares are held and whether the shares are regarded as business or non-business assets. For taper relief purposes, the shares will be considered to be business assets for as long as you remain a Wind River employee. Maximum taper relief is obtained when the shares have been held for two years or more at which point the tax rate is effectively reduced to 10%.

        You may also offset any capital loss that you realize in the same or any earlier tax year against such gains.

        If you have holdings of shares in the same company that were acquired at different times there are complicated "matching rules" to determine which of your shares are sold first. If this applies to you then it is strongly advised that you seek professional advice in calculating your gain at sale.

        Withholding and Reporting.    Your employer will be responsible for withholding income tax and employer's and employees' NIC and for paying the amount withheld to the United Kingdom Inland Revenue on your behalf. Your employer is also required to report annually the details of option grants and option exercises and the income from the exercise of stock options to the United Kingdom Inland Revenue.

        You must report details of any liabilities arising from the exercise of your new options and from the sale or disposal of shares together with details of any dividend income to the Inland Revenue on your personal United Kingdom Inland Revenue tax return. Failure to do so may result in interest and penalties.

        You will be responsible for paying any capital gains tax owed as a result of the sale of the shares.

        United Kingdom Inland Revenue Approved Plan.    Please note if your grant of new options is under a United Kingdom Inland Revenue Approved Plan, you may have different tax consequences, which could be more favorable. You should consult with a professional tax advisor for further details.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

H-2

QuickLinks

WIND RIVER SYSTEMS, INC. OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
TABLE OF CONTENTS
GLOSSARY OF TERMS
FREQUENTLY ASKED QUESTIONS
RISKS OF PARTICIPATING IN THE OFFER
THE OFFER TO EXCHANGE
SCHEDULE A INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF WIND RIVER SYSTEMS, INC.
SCHEDULE B FINANCIAL STATEMENTS OF WIND RIVER SYSTEMS, INC.
INDEX
REPORT OF INDEPENDENT ACCOUNTANTS
WIND RIVER SYSTEMS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
WIND RIVER SYSTEMS, INC. CONSOLIDATED BALANCE SHEETS
WIND RIVER SYSTEMS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
WIND RIVER SYSTEMS, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS'S EQUITY AND COMPREHENSIVE INCOME (LOSS)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SCHEDULE C MATERIAL AUSTRIAN INCOME TAX CONSEQUENCES
SCHEDULE D MATERIAL CANADIAN INCOME TAX CONSEQUENCES
SCHEDULE E
MATERIAL FRENCH INCOME TAX CONSEQUENCES
SCHEDULE F MATERIAL GERMAN INCOME TAX CONSEQUENCES
SCHEDULE G MATERIAL JAPANESE INCOME TAX CONSEQUENCES
SCHEDULE H MATERIAL UNITED KINGDOM INCOME TAX CONSEQUENCES